UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Mat erial Under Rule 240.14a-12
HCA Healthcare, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2023

Proxy Statement for Annual Meeting of Stockholders

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 19, 2023

Dear Stockholder:

On Wednesday, April 19, 2023, HCA Healthcare, Inc. will hold its annual meeting of stockholders in a virtual meeting format only, via live webcast. The meeting will begin at 2:00 p.m. (CDT), and is being held for the following purposes:

1.

To elect ten nominees for director of the Company, nominated by the Board of Directors, with each director to serve until the 2024 annual meeting of the stockholders of the Company or until such director’s respective successor is duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023;

3.	To approve the HCA Healthcare, Inc. 2023 Employee Stock Purchase Plan;

4.	To approve, in an advisory (non-binding) vote, the compensation of the Company’s named executive officers as described in the accompanying proxy statement (“say-on-pay”);

5.	To consider and vote upon a stockholder proposal regarding political spending disclosure;

6.	To consider and vote upon a stockholder proposal regarding an amendment to the Patient Safety and Quality of Care Committee charter; and

7.	To transact such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

Only stockholders that owned our common stock at the close of business on February 24, 2023 are entitled to notice of and may vote at this meeting.

References to “HCA,” “HCA Healthcare,” the “Company,” “we,” “us,” or “our” in this notice and the accompanying proxy statement refer to HCA Healthcare, Inc. and its applicable affiliates unless otherwise indicated.

WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING, TO ENSURE THE PRESENCE OF A QUORUM, PLEASE VOTE PRIOR TO THE VIRTUAL ANNUAL MEETING OVER THE INTERNET OR BY TELEPHONE AS INSTRUCTED IN THESE MATERIALS OR COMPLETE, DATE, AND SIGN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE VIRTUAL ANNUAL MEETING AND WISH TO VOTE YOUR SHARES DURING THE MEETING, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

By Order of the Board of Directors,

John M. Franck II Vice President — Legal and Corporate Secretary

Nashville, Tennessee

March 10, 2023

Proxy Statement for Annual Meeting of Stockholders

to be held on April 19, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON WEDNESDAY, APRIL 19, 2023

The Company’s Proxy Statement and 2022 Annual Report to Stockholders are available on our website at www.hcahealthcare.com. Additionally, and in accordance with Securities and Exchange Commission Rules, you may access our proxy materials, including the Company’s Proxy Statement, form of Proxy Card and 2022 Annual Report to Stockholders, at https://materials.proxyvote.com/40412C.

Certain statements contained in this proxy statement may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act. All statements other than statements of historical or current facts, including statements regarding our environmental and other sustainability plans and goals, made in this document are forward-looking. We use words such as “anticipates,” “believes,” “expects,” “future,” “intends,” and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual outcomes and results may differ materially from those expressed in, or implied by, forward looking statements. You should not place undue reliance on any forward-looking statement and should consider the uncertainties and risks discussed in our 2022 Annual Report on Form 10-K and subsequent Securities and Exchange Commission filings. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

QUESTIONS AND ANSWERS

1.	Q: WHEN WAS THIS PROXY STATEMENT FIRST MAILED OR MADE AVAILABLE TO STOCKHOLDERS?

A:    This proxy statement was first mailed or made available to stockholders on or about March 10, 2023. Our 2022 Annual Report to Stockholders is being mailed or made available with this proxy statement. The 2022 Annual Report to Stockholders is not part of the proxy solicitation materials.

2.	Q: WHY DID I RECEIVE A ONE-PAGE NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A FULL SET OF PROXY MATERIALS?

A:    Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), the Company has elected to provide access to our proxy materials and 2022 Annual Report to Stockholders over the Internet. Accordingly, we are sending to our stockholders of record and beneficial owners a notice of Internet availability of the proxy materials (“Internet Notice”) instead of sending a paper copy of the proxy materials and 2022 Annual Report to Stockholders. All stockholders receiving the Internet Notice will have the ability to access the proxy materials and 2022 Annual Report to Stockholders on a website referenced in the Internet Notice or to request a printed set of the proxy materials and 2022 Annual Report to Stockholders. Instructions on how to access the proxy materials and 2022 Annual Report to Stockholders over the Internet or to request a printed copy may be found in the Internet Notice and in this proxy statement. In addition, the Internet Notice contains instructions on how you may request to receive our proxy materials and 2022 Annual Report to Stockholders in printed form by mail or electronically on an ongoing basis.

3.	Q: WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

A:    At the annual meeting, stockholders will act upon the following matters outlined in the notice of meeting on the cover page of this proxy statement: the election of each of the directors nominated by the Board of Directors; the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023; the approval of the HCA Healthcare, Inc. 2023 Employee Stock Purchase Plan; an advisory resolution to approve our executive compensation as described in this proxy statement (“say-on-pay”); the consideration and vote upon a stockholder proposal regarding political spending disclosure, if properly presented;

and the consideration and vote upon a stockholder proposal regarding an amendment to the Patient Safety and Quality of Care Committee charter, if properly presented.

In addition, following the formal business of the meeting, our management team will be available to respond to questions from our stockholders. We will endeavor to answer as many questions submitted by stockholders as time permits. We reserve the right to edit inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or company business. If we receive substantially similar questions, we may group questions together and provide a single response to avoid repetition.

4.	Q: WHO MAY ATTEND THE VIRTUAL ANNUAL MEETING?

A:    Stockholders of record as of the close of business on February 24, 2023, or their duly appointed proxies, may attend the virtual annual meeting. The annual meeting will commence at 2:00 p.m. (CDT).

5.	Q: WHERE WILL THE ANNUAL MEETING BE HELD?

A:    The annual meeting will be held in a virtual meeting format only, via live webcast. You will not be able to physically attend the annual meeting in person. The virtual annual meeting will be held at www.virtualshareholdermeeting.com/HCA2023. To attend and be able to vote and ask questions during the annual meeting, you must enter the 16-digit control number found on your proxy card or notice you previously received. Online access to the webcast will open approximately 15 minutes prior to the start of the annual meeting to allow time for you to log in and test your system. If you experience technical difficulties during the check-in process or during the meeting, please call 1-844-986-0822 (toll free) or 303-562-9302 (international) for assistance.

In the event of technical difficulties with the annual meeting, we expect that an announcement will be made on www.virtualshareholdermeeting.com/HCA2023. If necessary, the announcement will provide updated information regarding the date, time and location of the annual meeting. Any updated information regarding the annual meeting will also be posted on the Investor Relations section of the Company’s website.

6.	Q: WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

A:    Only stockholders of record as of the close of business on February 24, 2023 are entitled to receive notice of and participate in the annual meeting. As of the record date, there were 277,254,591 shares of our common stock outstanding. Every stockholder is entitled to one vote for each share held as of the record date. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the annual meeting.

7.	Q: WHO IS SOLICITING MY VOTE?

A:    The Company’s Board of Directors is sending you this proxy statement in connection with the solicitation of proxies for use at the 2023 annual meeting. The Company pays the cost of soliciting proxies. Proxies may be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of our directors, officers, and employees, without additional compensation. In addition, we have retained Georgeson LLC to assist in the solicitation of proxies for a fee of approximately $18,000 plus associated costs and expenses. Forms of proxies and proxy materials may also be distributed through brokers, custodians, and other like parties to the beneficial owners of shares of our common stock, in which case we will reimburse these parties for their reasonable out-of-pocket expenses.

8.	Q: ON WHAT MAY I VOTE?

A:    You may vote on the election of directors nominated to serve on our Board of Directors; the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023; the approval of the HCA Healthcare, Inc. 2023 Employee Stock Purchase Plan; the advisory say-on-pay resolution to approve our executive compensation; the stockholder proposal regarding political spending disclosure, if properly presented; and the stockholder proposal regarding an amendment to the Patient Safety and Quality of Care Committee charter, if properly presented.

9.	Q: HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

A:    The Board unanimously recommends that you vote as follows:

•	FOR each of the director nominees;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023;

•	FOR approval of the HCA Healthcare, Inc. 2023 Employee Stock Purchase Plan;

•	FOR the advisory say-on-pay resolution to approve our executive compensation;

•	AGAINST the stockholder proposal regarding political spending disclosure; and

•	AGAINST the stockholder proposal regarding an amendment to the Patient Safety and Quality of Care Committee charter.

10.	Q: HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

A:    It is not expected that any matter not referred to herein will be presented for action at the annual meeting. If any other matters are properly brought before the annual meeting, including, without limitation, a motion to adjourn the annual meeting to another time and/or place for the purpose of, among other matters, permitting dissemination of information regarding material developments relating to any of the proposals or soliciting additional proxies in favor of the approval of any of the proposals, the persons named on the accompanying Proxy Card will vote the shares represented by such proxy upon such matters in their discretion. Should the annual meeting be reconvened, all proxies will be voted in the same manner as such proxies would have been voted when the annual meeting was originally convened, except for the proxies effectively revoked or withdrawn prior to the time proxies are voted at such reconvened meeting.

11.	Q: HOW DO I VOTE IF MY SHARES ARE REGISTERED DIRECTLY IN MY NAME?

A:    You may vote during the annual meeting by following the instructions available on the meeting website during the meeting or authorize the persons named as proxies on the Proxy Card to vote your shares by returning the Proxy Card by mail, over the Internet, or by telephone. Although we offer four different voting methods, we encourage you to vote prior to the annual meeting over the Internet as we believe it is the most cost-effective method for the Company. We also recommend that you vote as soon as possible, even if you are planning to attend the virtual annual meeting, so that the vote count will not be delayed. Voting prior to the annual meeting over the Internet or by telephone both provide convenient, cost-effective alternatives to returning your Proxy Card by mail. If you choose to vote your shares prior to the annual meeting over the Internet or by telephone, there is no need for you to mail back your Proxy Card.

To Vote Over the Internet Prior to the Annual Meeting:

Log on to the Internet and go to the website www.proxyvote.com (24 hours a day, 7 days a week). Have your Proxy Card available when you access the website. You will need the control number from your Proxy Card to vote.

To Vote By Telephone:

On a touch-tone telephone, call 1-800-690-6903 (24 hours a day, 7 days a week). Have your Proxy Card available when you make the call. You will need the control number from your Proxy Card to vote.

To Vote By Proxy Card:

Complete and sign the Proxy Card and return it to the address indicated on the Proxy Card. If you received an Internet Notice instead of a paper copy of the proxy materials and 2022 Annual Report to Stockholders, you should follow the voting instructions set forth in the Internet Notice.

Internet and telephone voting options are available until 11:59 p.m. (ET) on April 18, 2023 for shares held directly.

You have the right to revoke your proxy at any time before the meeting by: (i) notifying our Corporate Secretary in writing at One Park Plaza, Nashville, Tennessee 37203; (ii) voting during the virtual annual meeting by following the instructions available on the virtual meeting website; (iii) submitting a later-dated Proxy Card; (iv) submitting another vote by telephone or over the Internet; or (v) if applicable, submitting new voting instructions to your broker or nominee. If you have questions about how to vote or revoke your proxy, you should contact our Corporate Secretary at One Park Plaza, Nashville, Tennessee 37203. For shares held in street name, refer to Question 12.

12.	Q: HOW DO I VOTE MY SHARES IF THEY ARE HELD IN THE NAME OF MY BROKER (STREET NAME)?

A:    If your shares are held by your broker or other nominee, often referred to as held in street name, you will receive a form from your broker or nominee seeking instruction as to how your shares should be voted. You should contact your broker or other nominee with questions about how to provide or revoke your instructions.

13.	Q: WHAT IS THE VOTE REQUIRED TO ELECT DIRECTORS?

A:    Since Proposal 1 in this proxy statement is in respect of an uncontested director election, Proposal 1 requires the affirmative vote of a majority of the votes cast at the annual meeting to elect a nominee, which means that a nominee will be elected only if the number of shares voted “for” that nominee exceeds the number of shares voted “against” that nominee. Accordingly, each nominee receiving a greater number of shares voted “for” such nominee than “against” such nominee shall be elected as a director. If an incumbent director does not receive a greater number of shares voted “for” such director than “against” such director, then such director shall tender his or her resignation to the Board of Directors, which resignation shall be contingent upon acceptance thereof by the Board of Directors. If a nominee who is not an incumbent director does not receive a greater number of shares voted “for” such director than “against” such director, then such nominee will not be elected to the Board of Directors. In the event there is a contested director election, director nominees must receive affirmative votes from a plurality of the votes cast at the annual meeting to be elected. This means that the nominees receiving the greatest number of affirmative votes of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote will be elected as directors.

14.	Q: WHAT IS THE VOTE REQUIRED TO APPROVE THE OTHER PROPOSALS?

A:    Ratification of Ernst & Young LLP: The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023 must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote to be approved.

Employee Stock Purchase Plan: The approval of the HCA Healthcare, Inc. 2023 Employee Stock Purchase Plan must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote to be approved.

Advisory Say-On-Pay Resolution: The advisory say-on-pay resolution to approve our executive compensation must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote to be approved. Because your vote is advisory, it will not be binding on the Company, the Board of Directors or our Compensation Committee. Although non-binding, our Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Stockholder Proposal Regarding Political Spending Disclosure: The stockholder proposal regarding political spending disclosure, if properly presented at the annual meeting, must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote to be approved.

Stockholder Proposal Regarding an Amendment to the Patient Safety and Quality of Care Committee Charter: The stockholder proposal regarding an amendment to the Patient Safety and Quality of Care Committee charter, if properly presented at the annual meeting, must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote to be approved.

15.	Q: WHAT CONSTITUTES A “QUORUM”?

A:    The presence at the virtual annual meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the meeting. Failure of a quorum to be represented at the annual meeting will necessitate an adjournment or postponement and will subject the Company to additional expense. Abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum.

16.	Q: WHAT IF I ABSTAIN FROM VOTING?

A:    If you attend the virtual annual meeting or send in your signed Proxy Card or vote by telephone or over the Internet prior to the annual meeting, but abstain from voting on any proposal, you will still be counted for purposes of determining whether a quorum exists. If you abstain from voting on Proposal 1, your abstention will have no effect on the outcome. If you abstain from voting on Proposals 2, 3, 4, 5 or 6, your abstention will have the same legal effect as a vote against these proposals.

17.	Q: WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD OR VOTE BY TELEPHONE OR OVER THE INTERNET?

A:    If you are a registered stockholder and you do not sign and return your Proxy Card or vote by telephone or over the Internet prior to the annual meeting, your shares will not be voted at the annual meeting unless you vote during the annual meeting. Questions concerning stock certificates and registered stockholders may be directed to EQ Shareowner Services at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120-4100 or by telephone at 1-800-468-9716 (domestic) or 1-651-450-4064 (outside the U.S.). If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on non-routine matters. Under New York Stock Exchange (“NYSE”) rules, Proposal 2 relating to the ratification of the appointment of the independent registered public accounting firm is deemed to be a routine matter and brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares. Proposals 1, 3, 4, 5 and 6 are non-routine matters and, therefore, may only be voted in accordance with instructions received from the beneficial owner of the shares.

18.	Q: WHAT IS A “BROKER NON-VOTE”?

A:    Under NYSE rules, brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares on proposals that are deemed to be routine matters. If a proposal is a non-routine matter, a broker or nominee may not vote the shares on the proposal without receiving instructions from the beneficial owner of the shares. If a broker turns in a Proxy Card expressly stating that the broker is not voting on a non-routine matter, such action is referred to as a “broker non-vote.”

19.	Q: WHAT IS THE EFFECT OF A BROKER NON-VOTE?

A:    Broker non-votes will be counted for the purpose of determining the presence of a quorum but will not be counted for purposes of determining the outcome of the vote on any proposal, other than Proposal 2.

20.	Q: WHO WILL COUNT THE VOTES?

A:    Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of election to tabulate stockholder votes for the annual meeting.

21.	Q: CAN I PARTICIPATE IF I AM UNABLE TO ATTEND THE VIRTUAL ANNUAL MEETING?

A:    If you are unable to attend the virtual annual meeting, we encourage you to send in your Proxy Card or to vote by telephone or over the Internet prior to the annual meeting.

22.	Q: WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

A:    We intend to announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the annual meeting. All reports we file with the SEC are publicly available when filed. Please refer to Question 25 for additional information.

23.	Q: WHEN ARE STOCKHOLDER PROPOSALS DUE IN ORDER TO BE INCLUDED IN OUR PROXY MATERIALS FOR THE NEXT ANNUAL MEETING?

A:    Any stockholder proposal must be submitted in writing to our Corporate Secretary at HCA Healthcare, Inc., One Park Plaza, Nashville, Tennessee 37203, prior to the close of business on November 11, 2023, to be considered timely for inclusion in next year’s proxy statement and form of proxy. Such proposal must also comply with SEC regulations, including Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

We have also adopted a proxy access right that permits a stockholder, or a group of up to 20 stockholders, owning continuously for at least three years shares of our stock representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our bylaws. Under our bylaws, to be considered timely, compliant notice of proxy access director nominations for next year’s proxy statement and form of proxy must be submitted to the Corporate Secretary at the address specified above no earlier than October 12, 2023 and no later than November 11, 2023; provided, however, that if (A) the annual meeting is not within 30 days before or after the anniversary date of this year’s meeting, or (B) no annual meeting is held this year, to be timely the stockholder notice must be received no later than 90 days prior to such annual meeting or, if later, the tenth day after the day on which notice of the date of the meeting was mailed or public disclosure of the date of such meeting is first made, whichever occurs first. The foregoing is a summary of the requirements for stockholders to nominate persons for election to our Board of Directors, which requirements are set out fully in our bylaws, and the foregoing description is qualified by reference to the full text of our bylaws. You should consult our bylaws for more detailed information regarding the processes by which stockholders may nominate directors, including the specific requirements regarding the content of the written notices and other related requirements. Our bylaws are posted on the Corporate Governance portion of our website located at www.hcahealthcare.com.

24.	Q: WHEN ARE OTHER STOCKHOLDER PROPOSALS DUE?

A:    Our bylaws contain an advance notice provision that requires stockholders to deliver to us notice of a proposal to be considered at an annual meeting not less than 90 nor more than 120 days before the date of the first anniversary of the prior year’s annual meeting. Such proposals are also subject to informational and other requirements set forth in our bylaws, a copy of which is available under the Corporate Governance portion of our website, www.hcahealthcare.com.

In addition to satisfying the advance notice requirements in our bylaws, to comply with the universal proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than January 20, 2024.

25.	Q: HOW CAN I OBTAIN ADDITIONAL INFORMATION ABOUT THE COMPANY?

A:    We will provide copies of this proxy statement and our 2022 Annual Report to Stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2022, without charge to any stockholder who makes a written request to our Investor Relations Department at HCA Healthcare, Inc., One Park Plaza, Nashville, Tennessee 37203. Our Annual Report on Form 10-K and other SEC filings may also be accessed at www.sec.gov or on the Investor Relations section of the Company’s website at www.hcahealthcare.com. Our website address is provided as an inactive textual reference only.

The information provided on or accessible through our website is not part of this proxy statement and is not incorporated herein by this or any other reference to our website provided in this proxy statement.

26.	Q: HOW MANY COPIES SHOULD I RECEIVE IF I SHARE AN ADDRESS WITH ANOTHER STOCKHOLDER?

A:    The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Internet Notice or proxy statement addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers may be householding our Internet Notice or proxy materials by delivering a single Internet Notice or proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, or us, that they, or we, will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate Internet Notice or proxy statement and annual report, or if you are receiving multiple copies of the Internet Notice or proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you are a stockholder of record. You can notify us by sending a written request to our Corporate Secretary at HCA Healthcare, Inc., One Park Plaza, Nashville, Tennessee 37203, or by calling our Corporate Secretary at (615) 344-9551. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

COMPANY SUMMARY

HCA Healthcare, Inc. is one of the leading health care services companies in the United States. As of January 1, 2023, we operated 180 hospitals, comprised of 173 general, acute care hospitals; five psychiatric hospitals; and two rehabilitation hospitals. We also operate numerous outpatient health care facilities, which include freestanding surgery centers, freestanding emergency care facilities, urgent care facilities, walk-in clinics, diagnostic and imaging centers, radiation and oncology therapy centers, comprehensive rehabilitation and physical therapy centers, physician practices, home health, hospice, outpatient physical therapy home and community-based services providers, and various other facilities. Our facilities are located in 20 states and England.

HCA Healthcare Hospitals

Our other sites of care

Our common stock is traded on the NYSE (symbol “HCA”). Through our predecessors, we commenced operations in 1968. HCA Healthcare, Inc. was incorporated in Delaware in October 2010. Our principal executive offices are located at One Park Plaza, Nashville, Tennessee 37203, and our telephone number is (615) 344-9551.

CORPORATE GOVERNANCE

We are committed to employing robust corporate governance practices, which we have enhanced over time, and believe that our existing corporate governance practices empower stockholders and promote accountability.

Key Practices and Policies

Board of Directors

•	Majority of directors are independent

•	All members of the Audit and Compliance Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent

•	Annual election of all directors

•	Our current Board structure separates the positions of Chair of the Board and CEO

•	Share ownership guidelines of five times the value of the annual cash retainer within five years for each non-management director

•	Our directors may serve on no more than four other public company boards

Stockholder Rights

•	Proxy Access right for stockholders of at least 3% of stock for three years

•	Stockholders’ right to call a special meeting

•	No supermajority provisions in our certificate of incorporation or bylaws

•	No dual-class shareholdings (one share, one vote)

•	No stockholder rights plan or poison pill

Governance

•	Board oversight of enterprise-wide risk management processes

•	Board oversight of enterprise-wide commitment to environmental, social and governance issues

•	Nominating and Corporate Governance Committee: corporate governance, social responsibility and community interests, including political activities and lobbying

•	Audit and Compliance Committee: environmental and sustainability issues

•

Compensation Committee: human capital management strategies and policies, including with respect to workplace culture, employee relations, diversity and inclusion initiatives, pay equity and workplace safety

•	Patient Safety and Quality of Care Committee: patient safety, quality of care and equity of patient care

•	Publicly disclose political contributions and public advocacy efforts and the contributions of our federal and state political action committees

•	Board supports and participates in our stockholder outreach activities and has responded to stockholder input

Director Independence.  Our Board of Directors currently consists of eleven directors. NYSE listing standards require that a majority of our directors be independent in accordance with the independence requirements set forth in such listing standards. In addition, our Audit and Compliance Committee, Compensation Committee and Nominating and Corporate Governance Committee must be composed solely of independent directors to comply with such listing standards and, in the case of our Audit and Compliance Committee, with SEC rules.

Our Board of Directors affirmatively determines the independence of each director and director nominee in accordance with guidelines it has adopted, which include all elements of independence set forth in the NYSE listing standards as well as certain Board-adopted categorical independence standards. These guidelines are contained in our Corporate Governance Guidelines which are posted on the Corporate Governance portion of our website located at www.hcahealthcare.com. The Board first analyzes whether any director has a relationship covered by the NYSE listing standards that would prohibit an independence finding for Board or committee purposes. Management then provides the Board with relevant known facts and circumstances, and their analysis thereof, of any relationship of a director to HCA or to our management that does not fall within the parameters set forth in the Board’s separately adopted categorical independence standards to determine whether or not that relationship is material. The Board may determine that a director who has a relationship that falls outside of the parameters of the categorical independence standards is nonetheless independent (to the extent that the relationship would not constitute a bar to independence under the NYSE listing standards).

Our Board of Directors has affirmatively determined that Meg G. Crofton, Robert J. Dennis, Nancy-Ann DeParle, Charles O. Holliday, Jr., Hugh F. Johnston, Michael W. Michelson, Wayne J. Riley, M.D. and Andrea B. Smith are independent from our management under both the NYSE’s listing standards and our additional standards. The Board has also affirmatively determined that Messrs. Johnston and Michelson, Dr. Riley and Ms. Smith, the members of our Audit and Compliance Committee, meet the independence requirements of Rule 10A-3 of the Exchange Act. Any relationships between an independent director and HCA or our management fell within the Board-adopted categorical standards and, accordingly, were not specifically reviewed by our Board.

On November 17, 2006, a predecessor entity, HCA Inc., was acquired by a private investor group, including affiliates of or funds sponsored by Bain Capital Partners, LLC, Kohlberg Kravis Roberts & Co., BAML Capital Partners (formerly Merrill Lynch Global Private Equity) (each, a “Sponsor”) and affiliates of HCA founder Dr. Thomas F. Frist, Jr. (the “Frist Entities,” and together with the Sponsors, the “Investors”) and by members of management and certain other investors (the “Merger”). In connection with the Merger, we entered into a stockholders’ agreement (the “Stockholders’ Agreement”) with Hercules Holding II (f/k/a Hercules Holding II, LLC) (“Hercules Holding”) and the Investors which, among other things, currently provides for certain rights of the Frist Entities to nominate two members of our Board of Directors. See “Directors” and “Certain Relationships and Related Person Transactions.”

Executive Sessions.  Our Corporate Governance Guidelines provide that non-management directors shall meet at regularly scheduled executive sessions, which will typically occur at regularly scheduled Board meetings, without any member of management present and must so meet at least annually. In addition, at least annually the independent directors shall meet in separate executive session. Mr. Thomas F. Frist III, the Chairman of our Board of Directors, presides over meetings of the non-management directors, and Mr. Holliday serves as the independent presiding director. Effective at the annual meeting, Mr. Holliday will be retiring from the Board of Directors, and Mr. Michelson will replace Mr. Holliday as the independent presiding director. Our Corporate Governance Guidelines also provide that the independent and/or non-management directors shall be entitled, acting as a group by vote of a majority of such independent and/or non-management directors, to retain legal counsel, accountants, health care consultants, or other experts, at the Company’s expense, to advise the independent and/or non-management directors concerning issues arising in the exercise of their functions and powers.

Criteria for Director Nomination.  Our Nominating and Corporate Governance Committee recommends to the Board persons to be nominated to serve as directors of the Company. When determining whether to nominate a current director to stand for reelection as a director, the Nominating and Corporate Governance Committee reviews and considers the performance of such director during the prior year using performance criteria established by the Board. The Nominating and Corporate Governance Committee also considers the requirements of any stockholders’ agreement in existence which governs the composition requirements of the Company’s Board of Directors. In recruiting and evaluating new director candidates, the Nominating and Corporate Governance Committee assesses a candidate’s independence, as well as the candidate’s background and experience, current board skill needs and diversity. The Company values diversity and endeavors to have a Board representing diverse experience at policy-making levels in business, education or areas that are relevant to the Company’s business. The Company’s Corporate Governance Guidelines provide that the initial pool of candidates from which the Nominating and Corporate Governance Committee recommends nominees should include qualified female and racially/ethnically diverse candidates, and any third-party search firm that the Nominating and Corporate Governance Committee engages to identify such candidates shall be requested to include qualified female and racially/ethnically diverse candidates in such initial pool. The Nominating and Corporate Governance Committee considers any candidates proposed by any senior executive officer, director or stockholder, consistent with applicable law, the Company’s certificate of incorporation and bylaws, the criteria set forth in our Corporate Governance Guidelines and the requirements of any stockholders’ agreement in existence.

Individual directors and any person nominated to serve as a director should demonstrate high ethical standards and integrity in their personal and professional dealings, be willing to act on and remain accountable for their boardroom decisions, and be in a position to devote an adequate amount of time to the effective performance of their director duties.

In addition, each director should contribute knowledge, experience, or skill in at least one area that is important to the Company. To provide such a contribution to the Company, a director must possess experience in one or more of the following:

•	Business or management for complex and large consolidated companies or other complex and large institutions;
•	Accounting or finance for complex and large consolidated companies or other complex and large institutions;
•	Leadership, strategic planning, or crisis response for complex and large consolidated companies or other complex and large institutions;
•	The health care industry; and
•	Other significant and relevant areas deemed by the Nominating and Corporate Governance Committee to be valuable to the Company.

Each director must also take reasonable steps to keep informed on the complex, rapidly evolving health care environment. The Board encourages formal continuing education, and the Company will reimburse directors for reasonable expenses incurred in connection with participation in accredited director education programs. Prior to nominating a person to serve as a director, the Nominating and Corporate Governance Committee evaluates the candidate based on the criteria described above. In addition, prior to accepting re-nomination, each director should evaluate himself or herself as to whether he or she satisfies the criteria described above.

Our 10 Board nominees represent a robust combination of experience, perspective and expertise to enable the Board to provide effective oversight and guidance to the Company

• Healthcare and Pharmaceutical

• Corporate Finance and Accounting

• Chief Executive Officer Experience

• Human Capital Management

• Investor Experience

• Consumer and Hospitality

• Payer and Reimbursement

• Patient Care Experience • Operational Experience • Legal and Regulatory • Public Company Board Experience • Government Experience • Academia • International Experience

Board Diversity.  We value diversity and endeavor to have a Board representing diverse experience at policy-making levels in business, education or other areas that are relevant to the Company’s business. Our Corporate Governance Guidelines provide that the initial pool of candidates from which the Nominating and Corporate Governance Committee recommends nominees should include qualified female and racially/ethnically diverse candidates, and any third-party search firm that the Nominating and Corporate Governance Committee engages to identify such candidates shall be requested to include qualified female and racially/ethnically diverse candidates in such initial pool. Four out of 10 (40%) of our Board nominees are diverse based on gender or race/ethnicity.

Racial/Ethnic Diversity	Gender Diversity

Board Tenure.  Our Company seeks to have a well-balanced mix of tenure on our Board. Our longest tenured directors are members of the Company’s founding family, representing the third generation of Frist family members to have served on our Board and highlighting the family’s commitment to the long-term success of our Company. The average tenure of our director nominees is approximately 7.6 years, bringing a valuable mix of Company knowledge, fresh perspectives and industry insights to the Board.

We do not have term limits for our directors. All directors are elected for one-year terms without staggered terms, and each year, all directors must be nominated and stand for election for another year. However, our Corporate Governance Guidelines provide that no person shall be nominated to the Board who has attained the age of 75 or more on or before the first day of the proposed term of office. Under certain special circumstances, the Board may make an exception to this retirement policy.

Stockholder Nominees.  Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual or special meeting of stockholders must provide a timely notice of their proposal in writing and otherwise in proper form to the Corporate Secretary of the Company. Generally, to be timely, a stockholder’s notice must be delivered to, mailed to or received at our principal executive offices, addressed to the Corporate Secretary of the Company, and within the following time periods:

•

in the case of an annual meeting, no earlier than 120 days and no later than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that if (A) the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, or (B) no annual meeting was held during the preceding year, to be timely the stockholder notice must be received no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or the tenth day after the day on which public disclosure of the date of such meeting is first made; and

•

in the case of a nomination of a person or persons for election to the Board of Directors at a special meeting of the stockholders called for the purpose of electing directors, no earlier than 120 days before such special meeting and no later than the later of 90 days before such annual or special meeting or the tenth day after the day on which public disclosure of the date of such meeting is first made.

In no event shall an adjournment, postponement or deferral, or public disclosure of an adjournment, postponement or deferral, of a meeting of the stockholders commence a new time period (or extend any time period) for the giving of the stockholder notice. Our bylaws require that stockholders comply with the procedural and disclosure requirements set forth therein in connection with nominating candidates for election as directors and soliciting proxies or votes in support therefor.

The Company has also adopted a proxy access right that permits a stockholder, or a group of up to 20 stockholders, owning continuously for at least three years shares of our stock representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our bylaws. The number of potential proxy access nominees nominated by all eligible stockholders shall not exceed the greater of (A) two or (B) 20% of the directors then in office. Under our bylaws, to be considered timely, compliant notice of proxy access director nominations for next year’s proxy statement and form of proxy must be submitted to the Corporate Secretary at the address specified above no earlier than 150 days and no later than 120 days prior to the first anniversary of the date the Company mailed its proxy statement for the preceding year’s annual meeting; provided, however, that if (A) the annual meeting is not within 30 days before or after the anniversary date of the preceding year’s annual meeting, or (B) no annual meeting was held during the preceding year, to be timely the stockholder notice must be received no later than 90 days prior to such annual meeting or, if later, the tenth day after the day on which notice of the date of the meeting was mailed or public disclosure of the date of such meeting is first made, whichever occurs first.

The foregoing is a summary of the requirements for stockholders to nominate persons for election to our Board of Directors, which requirements are set out fully in our bylaws, and the foregoing description is qualified by reference to the full text of our bylaws. You should consult our bylaws for more detailed information regarding the processes by which stockholders may nominate directors, including the specific requirements regarding the content of the written notices and other related requirements. Our bylaws are posted on the Corporate Governance portion of our website located at www.hcahealthcare.com.

Board Leadership Structure.  The Board of Directors regularly considers the appropriate leadership structure for the Company and has concluded that the Company and its stockholders are best served by the Board of Directors retaining discretion to determine whether the same individual should serve as both Chief Executive Officer and Chairman of the Board of Directors, or whether the roles should be separated. The Board of Directors believes that it is important to retain the flexibility to make this determination at any given point in time based on what it believes will provide the best leadership structure for the Company. Accordingly, at different points in the Company’s history, the Chief Executive Officer and Chairman of the Board of Directors roles have been held by the same person. At other times, the roles have been held by different individuals. In each instance, the decision on whether to combine or separate the roles was made in the best interests of the Company’s stockholders, based on the circumstances at the time.

The Board of Directors has appointed Thomas F. Frist III to serve as Chairman and Mr. Holliday to serve as the independent presiding director of the Board of Directors. Effective at the annual meeting, Mr. Holliday will be retiring from the Board of Directors, and Mr. Michelson will replace Mr. Holliday as the independent presiding director. Mr. Frist III is the son of HCA founder Dr. Thomas F. Frist, Jr. Mr. Frist III has been a member of the Board of Directors since 2006; he, along with certain other members of his family, collectively own approximately 25% of our common stock.

As Chairman, Mr. Frist III leads the activities of the Board of Directors, including calling meetings of the Board and non-management directors, as necessary, setting the agenda for Board meetings in consultation with the CEO, chairing executive sessions of the non-management directors, engaging with stockholders as appropriate, and acting as an advisor to Mr. Hazen on strategic aspects of the CEO role, with regular consultations on major developments and decisions. The Board believes that this leadership structure is appropriate given Mr. Frist III’s experience, historical association with HCA and his significant ownership stake. The Board believes that this leadership structure improves the Board’s ability to focus on key policy and operational issues, including with respect to risk oversight, and helps the Company operate in the long-term interests of stockholders.

Consistent with our commitment to good governance, and as further described above, non-management directors meet at regularly scheduled executive sessions, which typically occur at regularly scheduled Board meetings, without any member of management present. In addition, at least annually the independent directors meet in separate executive session. Our Board believes its current leadership structure effectively allocates authority, responsibility, and oversight between management and the non-management and independent members of our Board. It gives primary responsibility for the operational leadership and strategic direction of the Company to our CEO, while the Chairman, coupled with strong independent director leadership in the form of an independent presiding director, facilitates our Board’s independent oversight of management, promotes communication between management and our Board, engages with stockholders and leads our Board’s consideration of key governance matters. We plan to continue to examine our corporate governance policies and leadership structure on an ongoing basis to ensure that they continue to meet the Company’s needs.

Board’s Role in Risk Oversight.  Risk is inherent with every business. Management is responsible for the day-to-day management of risks the Company faces, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental aspect of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for a company. The involvement of the full Board of

Directors in setting our business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

We conduct an annual enterprise risk management assessment, which is facilitated by our enterprise risk management team in collaboration with our internal auditors. The senior internal audit executive officer reports to the Chief Executive Officer and to the Audit and Compliance Committee in this capacity. In this process, we assess risk throughout the Company (including cyber security risk) by conducting surveys and interviews of our employees and directors, soliciting information regarding business risks that could significantly adversely affect the Company, including the achievement of its strategic plan. We then identify any controls or initiatives in place to mitigate any material risk and the effectiveness of any such controls or initiatives. The enterprise risk management team annually prepares a report for senior management and, ultimately, the Board of Directors regarding the key identified risks and how we manage these risks both on an annual and ongoing basis. Members of senior management attend the quarterly Board meetings, as appropriate, and are available to address any questions or concerns raised by the Board regarding risk management and any other matters. Additionally, each quarter, the Board of Directors receives presentations from senior management on strategic matters involving our operations.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board assist the Board in fulfilling its oversight responsibilities in certain areas of risk.

Key Areas in which Committees Assist in Risk Oversight Responsibilities
Audit and Compliance Committee

• Financial and enterprise risk exposures, including internal controls and cyber security risk

• Our policies with respect to risk assessment and risk

• Compliance with applicable laws and regulations

• Environmental and sustainability issues

• The Company Code of Conduct and related Company policies and procedures, including the Corporate Ethics and Compliance Program

Compensation Committee	• Management of risks arising from our human capital and compensation policies and programs
Finance and Investments Committee	• The Company’s financial structure, investment policies and objectives and other matters of a financial and investment nature
Nominating and Corporate Governance Committee	• The Company’s corporate governance, social responsibility, community interests and political activities
Patient Safety and Quality of Care Committee	• Our policies and procedures relating to patient safety, equity of care and the delivery of quality medical care to our patients

Board Meetings and Director Attendance.  During 2022, our Board of Directors held seven meetings. All director nominees attended at least 75% of the Board meetings and meetings of the committees of the Board on which the director served, held during the period for which he or she served as a director. Our policy is to strongly encourage directors to attend the Company’s annual stockholder meetings. Our 2022 annual meeting of stockholders was attended by all directors in service at such time.

Board and Committee Evaluations.  Our Nominating and Corporate Governance Committee, acting on behalf of the Board, conducts an annual evaluation of the Board’s performance. This evaluation considers the Board’s contribution as a whole and specifically reviews areas in which the Board and/or senior management believes additional contributions could be made. The purpose of the evaluation is to increase the effectiveness of the Board. In addition, each Board committee, under the oversight of the Nominating and Corporate Governance Committee, conducts an annual evaluation of that committee. These evaluations include a review of the committee’s compliance with its charter and its overall contribution. The results of the annual evaluations are discussed by each committee and the Board as a whole, and the independent presiding director and chair of the Nominating and Corporate Governance Committee discuss the results individually with each director.

Board Committees.  Our Board of Directors currently has five standing committees: the Audit and Compliance Committee, the Compensation Committee, the Finance and Investments Committee, the Nominating and Corporate Governance Committee and the Patient Safety and Quality of Care Committee. The Board of Directors receives recommendations from the Nominating and Corporate Governance Committee regarding committee composition and determines the members of each committee. The Board of Directors has determined that all members of the Audit and Compliance Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent as defined in the NYSE listing standards and in our Corporate Governance Guidelines. The Board of Directors has adopted a written charter for each of these committees. All committee charters are available on the Corporate Governance portion of our website located at www.hcahealthcare.com.

The chart below reflects the current composition of the standing committees.

Name of Director	Audit and Compliance	Compensation	Finance and Investments	Nominating and Corporate Governance	Patient Safety and Quality of Care

Thomas F. Frist III

Samuel N. Hazen*

Meg G. Crofton		X			X

Robert J. Dennis		Chair	X	X

Nancy-Ann DeParle				Chair	X

William R. Frist					X

Charles O. Holliday, Jr.		X	X

Hugh F. Johnston	Chair		X

Michael W. Michelson	X	X	Chair

Wayne J. Riley, M.D.	X			X	Chair

Andrea B. Smith	X				X

*	Indicates management director.

Audit and Compliance Committee.  Our Audit and Compliance Committee is composed of Hugh F. Johnston (Chair), Michael W. Michelson, Wayne J. Riley, M.D. and Andrea B. Smith. Our Board of Directors has affirmatively determined that each member of the Audit and Compliance Committee meets the definition of “independent director” for purposes of the NYSE rules and the independence requirements of Rule 10A-3 of the Exchange Act. Our Board of Directors has

determined that each of Hugh F. Johnston, Michael W. Michelson, Wayne J. Riley, M.D. and Andrea B. Smith is an “audit committee financial expert.” The Audit and Compliance Committee is responsible for, among other things:

•	Selecting the independent registered public accounting firm;
•	Pre-approving all audit engagement fees and terms, as well as audit and permitted non-audit services to be provided by the independent registered public accounting firm;
•

At least annually, obtaining and reviewing a report of the independent registered public accounting firm describing the firm’s internal quality-control procedures and any material issues raised by its most recent review of internal quality controls;

•	Evaluating the qualifications, performance and independence of the independent registered public accounting firm;
•

Reviewing with the independent registered public accounting firm any difficulties the independent registered public accounting firm encountered during the course of the audit work, including any restrictions in the scope of activities or access to requested information or any significant disagreements with management and management’s responses to such matters;

•	Setting policies regarding the hiring of current and former employees of the independent registered public accounting firm;
•	Reviewing and discussing the annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm;
•	Discussing earnings press releases and the financial information and earnings guidance provided to analysts and rating agencies;
•

Reviewing the Company’s information security programs, including cyber security and procedures regarding disaster recovery and critical business continuity and reviewing the Company’s programs and plans that management has established to monitor compliance with information security compliance programs and test preparedness;

•	Discussing policies governing the process by which risk assessment and risk management is to be undertaken;
•	Reviewing reports made by the CEO and CFO regarding any significant deficiencies or material weaknesses in our internal control over financial reporting;
•

Reviewing with the independent registered public accounting firm the internal audit responsibilities, budget and staffing, as well as procedures for implementing recommendations made by the independent registered public accounting firm and any significant matters contained in reports from the internal audit department;

•

Establishing procedures for receipt, retention and treatment of complaints we receive regarding accounting, auditing or internal controls and the confidential, anonymous submission of employee concerns regarding questionable accounting and auditing matters;

•	Conducting a reasonable prior review and oversight of certain related party transactions;
•	Discussing with our general counsel any legal or regulatory matters that could reasonably be expected to have a material impact on our business or financial statements;
•

Providing information to our Board that may assist the Board in fulfilling its responsibility to oversee the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s performance, qualifications, and independence and the performance of the Company’s internal audit function;

•	Preparing the report required by the SEC to be included in our Annual Report on Form 10-K and our proxy or information statement;
•	Overseeing the activities of the Company’s Disclosure Committee; and
•	Reviewing and overseeing the Company’s policies and practices regarding environmental and sustainability issues.

As noted above, the Audit and Compliance Committee is responsible for reviewing the Company’s information security programs, including cyber security. The Company annually engages third parties (as well as our own internal audit department) to audit the Company’s information security programs, whose findings are reported to the Audit and Compliance Committee. We also actively engage with key vendors, industry participants, the U.S. Department of Homeland Security and intelligence and law enforcement communities as part of our efforts, which are reported to the Audit and Compliance Committee. Our Chief Security Officer, who manages our information security training and awareness program, also updates the Audit and Compliance Committee on a quarterly basis regarding information security matters. Our Board also receives periodic updates relating to information security and cyber security risks.

The Audit and Compliance Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2022, the Audit and Compliance Committee met 11 times.

Compensation Committee.  Our Compensation Committee is composed of Meg G. Crofton, Robert J. Dennis (Chair), Charles O. Holliday, Jr. and Michael W. Michelson. Effective at the annual meeting, Mr. Holliday will be retiring from the Board of Directors and the Compensation Committee. Our Board of Directors has affirmatively determined that each member of the Compensation Committee meets the definition of “independent director” for purposes of the NYSE rules and the definition of “non-employee director” for purposes of Section 16 of the Exchange Act. The Compensation Committee is generally charged with the oversight of our executive compensation and rewards programs and human capital management strategies and policies. Responsibilities of the Compensation Committee include the review and/or approval of the following items:

•	Executive compensation strategy and philosophy;
•	Evaluation process and compensation arrangements for executive management, including the CEO;
•	Design and administration of the annual Senior Officer Performance Excellence Program;
•	Design and administration of our equity incentive plans;
•	Executive benefits and perquisites (including the HCA Restoration Plan and the Supplemental Executive Retirement Plan);
•	Management succession planning;
•	Any other executive compensation or benefits related items deemed appropriate by the Compensation Committee;
•	Director compensation arrangements; and
•

Human capital management strategies and policies with respect to attracting, developing, retaining and motivating leadership and colleagues, workplace culture, employee relations, diversity and inclusion initiatives, pay equity, and workplace safety.

In addition, the Compensation Committee considers the proper alignment of executive pay policies with Company values and strategy by overseeing employee compensation policies, corporate performance measurement and assessment, and Chief Executive Officer performance assessment.

The Compensation Committee may retain the services of independent outside consultants, as it deems appropriate in its sole discretion, to assist in the strategic review of programs and arrangements relating to executive compensation and performance. In 2022, the Compensation Committee retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) to assist in conducting an assessment of competitive executive and director compensation. Semler Brossy is retained by, and reports directly to, the Compensation Committee. As required under the NYSE listing rules, the Compensation Committee has considered and assessed all factors relevant to Semler Brossy’s independence from management, including but not limited to those set forth in Section 303A.05(c)(iv) of the NYSE Listed Company

Manual, as applicable. Based on this review, the Compensation Committee is not aware of any conflict of interest that has been raised by work performed by Semler Brossy. A consultant from Semler Brossy attends most of the Compensation Committee meetings and supports the Compensation Committee’s role by providing independent expertise and advice. Semler Brossy’s main responsibilities are to:

•	Review and advise on the Company’s executive compensation programs, including base salaries, short-term and long-term incentives, and other benefits, if any;
•	Review and analyze executive officer compensation data, compensation survey data, and other publicly available data;
•	Review and analyze management prepared market pricing analysis (i.e., review compensation surveys used, job matches, survey weightings, and year-over-year change in analysis results);
•	Prepare director pay assessment; and
•	Advise on current trends in compensation, including design and pay levels.

The Compensation Committee may consider recommendations from our Chief Executive Officer and compensation consultants, among other factors, in making its compensation determinations. The Compensation Committee has the authority to delegate any of its responsibilities to one or more subcommittees as the committee may deem appropriate. For a discussion of the processes and procedures for determining executive and director compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see “Executive Compensation — Compensation Discussion and Analysis.” The Compensation Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2022, the Compensation Committee met seven times.

Finance and Investments Committee.  Our Finance and Investments Committee is composed of Robert J. Dennis, Charles O. Holliday, Jr., Hugh F. Johnston and Michael W. Michelson (Chair). Effective at the annual meeting, Mr. Holliday will be retiring from the Board of Directors and the Finance and Investments Committee. This committee is responsible for reviewing and considering matters relating to the Company’s financial and investment structure, strategies and policies. The Finance and Investments Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2022, the Finance and Investments Committee met five times.

Nominating and Corporate Governance Committee.  Our Nominating and Corporate Governance Committee is composed of Robert J. Dennis, Nancy-Ann DeParle (Chair) and Wayne J. Riley, M.D. Our Board of Directors has affirmatively determined that each member of the Nominating and Corporate Governance Committee meets the definition of “independent director” for purposes of the NYSE rules. The Nominating and Corporate Governance Committee is responsible, subject to the requirements of the Stockholders’ Agreement, as applicable, for, among other things: (1) identifying, recruiting and recommending to the Board of Directors individuals qualified to become members of our Board of Directors; (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection; (3) reviewing and recommending corporate governance policies, principles and procedures applicable to the Company; (4) overseeing the Company’s policies and practices regarding corporate governance, social responsibility and community interests; (5) reviewing and considering the Company’s policies and practices regarding political activities, including political contributions and lobbying and (6) handling such other matters that are specifically delegated to the Nominating and Corporate Governance Committee by the Board of Directors from time to time. The Nominating and Corporate Governance Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2022, the Nominating and Corporate Governance Committee met seven times.

Patient Safety and Quality of Care Committee.  Our Patient Safety and Quality of Care Committee is composed of Meg G. Crofton, Nancy-Ann DeParle, William R. Frist, Wayne J. Riley, M.D. (Chair) and Andrea B. Smith. This committee reviews our policies and procedures relating to the delivery of quality medical care to patients as well as matters concerning or relating to the efforts to advance the quality of health care provided and patient safety and policies and practices for promoting the Company’s commitment to equity of patient care. This committee also reviews, as appropriate, information related to the Company’s quality, clinical risk, patient safety and performance improvement. The Patient Safety and Quality of Care Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2022, the Patient Safety and Quality of Care Committee met four times.

Stockholder Engagement.  The Company engages with stockholders throughout the year primarily through regular investor relations meetings and stockholder outreach sessions. The Company views its interactions with stockholders as a two-way dialogue and seeks to provide information and perspective concerning various subjects, such as the Company’s performance, strategy, corporate responsibility, corporate governance, environmental strategy, diversity, quality and equity of care and executive compensation-related matters. The Company also solicits and receives feedback on a regular basis with respect to a broad range of topics of interest to our stockholders.

Additional stockholder and investor outreach typically includes investor road shows, analyst meetings, and investor conferences. We also hold conference calls for our quarterly earnings releases which are available in real time and as archived webcasts on our website.

Consistent with prior years, in the first quarter of 2023, the Company extended invitations to meet with our 15 largest stockholders (excluding Hercules Holding II), collectively holding approximately 38 percent of our common stock.

Policy Regarding Communications with the Board of Directors.  Stockholders and other interested parties may contact the Board of Directors, a particular director, or the non-management directors or independent directors as a group by sending a letter (signed or anonymous) to: c/o Board of Directors, HCA Healthcare, Inc., One Park Plaza, Nashville, TN 37203, Attention: Corporate Secretary.

We will forward all such communications to the applicable Board member(s) at least quarterly, except for advertisements or solicitations which will be discarded. Our legal department will review the communications received. Concerns will be addressed through our regular procedures for addressing such matters. Depending on the nature of the concern, management also may refer it to our internal audit, legal, finance, financial reporting or other appropriate department. If the volume of communication becomes such that the Board adopts a process for determining which communications will be relayed to Board members, that process will appear on the Corporate Governance page of our website at www.hcahealthcare.com.

Complaints or concerns about our accounting, internal accounting controls, auditing or other matters may be reported anonymously or otherwise to our legal department or to the Audit and Compliance Committee in any of the following ways:

•	Call the HCA Ethics Line at 1-800-455-1996
•	Write to the Audit and Compliance Committee at: Audit and Compliance Committee Chair, HCA Healthcare, Inc., c/o General Counsel, One Park Plaza, Nashville, TN 37203

All accounting, internal accounting controls, or auditing matters will be reported to the Audit and Compliance Committee on at least a quarterly basis. Depending on the nature of the concern, it also may be referred to our internal audit, legal, finance, financial reporting or other appropriate department. We will treat a complaint or concern about questionable accounting or auditing matters confidentially if requested, except to the extent necessary to protect the Company’s interests or to comply with an applicable law, rule or regulation or order of a judicial or governmental authority.

Our policy prohibits any employee from retaliating or taking any adverse action against anyone who, in good faith, reports or helps to resolve an ethical or legal concern.

Corporate Governance Guidelines.  The Company has adopted Corporate Governance Guidelines that we believe reflect the Board’s commitment to a system of governance that enhances corporate responsibility and accountability. The Corporate Governance Guidelines contain provisions addressing the following matters, among others:

•	Size and composition of the Board;
•	Director qualifications and independence;
•	Executive sessions;
•	Director responsibilities, including succession planning;
•	Director orientation and continuing education;
•	Board and committee meetings;
•	Board committees;
•	CEO evaluation;
•	Performance evaluation of the Board and its committees;
•	Director access to officers and employees; and
•	Stockholder communications with the Board.

The Corporate Governance Guidelines are available on the Corporate Governance page of our website at www.hcahealthcare.com. We intend to disclose any future amendments to the Corporate Governance Guidelines on our website.

Code of Ethics.  We have a Code of Conduct, which is applicable to all our directors, officers and employees (the “Code of Conduct”). The Code of Conduct is available on the Ethics and Compliance and Corporate Governance portion of our website at www.hcahealthcare.com. To the extent required pursuant to applicable SEC regulations, we intend to post amendments to, or waivers of, our Code of Conduct (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer) at these locations on our website or report the same on a Current Report on Form 8-K. Our Code of Conduct is also available free of charge upon request to our Investor Relations Department, HCA Healthcare, Inc., One Park Plaza, Nashville, TN 37203.

Compensation Committee Interlocks and Insider Participation.  During 2022, the Compensation Committee of the Board of Directors was composed of Meg G. Crofton, Robert J. Dennis, Charles O. Holliday, Jr. and Michael W. Michelson. None of the aforementioned members of the Compensation Committee have at any time been an officer or employee of HCA or any of its subsidiaries. In addition, none of our executive officers serves as a member of the compensation committee of any entity which has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Delinquent Section 16(a) Reports.  Section 16(a) of the Exchange Act requires our directors, executive officers and greater than ten-percent stockholders to file initial reports of ownership and reports of changes in ownership of any of our securities with the SEC and us. We believe that during the 2022 fiscal year, all of our directors, executive officers and greater than ten-percent stockholders complied with the requirements of Section 16(a). This belief is based on our review of forms filed and written notice that no other reports were required.

CORPORATE SOCIAL RESPONSIBILITY AND SUSTAINABILITY

The Company’s mission statement — Above all else, we are committed to the care and improvement of human life — guides everything we do, including our dedication to being a responsible and concerned citizen in our communities.

Board Oversight.

                      Our Board of Directors and its committees oversee our enterprise-wide commitment to environmental, social and governance (“ESG”) matters. In 2021, HCA Healthcare formalized the committees’ oversight responsibilities for ESG matters by documenting the committees’ roles in their respective charters. In particular, our Nominating and Corporate Governance Committee is responsible for overseeing HCA Healthcare’s policies and practices regarding corporate governance, social responsibility and community interests, including political activities. Our Audit and Compliance Committee is responsible for overseeing HCA Healthcare’s policies and practices regarding environmental and sustainability issues. Our Compensation Committee is responsible for overseeing HCA Healthcare’s human capital management strategies and policies, including with respect to workplace culture, employee relations, diversity and inclusion initiatives, pay equity and workplace safety. Finally, our Patient Safety and Quality of Care Committee is responsible for overseeing HCA Healthcare’s policies and practices for promoting its commitment to patient safety, quality of care and equity of patient care.

Patient-Centered Care.

                      HCA Healthcare strives to provide high-quality care to our patients during every interaction. In 2022, we had more than 37 million patient encounters, including almost 9 million emergency room visits and over 218,000 baby deliveries. From these patient encounters, we develop and share best practices across our enterprise to help improve patient care, using evidence-based guidance and tools, measurement, advanced analytics and data science to support safe, effective, efficient and compassionate care. In the fall 2022, more than 80% of our hospitals rated by The Leapfrog Group received an “A” or “B” Leapfrog Safety Score. This is higher than the national average of 57%.

As a learning health system, HCA Healthcare uses the science of big data from our patient encounters to combat the opioid public health crisis and transform pain management with initiatives in surgical, emergency and other care settings. HCA Healthcare’s Enhanced Surgical Recovery (ESR) program helps increase patient satisfaction around pain and reduce opioid misuse. The program also reduces blood loss, patient length of stay and overall complications. HCA Healthcare’s Next-gen Analytics for Treatment and Efficiency (NATE) platform provides data and predictive analytics to help clinicians and operators have a clear understanding of what’s happening with individual patients across their facility and, if needed, across the enterprise to inform decision-making and action plans.

HCA Healthcare introduced our enterprise-wide Crush the Crisis opioid take back day in 2017 to raise awareness of the dangers of opioid misuse and the importance of safe and proper disposal. Crush the Crisis events align with the Drug Enforcement Administration’s National Prescription Drug Take Back Day and provide a convenient opportunity for the community to safely and anonymously dispose of unused or expired medications that may be left over from a previous doctor visit or medical procedure. HCA Healthcare hosted its fourth annual “Crush the Crisis” event in October 2022, collecting a record 19,423 pounds of unused and expired medications in support of the Drug Enforcement Administration’s National Prescription Drug Take Back Day. In partnership with local law enforcement agencies, collection sites were hosted at more than 100 HCA Healthcare facilities from all 15 U.S. divisions.

Caring for our patients is not limited to clinical care and patient safety, but also includes maintaining their privacy. Each year, all HCA Healthcare colleagues complete training that covers privacy, information security, physical security and more. The main goal of the Privacy Program is to ensure our patients’ health information and privacy rights are properly protected. Through our Code of Conduct and policies and procedures, HCA Healthcare requires its workforce members, affiliated covered entities and business associates to subscribe to appropriate privacy practices. We reinforce this message through various educational and training sessions and the routine dissemination of regulatory information and supplemental guidance to assist in maintaining compliance with patient privacy.

Equity of Care.

                    HCA Healthcare is committed to providing equitable access to high-quality care for our patients and fostering a diverse and inclusive workplace for our colleagues. We concentrate on key focus areas, including equity of care, access to services, web and digital accessibility, and pastoral and spiritual care.

In 2022, HCA Healthcare established a Patient Advisory Group to help identify patient needs and drive progress toward enhancing data collection and utilization; strengthening culturally competent education for patients and clinicians; and identifying and addressing opportunities to help reduce health disparities and improve care.

Our facilities deliver health care services in more than 170 languages and dialects, and our more than 1,000 Equity of Care Coordinators across the enterprise work to advance health equity for patients and their loved ones by providing equitable access to high-quality health care services, including for individuals who are deaf or hard of hearing, are blind or have low vision, utilize service animals or are limited English proficient.

HCA Healthcare formed the Health Equity Council in January 2021 to help identify and address health disparities within and outside of our hospitals, as well as to develop strategies that advance health equity. This cross-functional group of senior leaders analyzes race, ethnicity and language (REaL) data, sexual orientation and gender identity (SOGI) data and other socio-demographic characteristics to help address disparities and improve patient quality, safety and satisfaction outcomes for diverse populations. The findings from our annual equitable outcomes analysis have been used to shape the focus of initiatives undertaken by the council, including partnerships with community organizations and industry partners to address specific opportunities related to cardiovascular health, cancer screenings and navigation services, and maternal health for communities of color.

In 2022, we announced $5.25 million in gifts to Historically Black Colleges and Universities (“HBCUs”) and Hispanic Serving Institutions (“HSIs”) as part of our pledge made in 2021 to invest $10 million over three years to HBCUs and HSIs. These partnerships are part of our continued efforts to strengthen the diversity of our talent pipeline and also address nursing and other clinical staffing shortages. Through internship stipends and scholarships, the funding is intended to pave student pathways from undergraduate to graduate to management careers in the health care industry.

Clinical Excellence.

                   Through partnerships with GE, Google and other leading technology companies, HCA Healthcare is advancing care delivery within and outside of our hospitals. Clinical research and partnerships are fundamental to how we address our communities’ most pressing health care needs. As a learning health system, we use our data from more than 37 million annual patient encounters to conduct research and create innovative tools to improve patient outcomes.

Founded in 2009, the HCA Healthcare Research Institute (“HRI”) is the multispecialty clinical research arm of HCA Healthcare. HRI is focused on unlocking insights into real-world data and conducting clinical studies seeking breakthroughs in science, medicine and care for all people. The research institute brings together trusted pharmaceutical and biotechnology partners with community-based providers.

HCA Healthcare also launched a new strategic pillar dedicated to Care Transformation and Innovation (“CT&I”) in 2021. Through the clinically led integration of technology into care delivery, CT&I aims to accelerate the organization into the future of health care through bold innovations that address current and anticipated challenges facing caregivers. Working side by side with our frontline colleagues, CT&I researches opportunities to develop the hospital of the future through designing, building and testing innovative solutions.

Our Colleagues.

                      HCA Healthcare is proud to offer a variety of programs and benefits to support our approximately 294,000 colleagues. We’re also committed to strengthening the diversity of our workforce and investing in the well-being of our colleagues and their families. HCA Healthcare has a comprehensive strategic plan to strengthen our commitment to diversity, equity and inclusion by focusing on accelerating programs and launching new initiatives, including:

•

Establishing the HCA Healthcare Black Senior Leadership Council composed of a group of Black senior leaders who meet regularly with HCA Healthcare’s CEO to address topics related to supporting our Black colleagues and communities;

•	Establishing division-level diversity, equity and inclusion councils; and

•

Supporting colleague networks to help our colleagues convene around shared experiences and grow through professional development sessions, volunteer opportunities, networking and more. In addition to seven networks for Black colleagues, women, young professionals, LGBTQ+ colleagues, Hispanic/Latinx colleagues, Asian colleagues and veterans, we introduced two new networks in 2022 as recommended by our colleagues: The Diversability Colleague Network and The Mental Health and Wellness Colleague Network.

In early 2021, HCA Healthcare established the Market/Hospital Governance Task Force to elevate governance practices and to help make our market/hospital boards of trustees representative of the communities we serve. We also operate an Executive DEI Council, led by our CEO and comprised of executive leaders, to provide accountability and visible sponsorship for our diversity, equity and inclusion agenda. The Compensation Committee of the Board of Directors reviews and discusses with HCA Healthcare’s Senior Vice President and Chief Human Resources Officer, at least annually, the Company’s human capital management strategy, including with respect to diversity and inclusion. The Board of Directors also receives an update, at least annually, with respect to these matters.

In 2022, 39% of the individuals we hired for management and supervision roles were people of color. We track key human capital metrics, including workforce demographics, diversity and inclusion data, and turnover data. This data is regularly shared with our Board of Directors. HCA Healthcare reports on its diversity and inclusion initiatives annually in its Impact Report. Additionally, HCA Healthcare publicly discloses our EEO-1 Reports. While we are proud of the progress we have made, we are aware there is still more that we can do to cultivate and empower our talented workforce.

Throughout 2022, our Human Resources Group conducted targeted retention training workshops for more than 2,580 managers across the organization to showcase best practices and train leaders on the power of building meaningful connections with colleagues. Of our facilities that participated in the training, 86% saw a reduction in full-time/part-time turnover, and 96% saw a reduction in full-time/part-time registered nurse turnover. On average, those facilities that participated in the training achieved an 18.5% decrease in annualized nurse turnover compared to those facilities that did not participate. We conduct pulse surveys twice a year to gather feedback from colleagues about their experiences. At the end of 2022, our engagement index increased back to pre-pandemic levels and are above the industry benchmark.

We are highly committed to cultivating leaders who help support our culture, grow our business and lead the industry. The HCA Healthcare Leadership Institute provides programs for leaders at all levels from supervisory to executive to help develop the capabilities of our current leaders and build our pipeline for the future. The Leadership Institute has graduated more than 16,850 colleagues since its inception in 2014 and has an 81% retention rate for graduates since 2020.

HCA Healthcare also offers a student loan assistance program and tuition assistance program for eligible colleagues, and eligible dependents of HCA Healthcare colleagues can receive merit-based higher education scholarships of up to $5,000 a year through the Patricia Frist Memorial Scholarship Program. Existing and expanded mental wellness programs include Nurse Care, a free and confidential support program and counseling service, and Optum, a partnership that offers colleagues and members of their immediate household free counseling sessions. In 2022, HCA Healthcare formed a new partnership with Progyny, a leading fertility benefits solution, to provide eligible colleagues access to comprehensive treatment coverage, personalized guidance and access to specialists supporting paths to parenthood.

Our colleagues also care for each other through the HCA Healthcare Hope Fund, a colleague-run, colleague-supported 501(c)(3) charity that helps colleagues and their immediate families when faced with financial hardship due to natural disaster, illness/injury, domestic violence, death of a loved one or other difficult situations. In 2022, the Hope Fund distributed $12 million in assistance through 4,427 grants for HCA Healthcare colleagues and families.

Community Investment.

                      Our operations make us a major contributor to local economies and help us create healthier tomorrows for those who live in the communities we serve. HCA Healthcare employs approximately 294,000 colleagues with combined payroll and benefits of $27.7 billion in 2022. In 2022, HCA Healthcare provided uncompensated care at an estimated cost of $3.5 billion, and we spent $4.4 billion in capital investment. In 2022, we provided $44.2 million in enterprise giving to community organizations and $17 million in colleague giving with HCA Healthcare matching. Our colleagues volunteered more than 143,878 hours, and over 6,741 charitable organizations were supported through donations and volunteering.

During the 2022 holiday season, HCA Healthcare helped stock the shelves at food banks across the country as part of our organization’s Healthy Food for Healthier Tomorrows Food & Nutrition Drive. HCA Healthcare colleagues provided more than 345,000 nutritious meals, and the HCA Healthcare Foundation provided $175,000 in funds to support the related nonprofit organizations.

In 2022, the HCA Healthcare Foundation continued to support the Healthier Tomorrow Fund, a community impact fund focused on addressing high-priority community needs and advancing health equity. Since its launch in 2021, the Fund has invested more than $18.3 million in 16 communities where HCA Healthcare has a presence and granted awards to 51 nonprofit partners including the American Heart Association, Jobs for America’s Graduates (JAG) and the United Way.

HCA Healthcare also partners with community leaders like the American Red Cross, March of Dimes and EVERFI to support the needs of our communities.

Environmental Responsibility.

                       Our environmental strategy is designed to complement our mission of the care and improvement of human life.

In 2022, HCA Healthcare worked on strategy and plans to improve our environmental impact by focusing on four key themes:

•	Managing energy and water responsibly;

•	Enhancing climate resilience;

•	Sourcing and consuming efficiently; and

•	Managing the environmental impact of our capital programs.

We are pursuing a plan to reduce our scope 1 and scope 2 greenhouse gas emissions by 2030 in line with the Paris Agreement 1.5°C emissions reduction goal. Our initiatives contemplate operational changes intended to reduce energy consumption, including by accelerating related capital investments, new technology pilots, renewable energy contracting and investments, and medical gas initiatives. We have baselined our scope 1 and scope 2 greenhouse gas emissions for 2021, and we are updating those calculations for 2022 activity to measure trends in our greenhouse gas emissions. We are exploring a process to measure scope 3 greenhouse gas emissions in the future. We have also integrated climate-related risk assessment into our established enterprise risk management function.

Please refer to the “Cautionary Language” section of this proxy statement for additional information.

DIRECTORS

The Board of Directors seeks to ensure the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. In identifying candidates for membership on the Board, the Board takes into account (1) individual qualifications, such as high ethical standards, integrity, mature and careful judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board and (2) all other factors it considers appropriate, including alignment with our stockholders. We value diversity and endeavor to have a Board representing diverse experience at policy-making levels in business, education or areas that are relevant to the Company’s business. The Company’s Corporate Governance Guidelines provide that the initial pool of candidates from which the Nominating and Corporate Governance Committee recommends nominees should include qualified female and racially/ethnically diverse candidates, and any third-party search firm that the Nominating and Corporate Governance Committee engages to identify such candidates shall be requested to include qualified female and racially/ethnically diverse candidates in such initial pool.

When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the Board members’ biographical information set forth below.

Each of the Company’s directors possesses high ethical standards, acts with integrity, and exercises careful, mature judgment. Each is committed to employing his or her skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business, governmental, or civic endeavors, which further qualifies them for service as members of the Board. Alignment with our stockholders is important in building value at the Company over time.

In 2022, Mr. Frist III, Mr. Hazen, Ms. Crofton, Mr. Dennis, Ms. DeParle, Mr. Frist, Mr. Holliday, Mr. Johnston, Mr. Michelson, Dr. Riley and Ms. Smith were elected to the Company’s Board at the Company’s 2022 annual meeting of stockholders.

Mr. Holliday is retiring from the Board of Directors at the annual meeting and will not be seeking reelection.

Messrs. Frist III and Frist were nominated for election to the Board as a result of their relationship with investment funds affiliated with the Frist Entities and are collectively referred to as the “Investor Directors.” Each of the Investor Directors was nominated for election to the Board pursuant to the Stockholders’ Agreement. Under the Stockholders’ Agreement, the Frist Entities have the right to nominate two directors to our Board of Directors; however, the Frist Entities will lose their right to nominate any directors to our Board of Directors at such time as the Frist Entities own less than 3% of our outstanding shares of common stock. Pursuant to such agreement, Messrs. Frist III and Frist were nominated and elected to the Board as a result of their relationship with the Frist Entities. As of February 24, 2023, the Frist Entities owned approximately 25% of our common stock.

Nominees for Election.  The following is a brief description of the background, business experience and qualifications of each of the nominee directors to be elected to serve on our Board of Directors, each of whom is currently a member of our Board of Directors.

Thomas F. Frist III Director since 2006

Thomas F. Frist III, 55, is the founder and managing principal of Frist Capital, LLC, a Nashville-based investment firm, and has held such position since 1998. Mr. Frist currently serves as a director of Verisign, Inc. and previously served as a director of Science Applications International Corporation from 2013 until 2017. Mr. Frist is the brother of William R. Frist, who also serves as a director of the Company.

Among other qualifications, Mr. Frist brings to the Board extensive business and investor experience, as well as knowledge of our Company and the health care industry. Further, as an Investor Director and a significant, long-term holder of the Company’s stock, he is experienced with issues involving stakeholders and corporate governance. He also knows and supports the Company’s patient-focused culture. In addition, Mr. Frist possesses in-depth knowledge of corporate finance and strategic business planning activities. As Chairman, Mr. Frist’s leadership abilities will continue to provide our Board with ethical and effective guidance.

Samuel N. Hazen Director since 2018

Samuel N. Hazen, 62, has served as Chief Executive Officer since January 2019. From November 2016 through December 2018, Mr. Hazen served as the Company’s President and Chief Operating Officer. Prior to that, he served as Chief Operating Officer of the Company from January 2015 to November 2016 and as President — Operations of the Company from 2011 to 2015. He also served as President — Western Group from 2001 to 2011 and as Chief Financial Officer — Western Group of the Company from 1995 to 2001. Prior to that time, Mr. Hazen served in various hospital, regional and division Chief Financial Officer positions with the Company, Humana Inc. and Galen Health Care, Inc.

Among other qualifications, Mr. Hazen brings to the Board strong leadership and operating experience. He has been with the Company for 39 years and has extensive knowledge of the health care industry. With Mr. Hazen’s commitment to the Company’s patient-centered mission and ethical values and his proven ability to oversee a complex organization, he will continue to be a valuable resource for the Board. In addition, Mr. Hazen’s service as Chief Executive Officer of the Company creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefit of management’s perspective on the Company’s business and strategic vision.

Meg G. Crofton Director since 2019

Meg G. Crofton, 69, retired from The Walt Disney Company in 2015 after a 35-year career with that company. From 2006 until 2013, she was President of Walt Disney World, the largest site in Disney’s Parks and Resorts division, and from 2011 until her retirement in 2015, she served as President of Disney’s Parks and Resorts Operations, U.S. and France. Ms. Crofton has also served as a director of Tupperware Brands Corporation since 2016 and as a director of Cracker Barrel Old Country Store, Inc. since 2017.

Among other qualifications, Ms. Crofton was selected as a director in light of her experience as an executive officer of one of the world’s leading hospitality companies and experience serving as a director of several firms, including public companies. This experience will continue to be beneficial in providing the Board of Directors with a patient-experience focus and general business expertise.

Robert J. Dennis Director since 2014

Robert J. Dennis, 69, served as Executive Chairman of Genesco Inc., a specialty retailer, from February 2020 until June 2020. Previously, he served as Genesco’s President and Chief Executive Officer from 2008 to February 2020 and as Chairman from April 2010 to February 2020. Mr. Dennis served as Genesco’s President and Chief Operating Officer from 2006 until 2008, Executive Vice President and Chief Operating Officer from 2005 until 2006 and Senior Vice President from 2004 until 2005. He previously served as Chief Executive Officer of Hat World Corporation from 2001 to 2004. Mr. Dennis has also served as a director of CoreCivic, Inc. since February 2013 and as a director of Teavana Holdings, Inc. from 2011 to 2012.

Among other qualifications, Mr. Dennis was selected as a director in light of his experience as a chief executive officer of a consumer-oriented public company, as well as his experience serving as a director of several firms, including public companies. This experience will continue to be beneficial in providing the Board of Directors with a patient-experience focus and business management expertise.

Nancy-Ann DeParle Director since 2014

Nancy-Ann DeParle, 66, is a co-founder of Consonance Capital Partners, a private equity firm, and has also served as a managing partner of the firm since January 2020. She previously served as a partner of the firm from 2013 to 2019. From March 2009 to January 2013, Ms. DeParle served in the White House, first as Counselor to the President and Director of the White House Office of Health Reform, and later as Assistant to the President and Deputy Chief of Staff for Policy. From 2001 to 2009, Ms. DeParle was a senior advisor and managing director of JPMorgan Partners and its successor, CCMP Capital. From 1993 to 2000, Ms. DeParle served as the Associate Director for Health and Personnel for the White House Office of Management and Budget, and later as the Administrator of the Centers for Medicare and Medicaid Services (then known as the Health Care Financing Administration). Ms. DeParle has also served as a director of CVS Health Corporation since September 2013.

Among other qualifications, Ms. DeParle was selected as a director in light of her service in high-level positions in the federal government, as well as her experience serving as a director of other firms, including public companies. This experience will continue to be beneficial in providing health care policy, government relations, investing and general business expertise to the Board of Directors.

William R. Frist Director since 2009

William R. Frist, 53, is a principal of Frist Capital, LLC, a Nashville-based investment firm, and has held this position since 2003. Mr. Frist currently serves as Chairman of The Frist Foundation and Chair and President of the Board of Trustees of the Frist Art Museum. Mr. Frist is the brother of Thomas F. Frist III, who also serves as a director of the Company.

Among other qualifications, Mr. Frist brings to the Board extensive business and investor experience, as well as knowledge of our Company and the health care industry. Further, as an Investor Director and a significant, long-term holder of the Company’s stock, he is experienced with issues involving stakeholders and corporate governance. He also knows and supports the Company’s patient-focused culture.

Hugh F. Johnston Director since 2021

Hugh F. Johnston, age 61, has served as Vice Chairman of PepsiCo, Inc. since 2015 and Executive Vice President and Chief Financial Officer since 2010. Mr. Johnston currently also serves as a member of the board and chair of the audit committee of Microsoft Corporation. Mr. Johnston is active with several corporate, NGO and academic organizations, including the University of Chicago’s Booth School CFO Forum Advisory Board, Syracuse University’s Whitman School of Management Advisory Council, and the Peterson Institute for International Economics. In addition, he is a member of the Federal Reserve Bank of New York Advisory Council.

Among other qualifications, Mr. Johnston was selected a director in light of his extensive experience as an executive officer of a large public company and service as a director of other firms, including public companies. This experience will continue to be beneficial in providing financial and general business expertise to the Board of Directors.

Michael W. Michelson Director since 2018

Michael W. Michelson, 71, was a Senior Advisory Partner of KKR & Co. L.P. from January 2018 to the end of 2019. From 2009 to 2018, he was a member of KKR Management LLC, a private equity investment manager and the general partner of KKR & Co. L.P. Before that, Mr. Michelson was a member of the limited liability company which served as the general partner of KKR & Co. L.P. from 1996 to 2009. Prior to that, he was a general partner of KKR & Co. L.P. Mr. Michelson previously served as a director of the Company from 2006 to 2016. He has been a director of Zimmer Biomet Holdings, Inc., a medical device company, since June 2015 and was previously a director of Biomet, Inc. from 2007 to 2015.

Among other qualifications, Mr. Michelson was selected a director and the independent presiding director of the Company in light of his extensive experience in the oversight of companies with complex operations and capital structures, his focus on health care companies and his proven leadership abilities. This experience will continue to be beneficial in providing financial, investment and health care expertise to the Board.

Wayne J. Riley, M.D. Director since 2012

Wayne J. Riley, M.D. M.B.A., 63, has served as president of SUNY Downstate Health Sciences University since April 2017, where he is also a tenured professor of internal medicine and health policy and management. From 2013 to 2017, he was Adjunct Professor of Healthcare Management, Owen Graduate School of Management, Vanderbilt University and Clinical Professor of Medicine, Vanderbilt University School of Medicine. From 2007 to 2013, he served as President and CEO of Meharry Medical College. From 2003 through 2006, Dr. Riley served as Vice-President and Vice Dean for Health Affairs and Governmental Relations, Baylor College of Medicine. Dr. Riley has also served as a director of Compass Pathways, plc since 2021 and HeartFlow, Inc. since 2021. Dr. Riley served as a director of Vertex Pharmaceuticals Incorporated from 2010 to 2015, Pinnacle Financial Partners, Inc. from 2007 to 2013 and the Federal Reserve Board of Atlanta, Nashville Branch from January 2013 to June 2013. He is President Emeritus of the American College of Physicians and an elected member of the National Academy of Medicine. Dr. Riley is also a Commissioner of the Medicare Payment Advisory Commission (MedPAC) and Chair of the Board of Trustees of The New York Academy of Medicine.

Among other qualifications, Dr. Riley was selected as a director in light of the leadership, management and patient care skills he acquired through his experience as a practicing physician, president of SUNY Downstate Health Sciences University, and executive positions at Meharry Medical College and Baylor College of Medicine, as well as his prior public company board experience.

Andrea B. Smith Director since 2022

Andrea B. Smith, 56, retired from Bank of America in December 2021 after nearly 34 years with the company. Most recently, she served as chief administrative officer from August 2015 through December 2021. Previously, she led Global Human Resources from January 2010 to August 2015. She also serves on the boards of several nonprofit organizations, including the PGA of America and the Charlotte Sports Foundation.

Among other qualifications, Ms. Smith was selected as a director in light of her extensive experience as an executive officer of a large public company and her financial, operational and human capital management experience and expertise. This experience will continue to be beneficial in providing financial, management and general business expertise to the Board.

Director Compensation.  The Compensation Committee is responsible for reviewing and making recommendations to the Board regarding all matters pertaining to compensation paid to directors for Board, committee and committee chair services. Under the Compensation Committee’s charter, the Compensation Committee is authorized to engage consultants or advisors in connection with its review and analysis of director compensation. Directors who also serve as employees of the Company do not receive payment for services as directors.

In making director compensation recommendations, the Compensation Committee takes various factors into consideration, including, but not limited to, the responsibilities of directors generally and the forms of compensation paid to directors by comparable companies. In 2022, the Compensation Committee retained Semler Brossy to assist in conducting an assessment of competitive executive and director compensation. The Board reviews the recommendations of the Compensation Committee and determines the form and amount of director compensation.

The following text and table discuss the compensation of persons who served as a member of the Board during all or part of 2022, other than Mr. Hazen whose compensation is discussed under “Executive Compensation” below. Mr. Hazen was not separately compensated for Board service during 2022. We have omitted from this table the columns pertaining to non-equity incentive plan compensation, option awards, nonqualified deferred compensation and all other compensation because they are inapplicable.

Cash Compensation. Pursuant to the Company’s Board of Directors Compensation program, each non-management director receives quarterly payment of the following cash compensation, as applicable (prorated for partial years):

•	$110,000 annual retainer for service as a Board member;

•	$15,000 annual retainer for service as a member of the Audit and Compliance Committee;

•

$10,000 annual retainer for service as a member on each of the Compensation Committee, Finance and Investments Committee, Nominating and Corporate Governance Committee or Patient Safety and Quality of Care Committee;

•	$30,000 annual retainer for service as Chair of the Audit and Compliance Committee;

•

$25,000 annual retainer for service as Chair of each of the Compensation Committee, Finance and Investments Committee, Nominating and Corporate Governance Committee or Patient Safety and Quality of Care Committee;

•	$100,000 annual retainer for service as the Chairman of the Board; and

•	$40,000 annual retainer for service as the independent presiding director.

Directors may elect to receive their annual retainer for service as a Board member or for service as Chairman of the Board or independent presiding director in cash or in the form of restricted share unit awards.

Equity Compensation.  In addition to the director compensation described above, each non-management director receives an annual board equity award with a value of $190,000, awarded upon joining the Board of Directors (prorated for months of service) and at each annual meeting of the stockholders thereafter. These equity grants consist of restricted share units ultimately payable in shares of our common stock and vest as to 100% of the award on the sooner of the date of the Company’s next annual stockholders’ meeting or the first anniversary of the grant date, subject to the director’s continued service on our Board of Directors. The restricted share units will also immediately vest upon the occurrence of a Change in Control (as defined in the applicable grant agreement). The directors may elect to defer receipt of shares under the restricted share units granted as part of the annual board equity award and any restricted share units received in lieu of cash retainers until the date they cease to be members of the Board of Directors.

Reimbursements.  All of our directors are reimbursed for reasonable expenses incurred in connection with their service.

Share Ownership.  Each non-management director is expected to directly or indirectly acquire a number of shares of our common stock with a value of five times the value of the annual cash retainer for a director’s service on the Board of Directors within five years from the date on which they are elected to the Board of Directors. As of December 31, 2022, all of our directors with more than five years of service met these share ownership guidelines.

Fiscal 2022 Director Compensation

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total

Meg G. Crofton	$130,000	$189,871	$319,871
Robert J. Dennis	$155,000	$189,871	$344,871
Nancy-Ann DeParle	$145,000	$189,871	$334,871
Thomas F. Frist III	$212,945	$189,871	$402,816
William R. Frist	$119,881	$189,871	$309,752
Charles O. Holliday, Jr.	$183,462	$189,871	$373,333
Hugh F. Johnston	$142,500	$189,871	$332,371
Michael W. Michelson	$156,804	$189,871	$346,675
Wayne J. Riley, M.D	$160,000	$189,871	$349,871

Andrea B. Smith (3)	$125,625	$231,751	$357,376

(1)

This column reflects fees earned or paid in cash. Directors may elect to receive their annual retainer for service as a Board member or for service as Chairman of the Board or independent presiding director in cash or in the form of restricted share unit awards. During 2022, each of Messrs. Frist III, Frist and Michelson elected to receive 522 restricted share units in lieu of cash for their Board annual retainer. In addition, Mr. Frist III elected to receive 475 restricted share units in lieu of cash for his Chairman of the Board annual retainer. In each case, the value of the restricted share units in lieu of cash retainers awarded to Messrs. Frist III, Frist and Michelson related to the service period of April 21, 2022 through April 19, 2023, and the entire cash value of such awards is included in “Fees Earned or Paid in Cash” although a portion of the retainers pertained to anticipated service in 2023. The number of restricted share units delivered in lieu of cash is based on the amount of the annual retainer earned divided by the closing market price of the Company’s common stock on the date of grant.

(2)

This column reflects the grant date fair value of restricted share unit awards granted to directors calculated in accordance with applicable financial accounting standards. The fair value of restricted share unit awards is computed by multiplying the total number of shares subject to the award by the closing market price of the Company’s common stock on the date of grant. Grants of restricted share units were made to Ms. Crofton, Mr. Dennis, Ms. DeParle, Mr. Frist III, Mr. Frist, Mr. Holliday, Mr. Johnston, Mr. Michelson, Dr. Riley and Ms. Smith on April 25, 2022. Upon joining the Board, Ms. Smith also received a prorated grant of restricted share units on January 28, 2022. As of December 31, 2022, (i) each of Ms. Crofton, Mr. Dennis, Ms. DeParle, Mr. Holliday, Mr. Johnston, Dr. Riley and Ms. Smith held 902 unvested restricted share units; (ii) Mr. Frist III held 1,899 unvested restricted share units; (iii) each of Messrs. Frist and Michelson held 1,424 unvested restricted share units; (iv) Ms. Crofton held 4,156 restricted share units with respect to which she has elected to defer receipt of her vested shares until the date she ceases to be a member of the Board of Directors; (v) Mr. Dennis held 18,581 restricted share units with respect to which he has elected to defer receipt of his vested shares until the date he ceases to be a member of the Board of Directors; (vi) Mr. Frist III held 8,918 restricted share units with respect to which he has elected to defer receipt of his vested shares until the date he ceases to be a member of the Board of Directors; (vii) Mr. Frist held 8,415 restricted share units with respect to which he has elected to defer receipt of his vested shares until the date he ceases to be a member of the Board of Directors; (viii) Mr. Johnston held 455 restricted share units with respect to which he has elected to defer receipt of his vested shares until the date he ceases to be a member of the Board of Directors; (ix) Mr. Michelson held 6,776 restricted share units with respect to which he has elected to defer receipt of his vested shares until the date he ceases to be a member of the Board of Directors; (x) Dr. Riley held 881 restricted share units with respect to which he has elected to defer receipt of his vested shares until the date he ceases to be a member of the Board of Directors; and (xi) Ms. Smith held 177 restricted share units with respect to which she has elected to defer receipt of her vested shares until the date she ceases to be a member of the Board of Directors.
(3)	Ms. Smith was appointed as an independent director effective January 26, 2022.

PROPOSAL 1 — ELECTION OF DIRECTORS

The current Board of Directors of HCA consists of eleven directors. However, Mr. Holliday is retiring from the Board of Directors and will not be seeking reelection in accordance with the retirement policy contained in our Corporate Governance Guidelines. Accordingly, the size of the Board of Directors will be reduced to ten directors effective at the annual meeting. Our Board of Directors recommends that the nominees listed below be elected as members of the Board of Directors at the annual meeting.

Each of the nominees, if elected, will serve a one-year term as a director until the annual meeting of stockholders in 2024 or until his or her respective successor is duly elected and qualified or until the earlier of his or her death, resignation or removal. If a nominee becomes unable or unwilling to accept nomination or election, the person or persons voting the proxy will vote for such other person or persons as may be designated by the Board of Directors, unless the Board of Directors chooses to reduce the number of directors serving on the Board. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected.

The following are the nominee directors to be elected to serve on our Board of Directors, each of whom is currently a member of our Board of Directors:

Name	Age(1)	Director Since	Position(s)

Thomas F. Frist III	55	2006	Chairman
Samuel N. Hazen	62	2018	Director and Chief Executive Officer
Meg G. Crofton	69	2019	Director
Robert J. Dennis	69	2014	Director
Nancy-Ann DeParle	66	2014	Director
William R. Frist	53	2009	Director
Hugh F. Johnston	61	2021	Director
Michael W. Michelson	71	2018	Director
Wayne J. Riley, M.D.	63	2012	Director
Andrea B. Smith	56	2022	Director

(1)	As of March 10, 2023.

The election of directors will be determined by a majority of the votes cast at the annual meeting. A majority of the votes cast means that the number of shares voted “for” a nominee exceeds the number of shares voted “against” such nominee. Abstentions and broker non-votes are not counted as votes cast with respect to a nominee and will have no effect on the outcome of the election of directors. For incumbent directors, if a nominee fails to receive “for” votes representing a majority of the votes cast, the director shall tender his or her resignation to the secretary of HCA for consideration by the Board of Directors, which resignation shall be contingent upon the acceptance thereof by the Board of Directors. The Nominating and Corporate Governance Committee would then be charged with making a recommendation to the Board of Directors for the action to be taken with respect to the resignation. The Board of Directors will act on the tendered resignation and publicly disclose its decision regarding the tendered resignation and the rationale behind its decision. If the Board determines not to accept the resignation of the incumbent director, the incumbent director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier death, resignation or removal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Compliance Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2022 are described below and under “Audit and Compliance Committee Report” located on page 107 of this proxy statement.

Audit Fees.  The aggregate audit fees billed by Ernst & Young LLP for professional services rendered for the audit of our annual consolidated financial statements, for the reviews of the condensed consolidated financial statements included in our quarterly reports on Form 10-Q, for the audit of the effectiveness of the Company’s internal control over financial reporting under the Sarbanes-Oxley Act of 2002, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings totaled $11.9 million for 2022 and $11.3 million for 2021.

Audit-Related Fees.  The aggregate fees billed by Ernst & Young LLP for assurance and related services not described above under “Audit Fees” were $2.1 million for 2022 and $1.7 million for 2021. Audit-related services principally include audits of certain of our subsidiaries, benefit plans and computer processing controls.

Tax Fees.  The aggregate fees billed by Ernst & Young LLP for professional services rendered for tax compliance, tax advice and tax planning were $2.5 million for 2022 and $2.3 million for 2021.

All Other Fees.  The aggregate fees billed by Ernst & Young LLP for services, other than those described above, were $0.2 million for 2022 and none for 2021.

The Board of Directors has adopted an Audit and Compliance Committee Charter which, among other things, requires the Audit and Compliance Committee to preapprove all audit and permitted nonaudit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm, subject to the ability to delegate authority to a subcommittee for certain preapprovals.

All services performed for us by Ernst & Young LLP in 2022 were preapproved by the Audit and Compliance Committee. The Audit and Compliance Committee concluded that the provision of audit-related services and tax services by Ernst & Young LLP was compatible with the maintenance of the firm’s independence in the conduct of its auditing functions.

Representatives of Ernst & Young LLP will be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.

Ratification of the appointment of Ernst & Young LLP requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote. If the Company’s stockholders do not ratify the appointment of Ernst & Young LLP, the Audit and Compliance Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit and Compliance Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so.

THE AUDIT AND COMPLIANCE COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2023.

PROPOSAL 3 — APPROVAL OF HCA HEALTHCARE, INC. 2023 EMPLOYEE STOCK PURCHASE PLAN

Our Board of Directors has adopted and recommends that you approve the HCA Healthcare, Inc. 2023 Employee Stock Purchase Plan (the “2023 Employee Stock Purchase Plan”), including the reservation of 10,000,000 shares of our common stock for issuance under the 2023 Employee Stock Purchase Plan. The Board of Directors believes that the adoption of this proposal is in the best interests of the Company for the reasons discussed below.

The Company believes that employee participation in the ownership of the Company will help to achieve the unity of purpose conducive to the continued growth of the Company and to the mutual benefit of its stockholders and the employees of the Company and certain subsidiaries of the Company. In order to continue to encourage ownership of the Company’s common stock by employees of the Company and certain subsidiaries of the Company, the Board of Directors has adopted the 2023 Employee Stock Purchase Plan in anticipation of the expiration of the Company’s existing employee stock purchase plan, the HCA Holdings, Inc. Employee Stock Purchase Plan. Participation in the 2023 Employee Stock Purchase Plan will be entirely voluntary, and neither the Company nor any of its subsidiaries will make any recommendations to their employees as to whether they should participate in such plan. The 2023 Employee Stock Purchase Plan is not intended to qualify as a qualified “employee stock purchase plan” under Section 423 of the Internal Revenue Code.

Summary of the Material Provisions of the ESPP

The following is a summary of the material provisions of the 2023 Employee Stock Purchase Plan, as proposed. The summary does not purport to be complete and it is qualified in its entirety by reference to the text of the 2023 Employee Stock Purchase Plan as set forth in Annex A to this proxy statement.

Eligibility and Participation; Awards Under the Plan. In general, pursuant to the 2023 Employee Stock Purchase Plan, all employees of the Company and its participating subsidiaries, designated by the participating company as an employee of such company, are eligible to participate in the plan. However, the following individuals are not eligible to participate in the plan:

•	an individual who has been employed by a participating company for less than two consecutive months;

•	an individual covered by a collective bargaining agreement, unless the collective bargaining agreement specifically provides for participation in the plan;

•	an individual who has entered into an agreement with a participating company that excludes such individual from participation in employee benefit plans of a participating company;

•

an individual who is not classified by a participating company as an employee of the participating company, even if such individual is retroactively re-characterized as an employee by a third party or a participating company;

•	an individual whose participation may be precluded under Company policies or guidelines or applicable laws, rules or regulations, as determined by the plan administrator from time to time; or

•	an individual who owns five percent or more of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary thereof (“5% owners”).

Participating subsidiaries of the Company are only those subsidiaries of the Company that (i) are authorized by the Company to adopt the 2023 Employee Stock Purchase Plan with respect to its eligible employees and (ii) adopt the 2023 Employee Stock Purchase Plan. Approximately 273,000 individuals are currently eligible to participate in the 2023 Employee Stock Purchase Plan.

The 2023 Employee Stock Purchase Plan enables participants to purchase shares of common stock during certain offering periods. Except for the first option period and as otherwise specified by the plan administrator, the plan’s option periods shall be successive periods of three (3) months commencing on March 1, June 1, September 1 and December 1 of each year and ending on May 31, August 31, November 30 and February 28 (or February 29, if a leap year), of each year. Pursuant to the 2023 Employee Stock Purchase Plan, all eligible employees of the Company and its participating subsidiaries on the next commencement date (as defined in the 2023 Employee Stock Purchase Plan) following the date such individual has been employed as an eligible employee of a participating company may elect to deduct from their compensation an amount during each payroll period of not less than 1% and up to 15% of their base pay (including overtime). A participant shall not be permitted to contribute more than $25,000 to his or her contribution account in any calendar year. The dollar amount deducted is credited to the participant’s contribution account (as defined in the 2023 Employee Stock Purchase Plan). On the exercise date (the last trading day of each option period), the amount deducted from each participant’s salary will be used to purchase the maximum number of shares of our common stock at a purchase price (the “exercise price”) equal to 90% of the closing market price of the shares of our common stock on the exercise date (or such other exercise price established by the plan administrator, which exercise price may not be less than 80% of the closing market price on the exercise date). On an exercise date, all options shall be automatically exercised, except for options attributed to persons whose employment has terminated or who have discontinued and withdrawn all contributions. Any cash dividends paid with respect to shares of common stock held in the participant’s contribution account shall automatically be reinvested in shares of common stock unless the participant directs otherwise.

No option may be granted to a participant who immediately after such grant would be a 5% owner. Furthermore, the plan administrator may, in its discretion, condition a participant’s purchase of shares under the plan on (i) such conditions as it may deem necessary to assure that the sale of such shares is in compliance with applicable securities laws and/or (ii) a minimum holding period not to exceed one year.

Stock Subject to the Employee Stock Purchase Plan. If approved, the 2023 Employee Stock Purchase Plan would reserve an aggregate of 10,000,000 shares of our common stock for issuance thereunder. On March 3, 2023, the closing market price of our common stock as reported by the NYSE was $249.99 per share.

Administration. The 2023 Employee Stock Purchase Plan will be administered by a plan administrator, which will initially be the Compensation Committee of the Board of Directors. Pursuant to its delegation authority under the plan, the Compensation Committee of the Board of Directors may delegate certain of its administrative duties, subject to its review and supervision, to a committee composed of one or more individuals.

Termination of Participation. Any participant whose employment terminated during the option period prior to the exercise date for any reason shall cease being a participant under the 2023 Employee Stock Purchase Plan, and the balance of the employee’s contribution account shall be paid in cash to the participant (or, following the participant’s death, to the participant’s legal representative) as soon as practical after termination. Any option granted to such a participant shall expire and thereafter be null and void from the date of termination.

Adjustments. In the case of a stock split, stock dividend, reclassification, recapitalization, merger, reorganization, or other change in the Company’s structure affecting the Company’s common stock, equitable and proportionate adjustments will be made by the plan administrator, subject to direction by the Board of Directors or the Compensation Committee of the Board of Directors, in the number and class of shares reserved for issuance under the 2023 Employee Stock Purchase Plan and the calculation of the exercise price.

Change in Control. In the event of a proposed change in control of the Company (as defined in the 2023 Employee Stock Purchase Plan), the plan administrator may, in its discretion, terminate the plan as described below or shorten the option period then in progress by setting a new exercise date for such option period and notifying participants of the same. The new exercise date for such option period will be a date before the effective date of the proposed change in control. The notification will inform participants that their option will be automatically exercised on the new exercise date unless the participant has discontinued contributions and withdrawn the balance in their contribution account prior to the time period specified in such notice.

Transferability. Neither amounts credited to a participant’s contribution account nor any option granted to a participant under the 2023 Employee Stock Purchase Plan is assignable or transferable by the participant other than by will or laws of descent and distribution.

Amendment; Termination. Without the approval of the stockholders of the Company, the 2023 Employee Stock Purchase Plan may not be amended to (i) increase the number of shares reserved under the Employee Stock Purchase Plan (except pursuant to certain changes in the capital structure of the Company) or (ii) alter the granting corporation or the stock available for purchase under the 2023 Employee Stock Purchase Plan. Generally, all other amendments, including termination of the 2023 Employee Stock Purchase Plan, may be made without stockholder approval. If the plan is terminated, all options outstanding at the time of termination shall become null and void, and the balance in each participant’s contribution account shall be paid to the participant, without interest.

Plan Term. The plan will continue in effect for a term of ten years from its effective date. If approved by the stockholders, the 2023 Employee Stock Purchase Plan will become effective as of April 19, 2023. However, the first option period under the plan will not commence until the first administratively feasible date determined by the plan administrator.

New Plan Benefits

No purchase rights have been granted, and no shares have been issued, on the basis of the approval of the 2023 Employee Stock Purchase Plan, which is the subject of this proposal. Because benefits under the 2023 Employee Stock Purchase Plan will depend on employees’ elections to participate and the fair market value of our common stock at various future dates, it is not possible to determine the benefits that will be received by employees if the 2023 Employee Stock Purchase Plan is approved by the stockholders. Only the eligible employees of the Company and its participating subsidiaries discussed above are eligible to participate in the 2023 Employee Stock Purchase Plan.

Summary of Federal Income Tax Consequences

The following is only a summary of the effect of the United States income tax laws and regulations upon an employee and us with respect to an employee’s participation in the 2023 Employee Stock Purchase Plan. This summary does not purport to be a complete description of all federal tax implications of participation in the 2023 Employee Stock Purchase Plan, nor does it discuss the income tax laws of any municipality, state or foreign country in which a participant may reside or otherwise be subject to tax.

The 2023 Employee Stock Purchase Plan is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. A participant will be taxed on amounts withheld for the purchase of shares of common stock under the 2023 Employee Stock Purchase Plan as if such amounts were actually received. A participant will also recognize taxable income as a result of purchasing shares under the 2023 Employee Stock Purchase Plan. The participant will recognize ordinary income on the exercise date in an amount equal to the difference between the fair market value of the shares of common stock purchased on the exercise date and the purchase price paid for the shares and the Company may be entitled to a corresponding deduction, subject to any limitations under the Code. Upon subsequent resale of the shares, the difference between the sale price and the fair market value on the exercise date will be treated either as a capital gain or loss.

A participant will also be taxed on any dividends paid on shares purchased under the 2023 Employee Stock Purchase Plan. Dividends paid in connection with such shares will be taxed as dividend income.

Securities Authorized for Issuance Under Equity Compensation Plans

This table provides certain information as of December 31, 2022 with respect to our equity compensation plans:

EQUITY COMPENSATION PLAN INFORMATION (Share and share unit amounts in millions)

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights ($) (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	9.586	(1)	$126.38	(1)	18.262	(2)

Equity compensation plans not approved by security holders	—		—		—

Total	9.586		$126.38		18.262

(1)

Includes 1.784 million restricted share units which vest solely based upon continued employment over a specific period of time and 1.715 million performance share units which vest based upon continued employment over a specific period of time and the achievement of predetermined financial targets over time. The performance share units reported reflect the number of performance share units that would vest upon achievement of target performance; the number of performance share units that vest can vary from zero (for actual performance less than 90% of target) to two times the units granted (for actual performance of 110% or more of target). The weighted average exercise price does not take these restricted share units and performance share units into account.

(2)

Includes 13.826 million shares available for future grants under the 2020 Stock Incentive Plan for Key Employees of HCA Healthcare, Inc. and its Affiliates and 4.436 million shares of common stock reserved for future issuance under the HCA Holdings, Inc. Employee Stock Purchase Plan.

Vote Required

The approval of the 2023 Employee Stock Purchase Plan Proposal requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE HCA HEALTHCARE, INC. 2023 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL 4 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. As described below in the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee of the Board of Directors has structured our executive compensation program to achieve the following key objectives:

•	Reinforce the Company’s values and strategic initiatives;
•	Align the economic interests of our executives with those of our stockholders; and
•	Encourage attraction and long-term retention of the highest quality employees.

We urge stockholders to read the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement beginning on page 56 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the 2022 Summary Compensation Table and other related compensation tables and narrative, appearing on pages 80 through 103, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement are effective in achieving our compensation objectives and contribute to the Company’s performance.

In accordance with Section 14A of the Exchange Act, we are asking stockholders to approve the following advisory resolution at the 2023 annual meeting of stockholders:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, as set forth in the Company’s 2023 Proxy Statement on Schedule 14A.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Company, the Board of Directors and the Compensation Committee. The say-on-pay proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies, practices, and plans described in this proxy statement. Although non-binding, the Compensation Committee will carefully review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADVISORY “SAY-ON-PAY” RESOLUTION TO APPROVE OUR EXECUTIVE COMPENSATION.

PROPOSAL 5 — STOCKHOLDER PROPOSAL REGARDING

POLITICAL SPENDING DISCLOSURE

We have been advised that John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA, 90278, who has indicated that he is the beneficial owner of at least the required value of shares of our common stock, intends to present the following proposal for consideration at the annual meeting. The resolution and supporting statement are quoted verbatim below. We are not responsible for the content of the proponent’s proposal or supporting statement.

Proponent’s Proposal and Supporting Statement

Proposal 5 — Improve Disclosure of Political Spending

Resolved, shareholders request the Company to prepare and semiannually update a report, which shall be presented to the pertinent board of directors committee and posted on the Company’s website, disclosing the Company’s:

(a)	Policies and procedures for making electoral contributions and expenditures (direct and indirect) with corporate funds, including the board’s role (if any) in that process; and

(b)

Monetary and non-monetary contributions or expenditures that could not be deducted as an “ordinary and necessary” business expense under section 162(e)(1)(B) of the Internal Revenue Code, including (but not limited to) contributions or expenditures on behalf of candidates, parties, and committees and entities organized and operating under section 501(c)(4) of the Internal Revenue Code, as well as the portion of any dues or payments made to any tax-exempt organization (such as a trade association) used for an expenditure or contribution that, if made directly by HCA, would not be deductible under section 162(e)(1)(B) of the Internal Revenue Code.

The report shall be made available within 12 months of the annual meeting and identify all recipients and the amount paid to each recipient from Company funds. This proposal does not encompass lobbying spending.

Supporting Statement

As a long-term HCA shareholder, I support transparency and accountability in corporate electoral spending. A company’s reputation, value, and bottom line can be adversely impacted by election spending conducted blindly.

The Conference Board’s 2021 “Under a Microscope” report <https://www.conference-board.org/publications/Under-a-Microscope-ES> warns “a new era of stakeholder scrutiny, social media, and political polarization has propelled corporate political activity—and the risks that come with it—into the spotlight. Political activity can pose increasingly significant risks for companies, including the perception that political contributions—and other forms of activity—are at odds with core company values.”

In response to a similar proposal last year HCA disclosed additional information on policies and enhanced, though still partial, disclosures of corporate spending. Though laudable this is deficient because HCA does not on its website disclose all direct and indirect corporate-funded election-related spending, particularly payments to 501(c)(4) social welfare organizations and payments to influence the outcome of ballot measures/referenda.

Publicly available records show HCA has contributed over $12.5 million in corporate funds since the 2010 election cycle. But information on indirect electoral spending through 501(c)(4) groups cannot be obtained by shareholders unless the Company discloses it.

This proposal asks the Company to disclose all of its electoral spending, including payments to 501(c)(4) organizations. This would bring HCA in line with a growing number of leading companies, including ArnerisourceBergen Corp., Bristol-Myers Squibb Co, and Cardinal Health, Inc., which present this information on their websites.

Without knowing the recipients of our company’s political dollars we cannot sufficiently assess whether HCA’s election-related spending aligns with its policies and core values.

Please vote for this important governance reform:

Improve Disclosure of Political Spending — Proposal 5

Statement of the Board of Directors in Opposition to the Stockholder Proposal

We have carefully reviewed Proposal 5 and, for the following reasons, have determined that approval of it would not be in the best interests of HCA Healthcare or its stockholders. The Board unanimously recommends a vote “Against” the proposal.

The Board believes it is in the best interests of our stockholders and other stakeholders for HCA Healthcare to be an effective participant in the political process and that our related policies and procedures and disclosure practices are prudent and effective.

HCA Healthcare participates in the political process to help educate policymakers, shape public policy and address proposals and legislation that impact our business strategy and the patients and communities we serve. We make contributions to policymakers on both sides of the aisle who share our commitment to improving access and quality of health care, and who understand the importance of a robust health care industry.

We are subject to extensive regulation at the federal, state and local levels and are involved in a number of legislative initiatives across a broad spectrum of policy areas that can have a significant effect on our business and operations, our employees and the patients and communities we serve. We ethically and constructively promote legislative and regulatory actions that further the business objectives and interests of HCA Healthcare and our stakeholders. In August 2022, we published a report, Principles for Building Healthy Communities, on the Company’s website that outlines our current guideposts and how we are working to create a positive impact and striving to transform the delivery of healthcare through our focus on:

•	delivering quality patient care;

•	advancing research, technology and care transformation;

•	increasing access to affordable care; and

•	supporting and investing in our workforce.

An important part of participating effectively in the political process is making prudent political contributions, when and where permitted by applicable law. HCA Healthcare’s political contributions and expenditures are made without regard to the personal political preferences of individual HCA

Healthcare Board members, officers or employees. We believe that recipients of our political contributions take positions and address issues of importance to HCA Healthcare. We also maintain memberships with a variety of trade associations. The trade associations in which we participate take positions and address policy issues in a collective manner and often advance positions consistent with the interests of the Company and our industry. However, participation in the political process and as a member of various trade associations comes with the understanding that we may not always agree with all of the positions of the recipients of our political contributions, the organizations in which we participate or the other members of those organizations.

We make our key policies and procedures regarding our participation in the political process publicly available, supporting an appropriate level of transparency and disclosure.

Political contributions are subject to extensive governmental regulation and public disclosure requirements, and HCA Healthcare remains committed to complying with all applicable campaign finance laws. The proposal seeks public disclosure of policies and procedures related to, and information on the role of the Board in, the Company’s electoral contributions and expenditures. The Government Relations page on the Company’s website, which has been significantly enhanced over the past 15 months, already contains information regarding our participation in the political process, including our policy on political contributions and the oversight role that our Board plays in the Company’s political activities. Also available on our Government Relations page is our HCA Healthcare Political Participation Overview report, which is published semi-annually (and archived) and includes disclosure of:

•

the advocacy tools we utilize, including state and federal lobbying, participation in trade associations and coalitions with other healthcare organizations and political giving, as well as related compliance protocols and oversight;

•	dues paid by HCA Healthcare to trade associations and coalitions in excess of $25,000 that were allocated to non-deductible lobbying activity under the Internal Revenue Code; and

•	all federal and state contributions by HCA Healthcare’s affiliated political action committees (“PACs”) and, where permissible, state contributions made directly by HCA Healthcare.

In response to feedback from our stakeholders, we lowered the reporting threshold to disclose trade association and coalition memberships from $50,000 to $25,000 annually, beginning with our Political Participation Overview report for the January 1, 2022 to June 30, 2022 period. Our extensive disclosures and other enhancements have been recognized by The Center for Political Accountability, in conjunction with the Zicklin Center for Governance & Business Ethics at the University of Pennsylvania, which publishes an annual index of corporate political disclosure and accountability for the FTSE Russell 1000. HCA Healthcare’s CPA-Zicklin Index score more than doubled from 2021 to 2022, placing the Company in its second tier and resulting in the Company receiving a better score than approximately 740 companies in the FTSE Russell 1000. We also plan to further enhance transparency by eliminating the $25,000 reporting threshold for contributions to Section 527 organizations, beginning with our Political Participation Overview report for the July 1, 2022 to December 31, 2022 period.

HCA Healthcare provides an opportunity for its eligible employees to participate in the political process by joining HCA Healthcare’s non-partisan PAC, the HCA Good Government Fund. The political contributions made by the HCA Good Government Fund are funded entirely by the voluntary personal contributions of our legally eligible employees. No contributions are made from corporate funds. A board of directors composed of HCA Healthcare employees oversees the operations of the HCA Good Government Fund and works closely with the Company to ensure that the HCA Good Government Fund adheres to applicable requirements.

The HCA Good Government Fund’s activities are subject to comprehensive regulation by federal, state and local governments, including detailed disclosure requirements, which include monthly reports filed with the Federal Election Commission. These reports are publicly available at www.fec.gov and include an itemization of the HCA Good Government Fund’s receipts and disbursements, including any political contributions over a legally specified amount.

HCA Healthcare operates individual state PACs in 14 states where we have health care operations. Each of these state PACs has its own board of directors and operates in accordance with individual state law, but each PAC, whether federal or state, operates under uniform bylaws. The receipts and disbursements of our state PACs, including any political contributions, are subject to public disclosure requirements under relevant jurisdictional rules. We make contribution information publicly available on our website in our semi-annual Political Participation Overview report.

All political contributions from our federal and state PACs are considered and approved by the Government Relations Director, the Senior Vice President – Government Relations, or, in the case of state contributions, the applicable Division President. Decisions are based on a number of factors, such as our belief the recipient shares our commitment to improving access and providing quality health care to our patients, among others. HCA Healthcare also makes limited donations to select 501(c)(4) organizations, which are nonprofit, tax-exempt groups that seek to influence public policy through advocacy and educational activities, and which can also engage in limited political activity as long as it is not their primary purpose.

The Board oversees and reviews semi-annually our political spending activities.

Our Nominating & Corporate Governance Committee (the “Committee”), comprised solely of independent directors, assists the Board in overseeing HCA Healthcare’s political activities. The Committee charter requires the Committee to review and consider the Company’s policies and practices regarding political activities, including political contributions and lobbying. The Committee also reviews and discusses the Company’s political activities, including political processes, spending and lobbying activities and expenditures, with HCA Healthcare’s Senior Vice President – Government Relations on at least a semi-annual basis. This Committee oversight complements and is in addition to our management level processes, controls and oversight of our political activities, including with respect to donations to select 501(c)(4) organizations.

The Board believes HCA Healthcare’s existing disclosures and Board oversight are robust and this proposal would result in an unnecessary and unproductive use of our and our stockholders’ resources.

The Board believes HCA Healthcare is appropriately transparent about its direct and indirect political spending and contributions. As discussed above, HCA Healthcare publishes (and archives) annual and semi-annual reports regarding its political spending and contributions. Any additional reporting would result in undue cost and administrative burden without providing appropriate benefit or value to stockholders. Although the proposal critiques HCA Healthcare’s disclosure page for not including payments to influence the outcome of ballot measures/referenda, such contributions to ballot, referendum and initiative committees are already made available to the public through the relevant state or local campaign finance regulator. Unilateral expanded disclosure of HCA Healthcare’s political activities would potentially benefit parties whose interests are different or adverse to HCA Healthcare’s at the expense of HCA Healthcare and its stakeholders. Further, the Board believes that the Company’s existing policies and procedures, together with Committee oversight, provide appropriate governance with respect to the Company’s political activities.

For all of the reasons discussed above, the Board believes that the adoption of this proposal is unnecessary and is not in the best interests of our stockholders.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL.

Vote Required

The stockholder proposal will be approved if it receives affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote.

PROPOSAL 6 — STOCKHOLDER PROPOSAL REGARDING

AMENDMENT TO PATIENT SAFETY AND QUALITY OF CARE COMMITTEE CHARTER

We have been advised that Michael Frerichs, as Trustee of the Bright Start College Savings Trust, 555 W. Monroe, 14th Floor, Chicago, IL 60661, and Francisco R. Coronado, 2711 SW 113th Court, Miami, FL 33165, who have each indicated they are the beneficial owners of at least the required value of shares of our common stock, intend to present the following proposal for consideration at the annual meeting. The resolution and supporting statement are quoted verbatim below. We are not responsible for the content of the proponent’s proposal or supporting statement.

Proponent’s Proposal and Supporting Statement

Proposal — Amendment to Patient Safety and Quality of Care Committee Charter

RESOLVED, that shareholders of HCA Healthcare, Inc. (“HCA”) urge the Board of Directors to take the steps necessary to amend the charter of the Board’s Patient Safety and Quality of Care Committee (the “Committee”) to provide that the Committee has the power and duty to review staffing levels and their impact on patient safety and the quality of patient care.

SUPPORTING STATEMENT

The Committee has a responsibility to “review matters concerning or relating to the quality of medical care delivered to patients, efforts to advance the quality of health care provided and patient safety.”1 Adequate staffing levels are critical to patient safety and high-quality care. Studies show that as the number of patients assigned to a nurse increases, so too do morbidity, mortality and patient safety events such as falls and post-operative infections.2

Inadequate staffing levels can be caused by health care worker burnout, which according to a recent report by the U.S. Surgeon General, contributes to high turnover and staffing shortages, as well as “harmful consequences for patient care and safety.”3 At the same time, inadequate staffing levels and the stress associated with working under those conditions, causes turnover, creating a vicious cycle. The Surgeon General’s report recommends that health care organizations “updat[e] policies for staffing standards that ensure patient safety and health worker well-being.”4

The COVID-19 pandemic’s exacerbation of health care worker burnout and the resulting impacts on turnover and patient care have been widely chronicled in media reports.5 Policymakers are responding: in January 2022, the Biden Administration awarded $103 million in American Rescue Plan

[1]	https://s23.q4cdn.com/949900249/files/doc_downloads/governance_documents/2021/HCA_Healthcare__Patient_Safety _and_Quality_of_Care_Charter_October_2021.pdf
[2]

https://psnet.ahrq.gov/primer/nursing-and-patient-safety; https://www.ajicjournal.org/article/S0196-6553(12)00709-2/fulltext; https://online.emich.edu/degrees/healthcare/rn-to-bsn/nurse-staffing-affects-patient-safety-satisfaction/

[3]	https://www.hhs.gov/sites/default/files/health-worker-wellbeing-advisory.pdf, at 7
[4]	https://www.hhs.gov/sites/default/files/health-worker-wellbeing-advisory.pdf, at 22.
[5]

E.g., https://www.usnews.com/news/health-news/articles/2021-11-15/us-faces-crisis-of-burned-out-health-care-workers; https://www.latimes.com/opinion/story/2021-03-05/national-strategy-healthcare-workers-mental-health; https://who13.com/news/its-dangerous-des-moines-nurse-quits-job-details-hospital-conditions-and-low-staffing-numbers/; https://www.usnews.com/news/health-news/articles/2022-07-28/staff-shortages-choking-u-s-health-care-system; https://www.axios.com/2022/03/28/health-workforce-shortages-begin-to-weigh-on-patient-safety.

funds “to improve the retention of health care workers and help respond to the nation’s critical staffing needs by reducing burnout.”6 Bipartisan federal legislation providing additional funds for physician mental health care was introduced in the House in 2022;7 legislation imposing staffing standards, or mandating a process to set such standards that incorporates health care workers’ input, has been passed in New York8 and Colorado,9 and introduced in Washington10 and Pennsylvania since the start of the pandemic.11

HCA’s staffing levels are reportedly 30% below the industry average in recent years. Eighty-nine percent of respondents to a January 2022 survey of over 1,500 health care workers at HCA hospitals agreed with the statement, “I feel short staffing at my hospital is compromising patient care.”12 An HCA nurse recently published an opinion piece in Newsweek describing patient care and safety consequences of inadequate staffing.13

Despite staffing levels’ importance, the Committee’s charter does not specifically identify them as a factor the Committee should review in connection with its oversight of patient safety and quality of care. We believe that robust board oversight of this area is crucial for effective risk management and protection of long-term shareholder value.

Proposal — Amendment to Patient Safety and Quality of Care Committee Charter

[6]	https://www.hhs.gov/about/news/2022/01/20/biden-harris-administration-awards-103-million-american-rescue-plan -funds-reduce-burnout-promote-mental-health-wellness-among-health-care-workforce.html
[7]	https://www.congress.gov/bill/117th-congress/house-bill/8890?s=1&r=6
[8]	https://www.healthcaredive.com/news/new-york-passes-safe-staffing-law-for-hospitals-nursing-homes/602171/
[9]	https://www.beckershospitalreview.com/workforce/colorado-requires-hospitals-to-establish-nurse-staffing-committees.html
[10]

https://www.seattletimes.com/seattle-news/health/wa-hospital-workers-filed-record-number-of-workplace-safety
-complaints-last-year-unions-say/; https://skillednursingnews.com/2022/04/nursing-home-staffing-minimum-law-takes-effect-in-new-york/

[11]	https://www.legis.state.pa.us/CFDOCS/billInfo/billInfo.cfm?syear=2021&sInd=0&body=S&type=B&bn=240
[12]

https://www.seiu.org/2022/01/new-national-survey-of-nurses-and-healthcare-workers-at-hca-hospitals-sounds-alarm-bells-nearly
-80-percent-of-respondents-report-short-staffing-is-jeopardizing-patient-care-at-americas-largest-for-profit-hospital-corporation

[13]	https://www.newsweek.com/our-health-care-system-facing-massive-staffing-shortages-crisis-looming-opinion-1738073

Statement of the Board of Directors in Opposition to the Stockholder Proposal

We have carefully reviewed Proposal 6 (the “Proposal”) and, for the following reasons, have determined that approval of it would not be in the best interests of HCA Healthcare or its stockholders. The Board unanimously recommends a vote “Against” the Proposal.

The Proposal is unnecessary because our existing governance structures already provide robust oversight with respect to patient safety, human capital, and risk management.

The Proposal is unnecessary because our existing governance structures already require oversight with respect to patient safety, human capital and risk management. The Board oversees risk management both directly and through delegation of certain responsibilities to the Patient Safety and Quality of Care Committee (the “Committee”) and the Compensation Committee of the Board. The Committee charter, which the Proposal seeks to amend, details the powers and duties of the Committee, including with respect to reviewing:

•	the Quality, Safety, Risk, and Clinical Services Improvement Strategies;

•	the policies and procedures developed to promote quality patient care and patient safety;

•	the development of internal systems and controls to carry out the Company’s standards, policies and procedures relating to quality of patient care and patient safety; and

•	as appropriate, information relating to Company quality, clinical risk, patient safety and performance improvement.

The Committee charter empowers the Committee to review any matters that might impact patient safety, which includes staffing levels. The Committee charter also provides that the Committee shall review matters concerning or relating to the quality of medical care delivered to patients, efforts to advance the quality of healthcare provided, and patient safety. The Proposal seeks to substitute the proponent’s judgment for the Board’s judgment with respect to the appropriate manner of Board oversight of these matters by making a particular review by the Committee mandatory. We believe the Board and management are the parties best positioned to determine the appropriate governance and oversight of these matters for the Company. Also, the Proposal incorrectly assumes that without amending the Committee charter, the Company’s existing safeguards and procedures at the Board and hospital level are insufficient to ensure appropriate staffing and to evaluate the impact of staffing on patient safety.

The Board oversees human capital considerations through specific delegation to the Board’s Compensation Committee, including HCA Healthcare’s human capital management strategies and policies with respect to attracting, developing, retaining and motivating employees, developing workplace culture, improving employee relations, and promoting diversity and inclusion, pay equity, and workplace safety.

In addition, as part of the Board’s oversight of risk management, the full Board receives detailed reporting about HCA Healthcare’s enterprise risk management processes, which include an annual risk assessment that is used to identify risks and potential mitigation strategies. The results of this enterprise risk management process are presented to and discussed with management and the Board, and such risks and mitigation strategies are regularly monitored and updated. Members of senior management attend the quarterly Board meetings, as appropriate, and are available to address any questions or concerns raised by the Board regarding risk management. Additionally, each quarter, the Board receives presentations from senior management on strategic matters involving our operations, such as quality, safety and staffing.

We believe that HCA Healthcare’s existing governance structures, including Board delegation to the Committee and the Compensation Committee, already provide the appropriate level of oversight with respect to patient safety, human capital and risk management, and therefore, we do not believe the Proposal would result in any meaningful benefit to our patients.

Our staffing practices reflect our commitment to the safety of our patients and colleagues.

Our staffing practices are an essential component of the delivery of high-quality care, and we believe our staffing levels are safe and appropriate. Staffing decisions to support our approximately 36 million annual patient encounters are made on a daily basis at the hospital level. Like many other healthcare providers, our hospital nursing leaders determine nurse staffing levels based on many different factors and projections, including, but not limited to:

•	the projected number of patients, the anticipated complexity of their medical needs, and the particular area of care patients are expected to require, such as surgery or the intensive care unit;

•	the number, type, licensure, and skills of staff available at the time schedules are developed;

•	the potential for surges in the number of patients each day; and

•	the applicable legal requirements affecting the composition of clinical teams and the delivery of patient care, including those at the state or federal level or required by our accrediting bodies.

Our nurse, hospital and regional leaders also evaluate our staffing models utilizing multiple factors, including, but not limited to, quality data, patient outcomes, and nurse sensitive indicators, to ensure that our patients are receiving the high-quality care they require.

HCA Healthcare is a leader in high-quality care.

In each of our approximately 36 million annual patient encounters, we strive to give every one of our patients the high-quality care they need and deserve. The high-quality care we deliver has been recognized by leading independent authorities on hospital safety. For example, in fall 2022, more than 80% of the HCA Healthcare hospitals rated by The Leapfrog Group received an “A” or “B” Leapfrog Safety Score, which is 24 percentage points higher than the national average.

According to the Agency for Healthcare Research and Quality, over half of the most common reasons people seek care in hospitals across the United States are infections, stroke, and cardiac-related events. In those complex care situations, HCA Healthcare outperforms the national benchmarks, in many cases outperforming three quarters of hospitals in the United States. For example, according to CMS Care Compare released October 2022:

•

Over 75% of the time, an HCA hospital performs better than the national average across the six publicly reported Healthcare-Associated Infections based on a Standardized Infection Ratio of actual infections/expected infections.

•	Over 90% of HCA Healthcare hospitals perform at or above the national average for sepsis bundle compliance, which focuses on early recognition and early intervention.

•	Over 75% of HCA Healthcare hospitals perform at or better than the national average on stroke care based on the 30-day risk-standardized mortality rate for Medicare FFS stroke patients.

•

Over 60% of HCA Healthcare hospitals perform at or better than the national average for heart attack and heart failure based on 30-day risk-standardized mortality rates for Medicare FFS Heart Attack and Heart Failure patients, respectively.

HCA Healthcare actively pursues ways to improve our quality of care and patient safety. For instance, our new Enhanced Surgical Recovery program helps patients recover more quickly from surgery with less use of opioids and reduces the rate of readmission. We have also set multiple standards around baby delivery, C-sections, pre- and post-partum risks for mothers, and hospital infection prevention. In addition, we executed “Get With The Guidelines – Stroke”, an in-hospital program for improving stroke care, across our hospitals and reduced our door-to-needle time for stroke care to 34 minutes, which is faster than the national standard of 60 minutes set by the American Heart Association and the American Stroke Association.

HCA Healthcare is committed to providing our caregivers with the support and resources they need in order to provide our patients with high-quality care.

We believe it is critical to support our nurses by focusing on recruitment, retention, new care models and capacity management. This past year, HCA Healthcare hired 21,332 RNs and LPNs representing an increase of 3% year-over-year, and 3,354 nurse externs representing a 146% increase year-over-year. Hospital RN turnover decreased 10% as compared to the prior year. In addition, in 2022, we invested almost half a billion dollars in additional compensation for our frontline caregivers and support staff, including our nurses. From an operational perspective, we are streamlining the care we provide by focusing more of our nurses’ time on hands-on patient care and on tasks that only a nurse can perform. To support this effort, we are recruiting for roles including Licensed Practical Nurses (LPNs) and Patient Care Technicians (PCTs), who support our Registered Nurses (RNs) and allow them to work more efficiently. In 2022, HCA Healthcare added more than 4,000 support positions, including LPNs and PCTs, to assist our nurses to practice at the top of their licenses.

We are also invested in supporting the personal wellbeing of our nurses so they can continue to provide the high-quality, patient-centered care our communities deserve. For example, our Nurse Care program is a free, confidential, 24/7 support program and counseling service that provides HCA Healthcare full-time and part-time hospital-based nurses remote access to licensed psychologists, social workers and marriage and family therapists. In addition, through our partnership with Optum, we offer free, confidential counseling sessions to our colleagues and members of their immediate household. We also provide our colleagues with access to free digital applications, resources and referral services to find help with anything else they may need, from home maintenance to legal support. For all of the reasons discussed above, the Board believes that the adoption of the Proposal is unnecessary, interferes with existing oversight and management efforts that have proven to be successful and is not in the best interests of our stockholders.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL.

Vote Required

The stockholder proposal will be approved if it receives affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the virtual annual meeting and entitled to vote.

OTHER MATTERS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the annual meeting. The persons named in the Proxy Card will vote in accordance with the recommendation of the Board of Directors on any other matters incidental to the conduct of, or otherwise properly brought before, the annual meeting. The Proxy Card contains discretionary authority for them to do so.

EXECUTIVE COMPENSATION

COMPENSATION RISK ASSESSMENT

In consultation with the Compensation Committee (the “Committee”) of the Board of Directors, members of Human Resources, Financial Reporting, Legal, Enterprise Risk Management and Internal Audit conducted an assessment of whether the Company’s compensation policies and practices encourage excessive or inappropriate risk-taking by our employees, including our named executive officers. This assessment included a review of the risk characteristics of our business and the design of our incentive plans and policies. Although a significant portion of our executive compensation program is performance-based, the Committee has focused on aligning the Company’s compensation policies with the long-term interests of the Company and avoiding rewards or incentive structures that could create unnecessary risks to the Company.

Management reported its findings to the Committee, and the Committee agreed with management’s assessment that our plans and policies do not encourage excessive or inappropriate risk-taking and determined such policies or practices are not reasonably likely to have a material, adverse effect on the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers.  The following executive compensation discussion and analysis describes the principles underlying our executive compensation policies and decisions as well as the material elements of compensation for our named executive officers. Our named executive officers for 2022 were:

•	Samuel N. Hazen, Chief Executive Officer;

•	William B. Rutherford, Executive Vice President and Chief Financial Officer;

•	Jon M. Foster, President — American Group[1];

•	Charles J. Hall, President — National Group[1]; and

•	Michael R. McAlevey, Senior Vice President and Chief Legal Officer.

[1]

Effective January 1, 2023, Mr. Foster was promoted to the position of Executive Vice President and Chief Operating Officer. Mr. Hall retired from his executive officer position of President – National Group, effective December 31, 2022.

Compensation Philosophy and Objectives.  In order to achieve our mission and business objectives, our compensation programs are directed toward attracting, retaining and rewarding a qualified and diverse workforce. We seek to pay all of our employees fairly, balancing a variety of internal and external factors aligned to our Company culture and values.

The core philosophy of our executive compensation program is to support the Company’s primary objective of providing high quality health care to our patients, while making a positive impact on the communities in which we operate and enhancing the long-term value of the Company to our stockholders. Specifically, the Committee believes that an effective executive compensation program (for all executives, including named executive officers):

•	Reinforces the Company’s values and strategic initiatives;

•	Aligns the economic interests of our executives with those of our stockholders; and

•	Encourages attraction and long-term retention of the highest quality employees.

The Committee is committed to a strong, positive link between our business objectives and performance and our executive compensation and benefits practices.

Our compensation philosophy also allows for flexibility in establishing executive compensation based on an evaluation of information prepared by management or other advisors and other subjective and objective considerations deemed appropriate by the Committee, subject to any contractual agreements with our executives. The Committee will also consider the recommendations of our Chief Executive Officer for executives other than himself. This flexibility is important to ensure our compensation programs are competitive and our compensation decisions appropriately reflect the unique contributions and characteristics of our executives.

2022 Performance Highlights

Financial Results and Stockholder Return:

•	For 2022, revenues totaled $60.233 billion, a 2.5% increase from 2021.

•	We generated solid cash flows from operating activities, totaling $8.522 billion for 2022.

•	We paid $2.24 per share in dividends in 2022, a 17% increase from 2021.

Quality and Patient Care:

•	The Company’s performance scores on the Centers for Medicare & Medicaid Services (“CMS”) inpatient and outpatient core measures continued to exceed the CMS national averages.

For example, according to CMS Care Compare released in October 2022:

•

Approximately 75% of the time, an HCA hospital performs better than the national average across the six publicly reported Healthcare-Associated Infections based on a Standardized Infection Ratio of actual infections/expected infections.

•	Over 90% of HCA Healthcare hospitals perform at or above the national average for sepsis bundle compliance, which focuses on early recognition and early intervention.

•	More than 80% of HCA Healthcare affiliated U.S. hospitals rated by The Leapfrog Group in 2022 received an “A” or “B” Leapfrog Safety Score. This is higher than the national average of 57%.

•	14 HCA Healthcare-affiliated hospitals received “Best Hospital” rankings in the 2022-2023 report by U.S. News and World Report.

•

Using data, technology and evidence-based clinical protocols for improving stroke care, HCA Healthcare facilities reduced median door-to-needle time for stroke care to 34 minutes, which is 43% faster than the national stroke treatment goal of 60 minutes set by the American Heart Association and the American Stroke Association.

Impact of Performance on 2022 Compensation.  Our compensation philosophy, which is described in more detail herein, is centered around creating a strong link between the performance of business objectives and the value of compensation. The compensation of our named executive officers in 2022 was directly impacted by our financial performance, quality objectives, and stockholder return as detailed below.

Performance Objective	Link to 2022 Compensation

Financial	80% of 2022 annual Senior Officer Performance Excellence Program (“PEP”) incentive awards were based on achieving a targeted level of EBITDA (defined below). Vesting for performance share units granted in 2022 are based on achievement of a cumulative diluted earnings per share (“EPS”) goal for fiscal years 2022 – 2024.

Quality/Patient Care	20% of 2022 annual PEP incentive awards were based on Company performance against industry patient care and quality benchmarks. Quality performance is important to our ability to attract and retain patients, physicians and colleagues. Quality performance is also embedded within the financial (or EBITDA) performance portion of the PEP, as there are numerous hospital-based quality arrangements that align quality care and our financial performance, such as the CMS value-based arrangements (including the Hospital Acquired Condition Reduction Program, Hospital Readmission Reduction Program and the Hospital Value-Based Purchasing Program) and commercial payer quality incentive components included in our pay-for-performance contracts.

Stockholder Return	Target annual equity awards value granted in 2022 (50% in four-year time-based stock appreciation rights (“SARs”) and 50% in three-year cumulative EPS-vested performance share units (“PSUs”)) were designed to reward executives for future growth in stockholder value.

While the Company exceeded the 2022 PEP targets for several of the quality-based metrics established for the year, the Company’s financial performance did not meet the threshold EBITDA level for payment of the financial portion of the 2022 PEP. As a result, annual incentive payouts for the named executive officers under the 2022 PEP were paid at 22.27% of target for all the Named Executive Officers other than Mr. Foster, who received 60.56% of target due to the 50% of his financial performance target tied to the EBITDA of the American Group.

The Company’s cumulative financial performance for fiscal years 2020 – 2022 exceeded the EPS-based performance share unit target established for the three-year period, which was designed to reward long-term Company performance. As a result, participants earned 200% of the performance share units granted in 2020, which were tied to 2020 – 2022 cumulative EPS performance.

2022 “Say-on-Pay” Advisory Vote.  The Company provided stockholders a “say-on-pay” advisory vote on its executive compensation in 2022, as required under the Dodd-Frank Act. At our 2022 annual meeting of stockholders, stockholders expressed substantial support for the compensation of our named executive officers, with approximately 94% of the votes cast for approval of the “say-on-pay” advisory vote on executive compensation. The Committee evaluated the results of the 2022 advisory vote and considered many other factors in evaluating the Company’s executive compensation programs as discussed in this Compensation Discussion and Analysis. In light of the substantial support expressed by our stockholders for our compensation program, the Committee did not make any changes to our executive compensation program and policies as a direct result of the 2022 “say-on-pay” advisory vote.

Stockholder Engagement.  The Company engages with stockholders throughout the year primarily through regular investor relations meetings and stockholder outreach sessions. The Company views its interactions with stockholders as a two-way dialogue and seeks to provide information and perspective concerning various subjects, such as the Company’s performance, strategy, corporate responsibility, corporate governance, environmental strategy, diversity, quality and equity of care and executive compensation-related matters. The Company also solicits and receives feedback on a regular basis with respect to a broad range of topics of interest to our stockholders.

Consistent with prior years, in the first quarter of 2023, the Company extended invitations to meet with our 15 largest stockholders (excluding Hercules Holding II), collectively holding approximately 38 percent of our common stock.

Key Compensation Practices and Policies

The Company has adopted the following key programs, policies and practices to respond to evolving good governance practices in executive compensation and enhance the alignment of our executive compensation programs and stockholder interests:

•

Restrictions on Hedging and Pledging Transactions:  Executive officers, directors and other Company insiders are restricted from (i) engaging in hedging transactions designed to reduce or limit economic risk with respect to such individual’s interest in Company securities and (ii) pledging Company securities as collateral for margin or other loans.

•

Performance-Based Long-Term Incentive Programs:  Since 2015, the Company has granted PSU awards which vest based on achievement of a three-year cumulative EPS goal, in addition to time-based stock settled SAR awards.

•

Policies that Discourage Short-Term Risk Taking:  Annual incentive payouts under the PEP are subject to clawback if there are any financial restatements or inaccuracies later found in program metrics. Executive officers, directors and other Company insiders are also restricted from engaging in transactions in which such individuals may profit from short-term speculative swings in the value of Company securities.

•	Double-Trigger Change in Control Provisions: All SAR and PSU awards are subject to a “double-trigger” for accelerated vesting under certain change in control scenarios.

•

Tax Gross-Ups on Perquisites:  The Company does not provide any gross-up payments to our named executive officers to cover the taxes due on perquisite related income other than tax assistance (gross-up payments) on taxable relocation benefits.

•

No Excise Tax Gross-Ups on Change in Control Payments:  The Company does not provide for any excise tax gross-up on benefits received in connection with a change in control of the Company for our executive officers.

•

Share Ownership Guidelines:  The Company’s share ownership guidelines provide that our Chief Executive Officer should hold Company equity valued at least five times his base salary, and our other named executive officers should hold equity valued at least three times their respective base salaries within five years of appointment to their position.

•

Minimum Vesting Periods:  Equity awards granted under the Company’s 2020 Stock Incentive Plan must have minimum vesting or services periods of at least one year, other than in connection with a change in control or, the death or permanent disability of a participant, subject to an exception for up to five percent of the shares initially available under the plan.

•

Policies that Reinforce the Company’s Mission and Values:  Annual incentive payouts under the PEP are subject to a certification by the CEO that the participant has acted in accordance with the Company’s stated mission and values, the Code of Conduct and other regulatory requirements. Further, all employees are required to complete annual Code of Conduct training to continue to receive their salary and benefits.

Overview of Executive Compensation Programs.  The Committee is generally charged with the oversight of our executive compensation and rewards programs. The Committee is currently composed of Meg G. Crofton, Robert J. Dennis (Chair), Charles O. Holliday, Jr. (retiring at annual meeting) and Michael W. Michelson. Responsibilities of the Committee include the review and/or approval of the following items:

•	Executive compensation strategy and philosophy;

•	Evaluation process and compensation arrangements for executive management, including the CEO;

•	Design and administration of the annual Senior Officer PEP;

•	Design and administration of our equity incentive plans;

•	Executive benefits and perquisites (including the HCA Restoration Plan and the Supplemental Executive Retirement Plan);

•	Management succession planning;

•

Human capital management strategies and policies with respect to attracting, developing, retaining and motivating leadership and colleagues, workplace culture, employee relations, diversity and inclusion initiatives, pay equity, and workplace safety; and

•	Any other executive compensation or benefits related items deemed appropriate by the Committee.

In addition, the Committee considers the proper alignment of executive pay policies with Company values and strategy by overseeing executive compensation policies, human capital management strategies and policies, corporate performance measurement and assessment, and the Chief Executive Officer performance assessment.

The Committee may retain the services of independent outside consultants, as it deems appropriate in its sole discretion, to assist in the strategic review of programs and arrangements relating to executive compensation and performance. The Committee has retained Semler Brossy as its external advisor. The Committee considers advice and analysis presented by Semler Brossy in making decisions on compensation plan designs and compensation decisions for the executive officers and directors. As required under the NYSE listing rules, the Committee has considered and assessed all factors relevant to Semler Brossy’s independence from management, including, but not limited to, those set forth in Section 303A.05(c)(iv) of the NYSE Listed Company Manual, as applicable. Based on this review, the Committee is not aware of any conflict of interest that has been raised in connection with work performed by Semler Brossy.

Elements of Compensation

Our compensation program is heavily weighted towards performance-based compensation, reflecting our philosophy of increasing the long-term value of the Company and supporting strategic imperatives. The following table summarizes the elements of our total compensation program for the named executive officers and provides the reasons these elements are included in the program:

Category of Compensation	Elements of Compensation	Why We Provide

Cash Compensation	Salary Annual Incentive (Performance Excellence Program) Signing Bonus	• Attract, retain, and motivate key executive talent • Provide income security • Motivate and reward annual financial, operations and quality performance results

Long-Term Incentives	Equity Grants (SARs and PSUs)	• Attract, retain, and motivate key executive talent • Align interests of executives and stockholders • Motivate and reward long-term financial performance • Encourage executive stock ownership

Benefits	Retirement Benefits Personal Benefits Severance & Change in Control Benefits	• Attract and retain key executive talent • Enhance executive productivity • Provide opportunity for financial security in retirement

Consistent with the Committee’s commitment to a strong, positive link between our business objectives, our performance and our executive compensation practices, we have placed a significant emphasis on pay “at risk,” based on the achievement of financial performance, quality patient care and the performance of our stock. The following charts illustrate that 89% of our Chief Executive Officer’s total direct compensation and 72% of the other named executive officers’ average total direct compensation for 2022 was performance-based pay, with a significant emphasis on long-term performance and stockholder value creation. For the purposes of these charts, total direct compensation includes salary, actual annual incentive payouts, the grant date fair value of annual and one-time equity grants made in 2022 and Mr. McAlevey’s signing bonus, as reported in the 2022 Summary Compensation Table (and excludes benefits and other compensation).

Peer Group Market Data.  Our Human Resources team, in collaboration with Semler Brossy, collects and presents to the Committee compensation data from similarly-sized companies, to the extent that comparable position matches and components of pay are available.

In order to assess the competitiveness of our compensation for our Named Executive Officers (other than Mr. McAlevey), Semler Brossy collected and reviewed compensation data for top executive positions for large public health care companies. These companies included, in addition to health care providers, companies in the health insurance, pharmaceutical, medical supply and related industries. This peer group’s 2021 revenues ranged from $12.4 billion to $287.6 billion, with median revenues of $48.7 billion, which is comparable to our size. The companies in this analysis included:

• Abbott Laboratories • AmerisourceBergen Corp. • Amgen Inc. • Anthem, Inc. • Bristol-Myers Squibb Company • Cardinal Health, Inc. • Centene Corp.	• CIGNA Corp. • Community Health Systems, Inc. • Eli Lilly and Company • Humana Inc. • Johnson & Johnson • Medtronic Inc. • Merck & Co., Inc.	• Pfizer Inc. • Tenet Healthcare Corporation • Thermo Fisher Scientific Inc. • UnitedHealth Group Incorporated • Universal Health Services, Inc.

To assess the competitiveness of our compensation for Mr. McAlevey as well as other executive officers, Semler Brossy collected and reviewed compensation data from the following nationally recognized survey sources in anticipation of establishing 2022 executive compensation:

Survey	Revenue Scope
Willis Towers Watson Executive Compensation Database	Greater than $20B
Radford Global Compensation Database	Greater than $50B

These particular revenue scopes were selected because they were the closest approximations to HCA Healthcare’s revenue size. Each survey that provided an appropriate position match and sufficient sample size was utilized in the analysis.

Consistent with our compensation philosophy, the Committee considers the market findings as only one input in developing our executive compensation programs, and will also consider, among other factors (typically not reflected in these data sources): the executive’s individual performance during the year, his or her projected role and responsibilities for the coming year, his or her actual and potential impact on the successful execution of Company strategy, recommendations from our Chief Executive Officer (for executives other than himself) and the independent compensation consultant, the executive’s experience and professional status, internal pay equity considerations, and employment market conditions and compensation practices within our peer group. These factors are considered on a case-by-case basis for each executive without any specific weighting or formula.

Elements of Compensation – Base Salary

Base salaries are intended to provide reasonable and competitive fixed compensation for regular job duties. We do not adjust salaries for all executive officers on an annual basis, but rather make changes based on changes in responsibilities, market pay practices, internal equity and other factors as discussed above on a case-by-case basis.

Named Executive Officer	2021 Salary	2022 Salary[1]

Samuel N. Hazen	$1,482,570	$1,512,222

William B. Rutherford	$918,243	$936,608

Jon M. Foster	$900,584	$918,596

Charles J. Hall	$900,584	$918,596

Michael R. McAlevey	$—	$915,000

[1]

In recognition of their individual performance and a review of internal and external pay equity, the salaries of Messrs. Hazen, Rutherford, Foster and Hall were each increased by 2%, effective February 1, 2022. Mr. McAlevey’s annualized base salary is reflected in the table above, with his actual base salary prorated based on his joining the Company on January 24, 2022.

In recognition of their individual performance and a review of internal and external pay equity, the salaries of Messrs. Rutherford and McAlevey were increased by 6.8% and 3.0%, respectively, to $1,000,000 and $942,450, respectively, effective February 1, 2023. In recognition of Mr. Foster’s new role as Executive Vice President and Chief Operating Officer, his salary was increased to $1,000,000 effective January 1, 2023. Mr. Hazen’s salary was not changed for 2023.

Elements of Compensation – Annual Incentive Compensation: PEP

The PEP is intended to reward named executive officers for annual financial and quality performance, with the goals of providing high quality health care for our patients and increasing stockholder value. Accordingly, the Company’s 2022 Senior Officer Performance Excellence Program (the “2022 PEP”) was approved by the Committee to cover annual incentive awards for 2022. Incentive opportunity targets were intended to provide a meaningful incentive for executives to achieve or exceed performance goals and be competitive with market practices. Each named executive officer in the 2022 PEP was assigned a 2022 annual award target expressed as a percentage of salary ranging from 85% to 170%, and the PEP award targets for our named executive officers were not changed from 2021 to 2022.

Actual awards under the 2022 PEP are generally determined using the following steps:

Step 1

Conduct Threshold

The executive’s conduct must reflect our mission and values by upholding our Code of Conduct and following our compliance policies and procedures. This step is critical to reinforcing our commitment to integrity and the delivery of high quality health care. In the event the Committee determines the participant’s conduct during the fiscal year is not in compliance with the first step, he or she will not be eligible for an incentive award.

Step 2

Calculation of Financial (80%) and Quality (20%) Performance

The actual award amount is determined based upon Company performance on financial and quality performance measures. In 2022, 80% of the PEP award for all named executive officers was based upon one financial performance measure, EBITDA, as defined in the 2022 PEP, and 20% of the PEP award was based upon the Company’s quality and patient experience performance, with a focus on CMS core measures, hospital acquired infections, risk-adjusted mortality and complication values and inpatient and emergency room patient experience performance against industry benchmarks. For hospital group presidents (Messrs. Foster and Hall), 50% of the EBITDA portion of their 2022 PEP was based on Company EBITDA performance and 50% was based on the applicable group EBITDA performance.

PEP – EBITDA Measure (80% of 2022 PEP)

The 2022 PEP was designed to provide 100% of the EBITDA weighted portion of the target award for target EBITDA performance, 25% of the EBITDA weighted portion of the target award for threshold level of EBITDA performance, and a maximum of 200% of the EBITDA weighted portion of the target award for maximum EBITDA performance, with no payments made for performance below threshold levels. The Committee believes this payout curve is consistent with competitive practice.

EBITDA Performance Level	Payout for EBITDA Portion of 2022 PEP

Threshold	25%

Target	100%

Maximum	200%

EBITDA is defined in the 2022 PEP as earnings before interest, income taxes, depreciation, amortization, net income attributable to noncontrolling interests, gains or losses on sales of facilities, gains or losses on extinguishment of debt, legal claim costs (benefits), asset or investment impairment charges, restructuring charges, any expenses for share-based compensation under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, and any other gains or charges resulting from significant, unusual and/or nonrecurring events, as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report for the fiscal year, as determined in good faith by the Board of Directors or the Committee in consultation with the Chief Executive Officer.

Our 2022 threshold EBITDA performance level was set at 4% below the target goal and the maximum performance goal was set at 4% above the target goal to reflect potential performance volatility. EBITDA targets were linked to the Company’s short-term and long-term business objectives to ensure incentives are provided for appropriate annual growth.

PEP – Quality Measures (20% of 2022 PEP)

The quality weighted portion of the 2022 PEP was based on the Company’s performance on each of the following quality and patient experience metrics as measured against industry benchmarks:

Healthcare-Associated Infections and Core Measures (30%)	Morbidity and Mortality CHOIS Risk-Adjusted Indices (30%)	Care Experience (40%)

5%  Central Line-Associated Blood Stream Infection (CLABSI)

5%  Catheter-Associated Urinary Tract Infection (CAUTI)

5%  Surgical Site Infections (SSI)

5%  Methicillin Resistant Staphylococcus Aureus (MRSA)

5%  Clostridium difficile (C. diff)

Each for CMS reportable patient populations as defined by the CDC’s National Healthcare Safety Network (CDC – NHSN).

5%  Sepsis Bundle (SEP-1)

As developed by The Joint Commission and CMS and set forth in the Specifications Manual for National Hospital Inpatient Quality Measures.

15% Mortality Index Value

15% Complication Index Value

Both calculated for an all payer population using the IBM Watson Health Risk-Adjusted Mortality and Complications models. These indices are calculated internally and published to the Risk-Adjusted Comprehensive Health Outcomes Information System (“CHOIS”) application.

20% Inpatients

Measured by the CMS Hospital Consumer Assessment of Healthcare Providers and Systems (“HCAHPS”) overall rating top box score (defined as response of nine or ten on the CMS HCAHPS survey).

20% Emergency Room Patients

Measured by the Press Ganey Emergency Room overall rating top box score (defined as response of Very Good on the Patient Experience Emergency Room survey).

The 2022 PEP was designed to provide 100% of the quality weighted portion of the target award applicable to each quality of care metric for performance at the target level of performance for such metric, 0% of the quality weighted portion of the target award applicable to each quality of care metric for performance at or below the threshold level of performance for such metric, and a maximum of 200% of the quality weighted portion of the target applicable to each quality of care metric for performance at or above the maximum level of performance for such metric. For the 2022 PEP, the threshold, target and maximum levels for each quality metric were set at the 45th, 55th and 65th percentile, respectively.

Quality Metric Performance Level	Payout for Quality Metric’s Portion of 2022 PEP[1]

Threshold (45th percentile)	0%

Target (55th percentile)	100%

Maximum (65th percentile)	200%

[1]	In the event the Company’s actual EBITDA was less than 90% of such target level of EBITDA, there would be no payment with respect to the quality weighted portion of the 2022 PEP.

The Committee believes quality performance is important to the Company’s ability to attract and retain patients, physicians and colleagues. The Committee set challenging performance targets for the 2022 PEP quality metrics to encourage continuous improvement.

Quality performance is also embedded within the EBITDA weighted portion of the PEP in that there are numerous hospital-based quality arrangements that align quality care and our financial performance, such as the CMS value-based arrangements (including the Hospital Acquired Condition Reduction Program, Hospital Readmission Reduction Program and the Hospital Value-Based Purchasing Program) and commercial payer quality incentive components included in our pay-for-performance contracts.

2022 PEP Performance and Payout

Upon review of the Company’s 2022 financial performance, the Committee determined that Company EBITDA performance for the fiscal year ended December 31, 2022 for purposes of the 2022 PEP was 94.37% of target performance levels as set by the Committee, as adjusted, resulting in no payout for the Company EBITDA portion of the 2022 PEP. The EBITDA performance of the National Group was 88.34% of the performance target, as adjusted, resulting in no payout for the National Group for the group-based EBITDA portion of 2022 PEP. The EBITDA performance of the American Group was 99.77% of the performance target, as adjusted, resulting in a 95.72% of target payout for the American Group for the group-based EBITDA portion of 2022 PEP.

The EBITDA target performance goals and actual performance were adjusted to exclude unbudgeted acquisitions and dispositions. The Committee also adjusted 2022 EBITDA actual performance for purposes of the 2022 PEP to exclude the impact resulting from the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act Provider Relief Fund payments received for non-wholly owned entities during 2022 (no wholly-owned entities received Provider Relief Fund payments in 2022). For purposes of the 2022 PEP, the adjustment for the impact related to CARES Act Provider Relief Fund payments for non-wholly owned entities decreased 2022 Company EBITDA performance by $2.0 million.

These EBITDA targets should not be considered as management’s predictions of future performance or other guidance and investors should not apply these in any other context.

	2022 EBITDA Target, as adjusted	2022 Actual EBITDA, as adjusted	2022 Actual EBITDA, as adjusted (as a % of EBITDA Target)	EBITDA Portion of 2022 PEP Payout (as a % of PEP Target)

Company	$13.137 billion	$12.398 billion	94.37%	0.00%

National Group	$ 7.300 billion	$ 6.449 billion	88.34%	0.00%

American Group	$ 6.342 billion	$ 6.328 billion	99.77%	95.72%

The adjustments described above are consistent with the Committee’s view that in general, management’s performance for such purposes should be measured against operational results, subject to adjustment in appropriate circumstances for unusual or extraordinary events. Such adjustments are also consistent with the terms of the 2022 PEP which permit adjustment for significant, unusual and/or nonrecurring events that are described in management’s discussion and analysis of financial condition and results of operations in the Company’s annual report for the fiscal year.

Upon review of the Company’s 2022 quality performance based upon the most current data available to the Committee from applicable sources at the time of 2022 PEP certification, the

Committee determined that the Company exceeded the maximum level of performance for the CAUTI, C. diff, SEP-1, and the Risk-Adjusted CHOIS Complication and Mortality indices measures. The Company’s performance exceeded the target level for the CLABSI and MRSA measures and was above the threshold level but below the target level for the SSI measure. The Company’s performance fell below the threshold level on the HCAHPS Overall Rating for inpatient experience and Press Ganey Emergency Room Patient Overall Rating for emergency room patient experience measures. Based upon these results, the Company’s quality weighted portion of the 2022 PEP resulted in a 111.35% of target payout.

Category	Quality Measure	Weight	Target Performance Percentile Ranking[1]	Actual Performance Percentile Ranking[2,3]	% Payout	Contribution to Quality Weighted Portion of PEP Payout (as a % of PEP Target)

Healthcare- Associated Infections and Core Measures	CLABSI	5%	55	62.4	174%	8.70%
	CAUTI	5%	55	69.1	200%	10.00%
	SSI	5%	55	51.4	64%	3.20%
	MRSA	5%	55	63.9	189%	9.45%
	C. diff	5%	55	75.3	200%	10.00%
	SEP-1	5%	55	71.1	200%	10.00%

Morbidity and Mortality CHOIS Risk Adjusted Indices	CHOIS Complication	15%	55	85.0	200%	30.00%
	CHOIS Mortality	15%	55	75.0	200%	30.00%

Care Experience	Inpatient (HCAHPS)	20%	55	31.0	0%	0.00%
	ER (Press Ganey)	20%	55	29.0	0%	0.00%

		Quality Weighted Portion of 2022 PEP Payout				111.35%

[1]	Threshold, target and maximum performance levels for each quality metric were set at the 45th, 55th and 65th percentile ranking, respectively.
[2]	Measurement Period was Fourth Quarter 2021 through Third Quarter 2022.
[3]	Hospital facilities divested, acquired or newly opened during the measurement period were excluded.

Based upon the Company’s performance on the EBITDA and quality metrics discussed above, Messrs. Hazen, Rutherford, Hall and McAlevey each received an actual 2022 PEP payment of 22.27% of their 2022 PEP Target, and Mr. Foster received an actual 2022 PEP payment of 60.56%.

Named Executive Officer	2022 PEP Target (as a % of Base Salary)	2022 PEP Payout (as a % of PEP Target)			2022 PEP Aggregate Payout (as a % of Base Salary)
		EBITDA Performance (80% Weight)	Quality Performance (20% Weight)	Final PEP Payout (as a % of PEP Target)

Samuel N. Hazen	170%	0.00%	111.35%	22.27%	37.86%

William B. Rutherford	125%	0.00%	111.35%	22.27%	27.84%

Jon M. Foster	110%	47.86%	111.35%	60.56%	66.61%

Charles J. Hall	110%	0.00%	111.35%	22.27%	24.50%

Michael R. McAlevey	85%	0.00%	111.35%	22.27%	18.93%

Elements of Compensation – Long-Term Equity Incentive Awards

Equity grants made under our long-term incentive compensation programs are intended to align the interests of executives and stockholders by rewarding executives for long-term growth in stockholder value. These programs also serve as a key component of the executives’ compensation packages in attracting and retaining top talent. Lastly, these programs encourage share ownership.

Grants prior to May 1, 2020 were made under the 2006 Stock Incentive Plan for Key Employees of HCA Holdings, Inc. and its Affiliates, as Amended and Restated (“2006 Stock Incentive Plan”) which became effective March 9, 2011. The 2020 Stock Incentive Plan for Key Employees of HCA Healthcare, Inc. and its Affiliates (the “2020 Stock Incentive Plan” and collectively with the 2006 Stock Incentive Plan, “Stock Incentive Plans”), which was approved and became effective on May 1, 2020, is the successor to the 2006 Stock Incentive Plan; however, each outstanding award under the 2006 Stock Incentive Plan remains outstanding under such plan and continues to be governed under its terms and any applicable grant agreement.

Since 2015, the annual long-term equity incentive awards awarded to the Company’s executive officers have included PSUs, which vest upon achievement of a three-year cumulative EPS goal, in addition to time vesting stock settled SAR awards. Specifically, the 2022 annual equity awards for the named executive officers, which were granted in January 2022, were structured with 50% of the target award value granted in the form of time-based SARs, and the other 50% of the target award value granted in the form of PSUs which vest based on achievement of a cumulative three-year EPS goal.

The Committee determined the target values of the equity grants awarded to the named executive officers in 2022 based on a combination of the following considerations:

•	Market practices;

•	Historical performance and any recent adjustment in job scope; and

•	Future projected contributions of the named executive officers.

Stock Appreciation Rights

The Committee determined that SARs are an effective long-term incentive vehicle for this population because:

•	SARs only reward executives for stock price appreciation;

•	SARs are more efficient than stock options in terms of utilizing the stockholder approved management equity pool; and

•	In conjunction with the vesting requirements, the grants encourage both short-term and long-term Company performance.

Stock Appreciation Rights – 2022 Awards

The SARs granted in 2022 have a ten-year term and were granted with an exercise price equal to the fair market value of the Company’s common shares on the date of grant (the “2022 SARs”). The 2022 SARs are structured such that 25% of the SARs will vest on each of the first four anniversaries of the grant date. The Committee used the Company’s three-month average stock price as of the grant date and a valuation model estimation to determine the number of SARs granted.

Named Executive Officer	# of 2022 SARs Granted

Samuel N. Hazen	88,630

William B. Rutherford	24,950

Jon M. Foster	18,020

Charles J. Hall	18,020

Michael R. McAlevey	13,860

For additional information concerning the 2022 SARs, see the Outstanding Equity Awards at 2022 Fiscal Year-End Table.

Performance Share Units

The Committee determined that PSUs are consistent with market best practices for executive pay and appropriately reward our executives for long-term Company performance. PSUs vest based on achievement of a cumulative three-year EPS goal (“Target EPS”) as set forth in the schedule below, with vesting between threshold and maximum amounts for performance between 90% and 110% of Target EPS determined by straight line interpolation. The Committee sets challenging Target EPS goals to link the awards to the Company’s long-term business objectives and provide meaningful incentives for achieving or exceeding the Company’s performance growth objectives.

Cumulative EPS for Applicable Three-Year Performance Period	Percentage of Target PSUs Earned

Greater than or equal to 110% of Target EPS	200%
100% of Target EPS	100%
90% of Target EPS	25%
Less than 90% of Target EPS	0%

Cumulative EPS is defined for purposes of the PSUs as the sum of the Company’s “diluted earnings per share” of each of the three fiscal years of the Company within the performance period as reported in the Company’s audited financial statements for each such year, adjusted to exclude the effects of: (a) gains or losses on sales of facilities, (b) gains or losses on extinguishment of debt, (c) asset or investment impairment charges, (d) legal claim costs or benefits (disclosed as separate line item in consolidated income statement), (e) expenses, or adjustments to expenses, for share-based compensation recognized under FASB ASC 718 related to the PSUs that result from EPS performance above or below the Target EPS during the performance period, (f) gains or losses on acquisition or disposition of controlling interests in equity investments or consolidated entities, and (g) any other gains, expenses or losses resulting from significant, unusual and/or nonrecurring events, as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report for the applicable fiscal year, as determined in good faith by the Board or the Committee.

Performance Share Units – 2022 Awards

The PSUs granted in 2022 (the “2022 PSUs”) vest based on achievement of a cumulative Target EPS for fiscal years 2022 – 2024, subject to the vesting schedule set forth above. The Committee used the Company’s three-month average stock price as of the grant date to determine the number of PSUs granted.

Named Executive Officer	# of 2022 Target PSUs Granted

Samuel N. Hazen	25,470

William B. Rutherford	7,340

Jon M. Foster	5,300

Charles J. Hall	5,300

Michael R. McAlevey	4,080

For additional information concerning the 2022 PSUs, see the Outstanding Equity Awards at 2022 Fiscal Year-End Table.

Performance Share Units – Vesting of 2020 Awards

The PSUs granted in 2020 (the “2020 PSUs”) vested based on achievement of a cumulative Target EPS for fiscal years 2020 – 2022, subject to the vesting schedule set forth below.

Cumulative EPS for Applicable Three-Year Performance Period	Percentage of Target PSUs Earned

Greater than or equal to 110% of Target EPS	200%
100% of Target EPS	100%
90% of Target EPS	25%
Less than 90% of Target EPS	0%

The cumulative Target EPS for the 2020 PSUs was $38.80, and the actual cumulative EPS achieved for the 2020 – 2022 fiscal year period for purposes of the 2020 PSUs was $45.95, which included adjustments for the impact of Hurricane Michael, Accounting Standards Update (“ASU”) 2016-09: Improvements to Employee Share-Based Payment Accounting and share-based compensation. Therefore, based upon achievement of a cumulative adjusted EPS of 118.4% of the Target EPS for the 2020 PSUs, the named executive officers vested in 200% of the Target 2020 PSUs.

Named Executive Officer	# of 2020 Target PSUs Granted	# of Actual 2020 PSUs Vested

Samuel N. Hazen	47,440	94,880

William B. Rutherford	12,150	24,300

Jon M. Foster	9,870	19,740

Charles J. Hall	9,870	19,740

Elements of Compensation – New Hire Compensation

In order to attract and retain talented executives, the Committee may deem it appropriate to provide signing bonuses and/or grant one-time equity awards when new executives join the Company.

Upon his joining the Company in January 2022, the Committee granted Mr. McAlevey a one-time cash signing bonus of $1.6 million, subject to a repayment clawback, and one-time equity awards (as described below) to compensate Mr. McAlevey for certain cash and equity compensation forfeited upon leaving his prior employer to join the Company.

Under the terms of his signing bonus, if Mr. McAlevey had terminated his employment with the Company without “Good Reason” (as such term is defined in the 2020 Stock Incentive Plan) prior to the first anniversary of his January 24, 2022 hire date, he would have been obligated to repay 100% of his signing bonus. If Mr. McAlevey terminates his employment with the Company without “Good Reason” (as defined in the 2020 Stock Incentive Plan) prior to the second anniversary of his hire date, he will be obligated to repay 50% of his signing bonus to the Company.

The terms of Mr. McAlevey’s one-time equity awards are as follows:

•

13,170 SARs, vesting 50% on each of the first two anniversaries of the grant date. The SARs have a ten-year term and were granted with an exercise price equal to the fair market value of the Company’s common shares on the date of grant. The Committee used the Company’s three-month average stock price as of the grant date and a valuation model estimation to determine the number of SARs granted.

•

3,880 restricted share units (“RSUs”), vesting 50% on each of the first two anniversaries of the grant date. The Committee used the Company’s three-month average stock price as of the grant date to determine the number of RSUs granted.

For additional information concerning Mr. McAlevey’s one-time equity awards, see the Outstanding Equity Awards at 2022 Fiscal Year-End Table.

Ownership Guidelines.  Our ownership guidelines provide that our Chief Executive Officer should hold Company equity valued at least five times his base salary, and our other named executive officers should hold equity valued at least three times their respective base salaries. When calculating equity holdings, we include shares beneficially owned by the executive as well as the “in-the-money” value of vested stock options and SARs. The guidelines provide that 75% of vested restricted shares net of taxes and exercised options and SARs must be retained by the executive until minimum ownership levels are met. If our market share price declines to the extent that an executive’s ownership falls below the guidelines, these holding requirements are reinstated. In general, named executive officers will be expected to meet the ownership guidelines within five years of appointment to their position. As of December 31, 2022, each named executive officer’s equity holdings substantially exceeded the minimum ownership guidelines, except for Mr. McAlevey who has until the fifth anniversary of his appointment to his position to attain the minimum ownership guideline.

Personal Benefits.  Our executive officers receive limited benefits outside of those offered to our other employees. Generally, we provide these benefits to increase travel and work efficiencies, multiply the impact of our executives’ contributions to community organizations, promote retention and transitions in job roles and allow for more productive use of the executive’s time.

Our CEO is permitted to use the Company aircraft for personal trips, subject to the aircraft’s availability. The named executive officers may also have their spouses and/or other guests accompany them on business trips taken on the Company aircraft, subject to seat availability, a benefit which has minimal incremental costs to the Company. In addition, there are times when it is appropriate for an executive’s spouse or other guest to attend events related to our business. On those occasions, we will pay for the travel expenses of the executive’s spouse or guest. The value of these personal benefits, if any, is included in the executive officer’s income as required for tax purposes.

The Company provides relocation assistance and related tax assistance to eligible new and current employees to attract and retain qualified talent and facilitate transitions in job roles.

The Company also supports colleagues across the organization in providing matching gifts to the HCA Healthcare Hope Fund and other eligible 501(c)(3) entities. Depending on individual volunteer and giving activity for the year, our CEO is eligible for up to $42,500 in matching gifts to charitable organizations each year, and the other named executive officers are eligible for up to $22,500 – $27,500 in matching gifts each year.

The Company does not provide any gross-up payments to our named executive officers to cover the taxes due on perquisite related income other than tax assistance (gross-up payments) on taxable relocation benefits.

Except as otherwise discussed herein, other welfare and employee-benefit programs are the same for all of our eligible employees, including our named executive officers.

Retirement Plans and Benefits.  We currently maintain one tax-qualified retirement plan in which the named executive officers are eligible to participate, the HCA 401(k) Plan. The purpose of the HCA 401(k) Plan is to aid in recruitment and retention and to assist employees in providing for retirement. Generally, all employees who have completed the plan’s service requirements are eligible to participate in the HCA 401(k) Plan. Each of our named executive officers participates in the plan. For additional information on the HCA 401(k) Plan, including amounts contributed by HCA in 2022 to the named executive officers, see the 2022 Summary Compensation Table and related footnotes and narratives and “2022 Pension Benefits.”

Certain of our executives, including Messrs. Hazen, Foster and Hall, also participate in two supplemental retirement programs as described below (Messrs. Rutherford and McAlevey only participate in the HCA Restoration Plan). The Committee and the Board initially approved these supplemental programs to:

•	Recognize significant long-term contributions and commitments by executives to the Company and to performance over an extended period of time;

•	Induce our executives to continue employment through a specified normal retirement age; and

•	Provide a competitive benefit to aid in attracting and retaining key executive talent.

The HCA Restoration Plan, a non-qualified retirement plan, provides a benefit to replace a portion of the contributions lost in the HCA 401(k) Plan due to certain Internal Revenue Service limitations. Effective January 1, 2008, participants in the SERP (described below) are no longer eligible for HCA Restoration Plan contributions. However, the hypothetical accounts maintained for each such named executive officer under this plan as of January 1, 2008 continue to be maintained but will not be increased or decreased with hypothetical investment returns. For additional information concerning the HCA Restoration Plan, see “2022 Nonqualified Deferred Compensation.”

Select executives may also participate in the HCA Supplemental Executive Retirement Plan (the “SERP”), adopted in 2001. All the named executive officers, with the exception of Messrs. Rutherford and McAlevey, participate in the SERP. The SERP benefit brings the total value of annual retirement income to a specific income replacement level. For named executive officers with 25 years or more of service, this income replacement level is 60% of final average pay (base salary and PEP payouts) at normal retirement, a competitive level of benefit at the time the plan was implemented. All participants are fully vested in their SERP benefits, and the plan is frozen to new entrants. For additional information concerning the SERP, see “2022 Pension Benefits.”

In the event a participant renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits the rights to any further payment, and must repay any payments already made under the SERP and HCA Restoration Plan. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers.

Equity Award Retirement Provisions

Pursuant to the agreements governing the SARs granted to the named executive officers in 2014 – 2018, the vested portions of such awards will remain exercisable for three years following termination of the executive’s employment by reason of death, disability, or “retirement” (defined under such agreements as resignation from service (i) after attaining 65 years of age or (ii) after attaining 55 years of age and completing 10 years of service with the Company or any of its subsidiaries).

Pursuant to the agreements governing the SAR awards granted to the named executive officers in 2019 – 2023, in the event of the executive’s termination on account of death, disability, or “retirement” (defined under such agreements as resignation from service (i) after attaining 65 years of age or (ii) after attaining 60 years of age and completing 20 years of service with the Company or any of its subsidiaries), without a change in control, (i) the awards will be forfeited if the executive terminates employment less than one year after the grant date, (ii) the awards immediately vest and remain exercisable for four years following termination of the executive’s employment on account of death or disability occurring one year or more after the grant date, and (iii) the awards will continue to vest annually as scheduled and remain exercisable for four years following termination of the executive’s employment by reason of “retirement” as defined in the SAR grant agreements.

Pursuant to the agreements governing the PSU awards granted to the named executive officers in 2019 – 2023, in the event of the executive’s termination on account of death, disability, or retirement (defined under such agreements as resignation from service (i) after attaining 65 years of age or (ii) (a) for agreements granted in 2019 – 2023, after attaining 60 years of age and completing 20 years of service with the Company or any of its subsidiaries), without a change in control, (i) the awards will be forfeited if the executive terminates employment less than one year after the grant date and (ii) the awards will be eligible to vest on a prorated basis (based on the number of days employed during the performance period) if the executive’s employment is terminated one year or more after the grant date.

Equity Award	Retirement Definition	Time Period between Retirement Date and Grant Date	Continued Vesting after Retirement	Continued Exercisability after Retirement

SARS (Granted 2014 – 2018)	Age 65 or Age 55 and 10 years of service	N/A	No	3 Years

SARs (Granted 2019 – 2023)	Age 65 or Age 60 and 20 years of service	< 1 year	No	N/A

SARs (Granted 2019 – 2023)	Age 65 or Age 60 and 20 years of service	≥ 1 year	Yes	4 Years

PSUs (Granted 2019 – 2023)	Age 65 or Age 60 and 20 years of service	< 1 year	No	N/A

PSUs (Granted 2019 – 2023)	Age 65 or Age 60 and 20 years of service	≥ 1 year	Pro Rata	N/A

As of December 31, 2022, Messrs. Hazen, Foster and Hall were retirement eligible under all applicable award agreements, and Mr. Rutherford was retirement eligible under the award agreements granted in 2014 – 2018. Additional information regarding applicable payments under such agreements for the named executive officers is provided under “Potential Payments Upon Termination or Change in Control.”

Severance Benefits.   In connection with the Merger in 2006, we entered into employment agreements with Messrs. Hazen and Hall and certain other members of senior management at such time to help ensure the retention of those executives critical to the future success of the Company. Among other things, these agreements set the executives’ compensation terms, their rights and benefits upon a termination of employment, and restrictive covenants around non-competition, non-solicitation, and confidentiality. Messrs. Rutherford, Foster and McAlevey do not have employment agreements but are covered under our Executive Severance Policy. We believe that reasonable severance benefits are appropriate in order to be competitive in our executive retention efforts. These benefits should reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time. Finally, we believe formalized severance arrangements are common benefits offered by employers competing for similar senior executive talent.

Severance Benefits Specific to Messrs. Hazen and Hall

Under the Company’s employment agreements with Messrs. Hazen and Hall, if employment is terminated by the Company without “cause” or by the executive for “good reason” (whether or not the termination was in connection with a change in control), the executive would be entitled to receive:

•	any base salary and any bonus that is earned and unpaid through the date of termination;

•	reimbursement of any unreimbursed business expenses properly incurred by the executive; and

•	such employee benefits, if any, to which the executive may be entitled under our employee benefit plans

(the payments and benefits described above being “Accrued Rights”)

plus:

•

Subject to restrictive covenants and the signing of a general release of claims, an amount equal to two times the sum of base salary plus the annual PEP incentive paid or payable in respect of the fiscal year immediately preceding the fiscal year in which termination occurs, payable over a two-year period;

•

Pro rata portion of any annual bonus that the executive would have been entitled to receive pursuant to the employment agreement based upon our actual results for the year of termination (with such proration based on the percentage of the fiscal year that shall have elapsed through the date of termination of employment), payable to the executive when the annual bonus would have been otherwise payable (the “Pro Rata Bonus”); and

•	Continued coverage under our group health plans during the period over which the cash severance is paid.

“Cause” is defined in each employment agreement as an executive’s (i) willful and continued failure to perform his material duties to the Company which continues beyond 10 business days after a written demand for substantial performance is delivered; (ii) willful or intentional engagement in material misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or the Sponsors; (iii) conviction of, or a plea of nolo contendere to, a crime constituting a felony, or a misdemeanor for which a sentence of more than six months’ imprisonment is imposed; or (iv) willful and material breach of his covenants under the employment agreement which continues beyond the designated cure period or of the agreements relating to the new equity.

“Good Reason” is defined as (i) a reduction in the executive’s base salary (other than a general reduction that affects all similarly situated employees in substantially the same proportions which is implemented by the Board in good faith after consultation with the chief executive officer and chief operating officer), a reduction in the executive’s annual incentive compensation opportunity, or the reduction of benefits payable to the executive under the SERP; (ii) a substantial diminution in the executive’s title, duties and responsibilities; or (iii) a transfer of the executive’s primary workplace to a location that is more than 20 miles from his or her current workplace (other than, in the case of (i) and (ii), any isolated, insubstantial and inadvertent failure that is not in bad faith and is cured within 10 business days after the executive’s written notice to the Company).

However, the executive may elect to have his covenants not to compete waived by us and forgo all payments and benefits described above other than the Accrued Rights.

Pursuant to each employment agreement, in the event of an executive’s termination of employment that is not a qualifying termination or a termination due to death or disability, he will only be entitled to Accrued Rights.

The same severance applies regardless of whether the termination was in connection with a change in control of the Company.

Severance Benefits Specific to Messrs. Rutherford, Foster and McAlevey

Under the Company’s Executive Severance Policy applicable to Messrs. Rutherford, Foster and McAlevey, if employment is terminated involuntarily by the Company (other than for a reason that would result in him not being eligible for rehire) or by Messrs. Rutherford, Foster or McAlevey for “good reason” (as defined below), each would be entitled to:

•

Subject to the signing of a separation agreement and general release (which is required unless his termination is part of a planned reduction involving a group or class of employees), an amount equal to 24 months (for Messrs. Rutherford and Foster) or 18 months (for Mr. McAlevey) of his base salary in a lump sum payment at his current base salary rate;

•	Pro rata PEP bonus; and

•	A lump sum payment equal to the amount needed in order to continue his existing medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for 18 months.

“Good Reason” under the Executive Severance Policy is defined as the existence of one or more of the following conditions arising without the consent or willful decision of the executive: (i) a material diminution in the executive’s base compensation (other than a general reduction in base compensation that affects all similarly situated employees), or (ii) a material diminution in the executive’s authority, duties, or responsibilities, or (iii) a transfer of the executive’s primary workplace to a location that is more than thirty five (35) miles from his or her workplace; provided that “Good Reason” shall not exist unless the executive has provided notice to the Company within 90 days of the initial existence of the condition of the executive’s intention to separate from service as a result of the condition, and the Company has not remedied the condition within 30 days after receiving such notice.

Because we believe a termination by the executive for good reason (a constructive termination) is conceptually the same as an actual termination by the Company without cause, we believe it is appropriate to provide severance benefits following such a constructive termination of the named executive officer’s employment. All of our severance provisions are believed to be within the realm of competitive practice and are intended to provide fair and reasonable compensation to the executive upon a termination event.

Severance Benefits Applicable to All Named Executive Officers’ Equity Awards

Pursuant to the terms of the agreements governing SARs, vested SARs will remain exercisable for 180 days following a termination of the executive’s employment by the Company without cause or by the executive for good reason (as each is defined in the award agreement).

Pursuant to the agreements governing the PSU awards, in the event of a termination without a change in control, (i) the awards will be forfeited if the executive terminates employment less than one year into the performance period and (ii) the awards will be eligible to vest on a prorated basis (based on the number of days employed during the performance period and the Company’s actual performance during the performance period) if the executive’s employment is terminated more than one year into the performance period on account of death, disability, retirement, or involuntary termination without cause or by the executive for good reason (as each is defined in the applicable award agreement).

Additional information regarding applicable payments under such agreements and policies for the named executive officers is provided under “Narrative Disclosure to 2022 Summary Compensation Table and 2022 Grants of Plan-Based Awards Table — Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Change in Control Benefits.  The Committee believes that the potential acceleration of vesting described below is appropriate in order to provide security that equity-related consideration will be earned in the event the Company is sold or the subject of a “hostile” takeover. The absence of such an agreement could impact an employee’s willingness to work through a merger transaction which could be beneficial to our stockholders.

Beginning in 2015, SAR, PSU and RSU awards granted to the named executive officers under the Stock Incentive Plans are subject to a “double-trigger” for accelerated vesting under certain change in control scenarios.

Additional information regarding applicable payments under such agreements for the named executive officers is provided under “Narrative Disclosure to 2022 Summary Compensation Table and 2022 Grants of Plan-Based Awards Table — Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Recoupment of Compensation.  The Company can recoup (or “clawback”) incentive compensation pursuant to our PEP that was based on (i) achievement of financial results that are subsequently the subject of a restatement due to material noncompliance with any financial reporting requirement under either generally accepted accounting principles or federal securities laws, other than as a result of changes to accounting rules and regulations, or (ii) a subsequent finding that the financial information or performance metrics used by the Committee to determine the amount of the incentive compensations are materially inaccurate, in each case regardless of individual fault. In addition, the Company may recover any incentive compensation awarded or paid pursuant to this policy based on the participant’s conduct which is not in good faith and which materially disrupts, damages, impairs or interferes with the business of the Company and its affiliates. The Committee may also provide for incremental additional payments to then-current executives in the event any restatement or error indicates that such executives should have received higher performance-based payments. This policy is administered by the Committee in the exercise of its discretion and business judgment based on the relevant facts and circumstances.

Relocation assistance payments and tax assistance (gross-up) payments on such amounts are subject to prorated repayment clawback provisions if the named executive officer terminates employment with the Company prior to the second anniversary of his or her hire date.

Mr. McAlevey’s one-time cash signing bonus is also subject to certain repayment clawback provisions if Mr. McAlevey terminates his employment with the Company without “Good Reason” prior to the second anniversary of his hire date.

Tax and Accounting Implications.  Section 162(m) of the Internal Revenue Code limits the Company’s ability to deduct compensation in excess of $1,000,000 paid to each of our “covered employees.” “Covered employees” include anyone who served as chief executive officer or chief financial officer during any part of a year and the next three most highly compensated named executive officers for that year. In addition, once a person is considered a “covered employee” that person remains a covered employee in all subsequent years, including after the employee leaves our service or changes roles. Effective for tax years beginning after December 31, 2026, the American Rescue Plan Act of 2021 expanded the number of covered employees subject to the Section 162(m) limit to include the next five highest compensated employees; however, this new group of employees will not retain perpetual “covered employee” status and will be determined annually. Prior to the effective date of the Tax Cuts and Jobs Act of 2017 (“TCJA”), the Section 162(m) limit did not apply to performance-based compensation that met certain conditions. The TCJA, however, eliminated the performance-based compensation exception for compensation paid after December 31, 2017, unless such compensation is paid under an arrangement grandfathered from the application of the TCJA. We have determined that we will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m) if we believe such limitation is not in the best interest of our stockholders. While considering the tax implications of its compensation decisions, the Committee believes its primary focus should be to attract, retain, and motivate executives, and align the executives’ interest with those of our stakeholders.

The Committee operates its compensation programs with the good faith intention of complying with Section 409A of the Internal Revenue Code. We account for stock based payments with respect to our long-term equity incentive award programs in accordance with the requirements of FASB ASC 718.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Robert J. Dennis, Chair

Meg G. Crofton

Charles O. Holliday, Jr.

Michael W. Michelson

2022 Summary Compensation Table

The following table sets forth information regarding the compensation earned by the Chief Executive Officer, the Chief Financial Officer and our other named executive officers during 2022.

Name and Principal Positions(1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option/ SAR Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Changes in Pension Value and Non-qualified Deferred Compensation Earnings ($)(6)	All Other Compen- sation ($)(7)	Total ($)
Samuel N. Hazen	2022	$1,509,751	—	$6,026,457	$6,028,833	$ 572,513	—	$500,172	$14,637,726
Chief Executive	2021	$1,480,148	—	$6,789,766	$7,080,841	$4,477,436	$ 451,661	$355,408	$20,635,260
Officer	2020	$1,342,115	—	$6,890,186	$6,192,012	$3,520,592	$12,266,548	$186,318	$30,397,771

William B. Rutherford	2022	$935,078	—	$1,736,717	$1,736,343	$ 260,729	—	$389,211	$5,058,078
Executive Vice	2021	$916,743	—	$1,902,589	$1,983,090	$2,039,074	—	$321,526	$7,163,022
President and Chief	2020	$831,251	—	$1,764,666	$1,585,247	$1,603,316	—	$350,298	$6,134,778
Financial Officer

Jon M. Foster	2022	$917,095	—	$1,254,033	$1,254,064	$ 611,912	—	$111,107	$4,148,211
President — American	2021	$899,113	—	$1,412,659	$1,472,828	$1,759,877	$ 414,896	$86,729	$6,046,102
Group	2020	$815,264	—	$1,433,519	$1,288,013	$1,383,784	$ 3,560,526	$75,141	$8,556,247

Charles J. Hall	2022	$917,095	—	$1,254,033	$1,254,064	$ 225,029	$ 1,107,533	$238,297	$4,996,051
President — National	2021	$899,113	—	$1,412,659	$1,472,828	$1,759,877	—	$86,729	$5,631,206
Group	2020	$815,264	—	$1,433,519	$1,288,013	$1,383,784	$ 1,976,147	$75,141	$6,971,868

Michael R. McAlevey,	2022	$860,536	$1,600,000	$1,883,416	$1,881,096	$ 162,291	—	$78,294	$6,465,633
Senior Vice President and Chief Legal Officer

(1)

Effective January 1, 2023, Mr. Foster was promoted to the position of Executive Vice President and Chief Operating Officer. Mr. Hall retired from his executive officer position of President — National Group, effective December 31, 2022.

(2)

Mr. McAlevey joined the Company as Senior Vice President and Chief Legal Officer, effective January 24, 2022, and received a one-time cash signing bonus. Details are provided under “Compensation Discussion and Analysis — Elements of Compensation — New Hire Compensation.”

(3)

Amounts for 2022 are attributable to PSU awards for Messrs. Hazen, Rutherford, Foster, Hall and McAlevey and attributable to an RSU award for Mr. McAlevey. PSUs and RSUs awarded to the named executive officers under the 2020 Stock Incentive Plan for 2022 include the aggregate grant date fair value of the PSUs and RSUs granted during fiscal year 2022 in accordance with FASB ASC 718 as awarded assuming a target level of achievement for the PSUs.

(4)

SAR awards for 2022 include the aggregate grant date fair value of the SARs granted during fiscal year 2022 in accordance with FASB ASC 718 as awarded to the named executive officers under the 2020 Stock Incentive Plan. Assumptions used in the calculations of these amounts are set forth in Note 2 to our consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

(5)

Non-Equity Incentive Plan Compensation for 2022 reflects amounts earned for the year ended December 31, 2022 under the 2022 PEP, which amounts were paid in cash in the first quarter of 2023. With respect to the EBITDA weighted portion of the 2022 PEP, the Company did not reach the threshold performance level, as adjusted, resulting in a 0% of target payout for the named executive officers, with the exception of Mr. Foster, whose EBITDA weighted portion was paid out at 47.86% of his target amount, due to the 50% of his PEP based on the EBITDA of the American Group, which exceeded the threshold performance level, as adjusted, but did not reach the target performance level. With respect to the Quality weighted portion of the 2022 PEP, the Company exceeded the maximum level of performance for the CAUTI, C. diff, SEP-1, and the Risk-Adjusted CHOIS Complication and Mortality indices measures, exceeded the target level for the CLABSI and MRSA measures, and exceeded the threshold level for the SSI measure, but fell below the threshold level on the HCAHPS Overall Rating for inpatient experience and Press Ganey Emergency Room Patient Overall Rating for emergency room patient experience measures. The combined impact of these metrics resulted in a 111.35% of target payout for the quality weighted portion of the 2022 PEP. Therefore, pursuant to the terms of the 2022 PEP, awards under the 2022 PEP were paid out to the named executive officers at 22.27% of each named executive officer’s respective target amount, with the exception of Mr. Foster, whose award was paid out at 60.56% of his target amount. The terms of the 2022 PEP and adjustments made thereto are described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Compensation: PEP.”

(6)

All amounts for 2022 are attributable to changes in value of the SERP benefits. Assumptions used to calculate these figures are provided under the table titled “2022 Pension Benefits.” The changes in the SERP benefit value during 2022 were impacted mainly by: (i) the passage of time which reflects another year of pay and service; (ii) the discount rate changing from 2.41% to 5.11%, which resulted in decrease in the value; (iii) the use of the actual 2022 lump sum rate of 1.86% for Mr. Hall who retired in 2022; and (iv) the mortality table used for calculating lump sums was updated from the 2021 applicable mortality table to the 2022 applicable mortality table under Internal Revenue Code section 417(e)(3), which resulted in an increase in the value. The impact of these events on the SERP benefit values was:

	Hazen	Foster	Hall
Passage of Time	$7,968,609	$3,742,650	$1,893,520
Discount Rate Change	$(13,866,706)	$(5,883,265)	$(812,016)
Mortality Table Update	$156,295	$67,095	$26,029

(7)	2022 amounts generally consist of:

•	Matching contributions to our 401(k) Plan and Company accruals for the HCA Restoration Plan as set forth below.

	Hazen	Rutherford	Foster	Hall	McAlevey
HCA 401(k) matching contribution	$20,500	$20,500	$20,500	$20,500	$9,150
HCA Restoration Plan	—	$247,174	—	—	—

•

Dividend equivalent payments that became payable to the named executive officers upon the vesting of the 2020 PSUs, representing the cash dividends paid per share multiplied by the number of 2020 PSUs outstanding and unpaid as of the March 2, 2020 dividend record date, the March 17, 2021, June 16, 2021, September 16, 2021 and December 14, 2021 dividend record dates (the “2021 Dividend Record Dates”), and the March 17, 2022, June 16, 2022, September 16, 2022 and December 14, 2022 dividend record dates. The Company only paid one quarterly cash dividend in 2020 due to a temporary suspension in its cash dividend program in response to the COVID-19 pandemic.

	Hazen	Rutherford	Foster	Hall
Dividend Equivalent Payments on Vested 2020 PSUs	$435,499	$111,537	$90,607	$90,607

•	Matching charitable contributions to eligible 501(c)(3) entities under the Company’s charitable match guidelines based on the named executive officer’s 2022 charitable contributions:

	Hazen	Rutherford	McAlevey
Matching charitable contributions	$40,500	$10,000	$10,000

•

Personal use of Company aircraft by Mr. Hazen with an estimated incremental cost of $3,673 to the Company. We calculate the aggregate incremental cost of the personal use of Company aircraft based on a methodology that includes the average aggregate cost, on a per occupied seat mile basis, of variable expenses incurred in connection with personal plane usage, including trip-related maintenance, landing fees, fuel, crew hotels and meals, on-board catering, trip-related hangar and parking costs and other variable costs. Because our aircraft are used primarily for business travel, our incremental cost methodology does not include fixed costs of owning and operating aircraft that do not change based on usage.

•	Accrued vacation pay for Mr. Hall in the amount of $127,190.

•	Reimbursement of reasonable relocation expenses for Mr. McAlevey in the amount of $59,144 (which includes $14,401 of tax assistance (gross-up) payments).

2022 Grants of Plan-Based Awards

The following table provides information with respect to awards made under our 2020 Stock Incentive Plan and 2022 PEP during the 2022 fiscal year.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#)(3)			All Other Stock Awards: Number of Shares of Stock or Units(4)	All Other Option Awards: Number of Securities Underlying Options/ SARs(5)	Exercise or Base Price of Option/ SAR Awards ($/sh)	Grant Date Fair Value of Stock/ Option/ SAR Awards
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Samuel N. Hazen	1/28/2022	—	—	—	—	—	—	—	86,630	$236.61	$6,028,833
	1/28/2022	—	—	—	6,367	25,470	50,940	—	—	—	$6,026,457
	N/A	$514,156	$2,570,778	$5,141,555	—	—	—	—	—	—	—

William B. Rutherford	1/28/2022	—	—	—	—	—	—	—	24,950	$236.61	$1,736,343
	1/28/2022	—	—	—	1,835	7,340	14,680	—	—	—	$1,736,717
	N/A	$234,152	$1,170,760	$2,341,520	—	—	—	—	—	—	—

Jon M. Foster	1/28/2022	—	—	—	—	—	—	—	18,020	$236.61	$1,254,064
	1/28/2022	—	—	—	1,325	5,300	10,600	—	—	—	$1,254,033
	N/A	$202,091	$1,010,456	$2,020,911	—	—	—	—	—	—	—

Charles J. Hall	1/28/2022	—	—	—	—	—	—	—	18,020	$236.61	$1,254,064
	1/28/2022	—	—	—	1,325	5,300	10,600	—	—	—	$1,254,033
	N/A	$202,091	$1,010,456	$2,020,911	—	—	—	—	—	—	—

Michael R. McAlevey	1/28/2022	—	—	—	—	—	—	—	13,860	$236.61	$964,558
	1/28/2022	—	—	—	1,020	4,080	8,160	—	—	—	$965,369
	1/28/2022	—	—	—	—	—	—	—	13,170	$236.61	$916,538
	1/28/2022	—	—	—	—	—	—	3,880	—	—	$918,047
	N/A	$145,748	$728,741	$1,457,482	—	—	—	—	—	—	—

(1)

In addition to an annual equity award grant, Mr. McAlevey received one-time equity award grants in January 2022 in connection with his joining the Company in the role of Senior Vice President and Chief Legal Officer. Mr. Hall forfeited the annual equity grant awards he received in 2022, in connection with his December 31, 2022 retirement.

(2)

Non-equity incentive awards granted to each of the named executive officers pursuant to our 2022 PEP for the 2022 fiscal year, as described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Compensation: PEP.” The amounts shown in the “Threshold” column reflect the threshold payment, which represents 25% of the amount shown in the “Target” column with respect to the 80% of the 2022 PEP subject to 2022 EBITDA performance and 0% of the amount shown in the “Target” column with respect to the 20% of the 2022 PEP subject to 2022 quality metrics performance. The amount shown in the “Maximum” column is 200% of the amount shown in the “Target” column. Based upon the Company’s performance on the EBITDA metrics, as adjusted, and the quality metrics, pursuant to the terms of the 2022 PEP, awards under the 2022 PEP were paid out to the named executive officers at 22.27% of each named executive officer’s respective target amount, with the exception of Mr. Foster, whose award was paid out at 60.56% of his target amount. Under the 2022 PEP for the 2022 fiscal year, Messrs. Hazen, Rutherford, Foster, Hall, and McAlevey received cash payments of $572,513, $260,729, $611,912, $225,029 and $162,291, respectively. Mr. McAlevey’s 2022 PEP possible and actual payouts were prorated to reflect his January 24, 2022 start date. Such amounts are reflected in the “Non-Equity Incentive Plan Compensation” column of the 2022 Summary Compensation Table.

(3)

PSUs awarded under the 2020 Stock Incentive Plan by the Committee as part of the named executive officer’s long-term equity incentive award. The 2022 PSUs vest based upon on achievement of a cumulative EPS goal for fiscal years 2022 — 2024. The amounts shown in the “Threshold” column reflect the number of PSUs that will vest upon achievement of 90% of Target EPS, which represents 25% of the amount shown in the “Target” column. The amounts shown in the “Target” column reflect the number of PSUs that will vest upon achievement of Target EPS. The amounts shown in the “Maximum” column reflect the number of PSUs that will vest upon achievement of 110% of Target EPS or greater, which represents 200% of the target amount. The terms of the 2022 PSUs are described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards — Performance Share Units — 2022 Awards.” The aggregate grant date fair value of the 2022 PSUs, in accordance with FASB ASC 718 assuming a target level of achievement, is reflected in the “Stock Awards” column of the 2022 Summary Compensation Table.

(4)

RSUs awarded under the 2020 Stock Incentive Plan by the Committee as part of Mr. McAlevey’s one-time equity grant when he joined the Company. The 2022 RSUs vest based upon continued employment, in two equal installments on the first two anniversaries of the grant date. The 2022 RSUs are reflected in the “All Other Stock Awards: Number of Shares of Stock or Units” column.

(5)

SARs awarded under the 2020 Stock Incentive Plan by the Committee as part of the named executive officer’s long-term equity incentive award. The 2022 SARs vest based upon continued employment, in four equal installments on the first four anniversaries of the grant date with the exception of the SARs granted to Mr. McAlevey as a part of his one-time equity award when he joined the Company which vested upon continued employment, in two equal installments on the first two anniversaries of the grant date. The 2022 SARs are reflected in the “All Other Option Awards: Number of Securities Underlying Options/SARs” column. The terms of the 2022 SARs are described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards — Stock Appreciation Rights — 2022 Awards” and “Compensation Discussion and Analysis — Elements of Compensation — New Hire Compensation.” The aggregate grant date fair value of the 2022 SARs, in accordance with FASB ASC 718, is reflected in the “Option/Stock Appreciation Right Awards” column of the 2022 Summary Compensation Table.

Narrative Disclosure to 2022 Summary Compensation Table and 2022 Grants of Plan-Based Awards Table

Total Compensation. In 2022, 2021 and 2020, total direct compensation, as described in the 2022 Summary Compensation Table, consisted primarily of base salary, annual PEP awards payable in cash, long-term equity incentive awards and, for Mr. McAlevey in 2022, a signing bonus and one-time, new hire equity award grants. Other than the one-time equity awards granted to Mr. McAlevey upon joining the Company in 2022, the long-term equity incentive awards granted to the named executive officers each year were structured such that 50% of the target award was granted in the form of time-based SARs, and the other 50% of the target award was granted in the form of PSUs which vest based on achievement of a three-year cumulative EPS goal. This mix was intended to reflect our philosophy that a significant portion of an executive’s compensation should be equity-linked and/or tied to our operating performance.

In addition, we provide an opportunity for executives to participate in two supplemental retirement plans (with the exception of Messrs. Rutherford and McAlevey, who do not participate in the SERP). The change in SERP values included in the Summary Compensation Table do not reflect current cash payments. Rather, payment of SERP benefits are made only following the participants’ retirement. The change in present value of the SERP benefit is based on actuarial factors that are highly sensitive to the passage of time and changes in the discount rate and mortality table and can significantly increase or decrease the SERP values from year to year. For these reasons, the Committee does not consider the change in SERP value to be a part of total direct compensation for any given year prior to retirement or separation from service.

Annual PEP Awards. With respect to the 2022, 2021 and 2020 fiscal years, each named executive officer was eligible to earn under the 2022 PEP, 2021 PEP and 2020 PEP, respectively, (i) a target bonus, if performance targets were met; (ii) a specified percentage of the target bonus, if “threshold” levels of performance were achieved but performance targets were not met; or (iii) two times the target bonus if “maximum” performance goals were achieved, with the annual bonus amount being interpolated, in the sole discretion of the Committee, for performance results that exceed “threshold” levels but do not meet or exceed “maximum” levels. The annual bonus opportunities for 2022 for the named executive officers were set forth in the 2022 PEP, as described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Compensation: PEP.”

Stock Appreciation Rights and Performance Share Units. In January 2022, February 2021 and January 2020, time-based SAR awards and EPS performance-based PSU awards were granted to the named executive officers under the 2020 Stock Incentive Plan and the 2006 Stock Incentive Plan. Mr. McAlevey also received a one-time grant of SAR and RSU awards in January 2022 upon joining the Company. These SAR, PSU and RSU grants were designed to be long-term equity incentive awards. The terms of the SAR, PSU and RSU awards are described in detail under “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards.”

All SAR, PSU and RSU awards held by the named executive officers as of December 31, 2022 are described in the Outstanding Equity Awards at 2022 Fiscal Year-End Table.

Employment Agreements and other Compensation Arrangements. In connection with the Merger, on November 16, 2006, Hercules Holding entered into substantially similar employment agreements with Messrs. Hazen and Hall, which agreements were shortly thereafter assumed by HCA Inc., and then in November 2010, to the extent applicable, by HCA Healthcare, Inc. (f/k/a HCA Holdings, Inc.), and which agreements govern the terms of each executive’s employment. Mr. Hazen’s employment agreement was amended, effective as of February 9, 2011, January 29, 2015,

November 14, 2016, and January 1, 2019 to reflect his appointment to the positions of President — Operations, then Chief Operating Officer, then President and Chief Operating Officer, and then Chief Executive Officer, respectively. The employment agreements with Messrs. Hazen and Hall were also amended effective January 27, 2016 to remove legacy language in such agreements providing that the Company and the executive would work together in good faith to try to address any issues posed by Section 280G and 4999 of the Internal Revenue Code that could arise as a result of a change in control of the Company (within the meaning of Section 280G of the Internal Revenue Code). Messrs. Rutherford, Foster and McAlevey do not have employment agreements with the Company; however, Mr. McAlevey does have an agreement with respect to his one-time signing bonus, described in more detail in “Compensation Discussion and Analysis — Elements of Compensation — New Hire Compensation.”

Employment Agreements – Messrs. Hazen and Hall

The term of employment under Messrs. Hazen and Hall’s agreements is indefinite, and they are terminable by either party at any time; provided that the executive must give no less than 90 days’ notice prior to a resignation. Each employment agreement sets forth the executive’s annual base salary, which will be subject to discretionary annual increases upon review by the Board of Directors, and states that the executive will be eligible to earn an annual bonus as a percentage of salary with respect to each fiscal year, based upon the extent to which annual performance targets established by the Board of Directors are achieved.

Additionally, pursuant to the employment agreements, we agree to indemnify each executive against any adverse tax consequences (including, without limitation, under Section 409A of the Internal Revenue Code), if any, that result from the adjustment by us of stock options held by the executive in connection with the Merger or the future payment of any extraordinary cash dividends.

The benefits Mr. Hazen will be entitled to receive pursuant to his employment agreement upon termination of his employment are described in “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits Specific to Messrs. Hazen and Hall”. Mr. Hall retired on December 31, 2022, and the benefits Mr. Hall is entitled to receive upon his December 31, 2022 retirement are reflected in “Potential Payments Upon Termination or Change in Control — Charles J. Hall.”

Executive Severance Policy – Messrs. Rutherford, Foster and McAlevey

The Company’s Executive Severance Policy applies to Messrs. Rutherford, Foster and McAlevey if their employment is terminated involuntarily by the Company (other than for a reason that would result in them not being eligible for rehire) or by Messrs. Rutherford, Foster or McAlevey for “good reason” (as defined in the policy). The severance benefits applicable to Messrs. Rutherford, Foster McAlevey under this policy are described in more detail under “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits Specific to Messrs. Rutherford, Foster and McAlevey.”

Additional information with respect to potential payments to the named executive officers pursuant to their employment agreements or other compensation arrangements, the 2020 Stock Incentive Plan and the 2006 Stock Incentive Plan is contained in “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table includes certain information with respect to outstanding SARs, RSUs and PSUs held by the named executive officers as of December 31, 2022.

Name	Number of Securities Underlying Unexercised Options/ SARs Exercisable (#)(1)(2)(3)(4)	Number of Securities Underlying Unexercised Options/ SARs Unexercisable (#)(2)(3)(4)(5)(6)	Option/ SAR Exercise/ Base Price ($)	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(7)	Market Value of Shares or Units of Stock That Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(9)(10)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
Samuel N. Hazen	59,000	—	$68.96	2/4/2025	—	—	—	—
	58,050	—	$69.58	1/29/2026	—	—	—	—
	84,360	—	$81.96	2/1/2027	—	—	—	—
	109,780	—	$101.16	1/31/2028	—	—	—	—
	109,965	36,655	$139.06	1/30/2029	—	—	—	—
	86,245	86,245	$145.24	1/29/2030	—	—	—	—
	32,680	98,040	$173.12	2/3/2031	—	—	—	—
	—	86,630	$236.61	1/28/2032	—	—	—	—
	—	—	—	—	—	—	39,220	$9,411,231
	—	—	—	—	—	—	25,470	$6,111,781
William B. Rutherford	37,000	—	$68.96	2/4/2025	—	—	—	—
	46,100	—	$69.58	1/29/2026	—	—	—	—
	56,850	—	$81.96	2/1/2027	—	—	—	—
	70,900	—	$101.16	1/31/2028	—	—	—	—
	30,990	10,330	$139.06	1/30/2029	—	—	—	—
	22,080	22,080	$145.24	1/29/2030	—	—	—	—
	9,152	27,458	$173.12	2/3/2031	—	—	—	—
	—	24,950	$236.61	1/28/2032	—	—	—	—
	—	—	—	—	—	—	10,990	$2,637,160
	—	—	—	—	—	—	7,340	$1,761,306
Jon M. Foster	24,000	—	$68.96	2/4/2025	—	—	—	—
	23,910	—	$69.58	1/29/2026	—	—	—	—
	27,510	—	$81.96	2/1/2027	—	—	—	—
	36,600	—	$101.16	1/31/2028	—	—	—	—
	21,997	7,333	$139.06	1/30/2029	—	—	—	—
	17,940	17,940	$145.24	1/29/2030	—	—	—	—
	6,797	20,393	$173.12	2/3/2031	—	—	—	—
	—	18,020	$236.61	1/28/2032	—	—	—	—
	—	—	—	—	—	—	8,160	$1,958,074
	—	—	—	—	—	—	5,300	$1,271,788
Charles J. Hall	—	7,333	$139.06	1/30/2029	—	—	—	—
	5,940	17,940	$145.24	1/29/2030	—	—	—	—
	6,797	20,393	$173.12	2/3/2031	—	—	—	—
	—	—	—	—	—	—	8,160	$1,958,074
Michael R. McAlevey	—	13,860	$236.61	1/28/2032	—	—	—	—
	—	13,170	$236.61	1/28/2032	—	—	—	—
	—	—	—	—	—	—	4,080	$979,037
	—	—	—	—	3,880	$931,045	—	—

(1)

Reflects (i) SARs granted to each named executive officer in 2015 which vested on the basis of time; (ii) SARs granted to each named executive officer in 2016 which vested on the basis of time; (iii) SARs granted to each named executive officer in 2017 which vested on the basis of time; (iv) SARs granted to each named executive officer in 2018 which vest on the basis of time (the “2018 SARs”); (v) SARs granted to each named executive officer in 2019 which vest on the basis of time (the “2019 SARs”); (vi) SARs granted to each named executive officer in 2020 which vest on the basis of time (the “2020 SARs”); and (vii) SARs granted to each named executive officer in 2021 which vest on the basis of time (the “2021 SARs”).

(2)

Reflects 2019 SARs awarded in January 2019 under the 2006 Stock Incentive Plan as part of the named executive officers’ long-term equity incentive award. The 2019 SARs are structured as time vested (vesting in four equal installments on the first four anniversaries of the grant date). The 2019 SARs are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column (with the exception of 75% of the 2019 SARs that vested January 30, 2020, 2021 and 2022, which are reflected in the “Number of Securities Underlying Unexercised Options and SARs Exercisable” column).

(3)

Reflects 2020 SARs awarded in January 2020 under the 2006 Stock Incentive Plan as part of the named executive officers’ long-term equity incentive award. The 2020 SARs are structured as time vested (vesting in four equal installments on the first four anniversaries of the grant date). The 2020 SARs are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column (with the exception of 50% of the 2020 SARs that vested January 29, 2021 and 2022, which are reflected in the “Number of Securities Underlying Unexercised Options and SARs Exercisable” column).

(4)

Reflects 2021 SARs awarded in February 2021 under the 2020 Stock Incentive Plan as part of the named executive officers’ long-term equity incentive award. The February 2021 SARs are structured as time vested (vesting in four equal installments on the first four anniversaries of the grant date). The February 2021 SARs are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column (with the exception of 25% of the 2021 SARS vested February 3, 2022, which are reflected in the “Number of Securities Underlying Unexercised Options and SARs Exercisable” column).

(5)

Reflects 2022 SARs awarded in January 2022 under the 2020 Stock Incentive Plan as part of the named executive officers’ long-term equity incentive award. The January 2022 SARs are structured as time vested (vesting in four equal installments on the first four anniversaries of the grant date). The January 2022 SARs are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column. The terms of the January 2022 SARS are described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards — Stock Appreciation Rights — 2022 Awards.”

(6)

Reflects SARs awarded in January 2022 under the 2020 Stock Incentive Plan to Mr. McAlevey as part of his new hire one-time equity incentive award. The SARs are structured as time vested (vesting in two equal installments on the first two anniversaries of the grant date). The SARs are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column. The terms of the SARs are described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — New Hire Compensation.”

(7)	Reflects the RSUs awarded to Mr. McAlevey in January 2022 as part of his new hire one-time equity incentive award. The RSUs are structured as time vested (vesting in two equal installments on the first two anniversaries of the grant date). The terms of the RSUs are described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — New Hire Compensation.”

(8)	The market value of the unvested RSUs and PSUs is calculated at $239.96 per share (the closing price of the Company’s common stock on the NYSE on December 30, 2022).

(9)

Reflects the target level PSUs awarded to the named executive officers in February 2021 under the 2020 Stock Incentive Plan. The February 2021 PSUs are structured to vest based upon achievement of a cumulative EPS goal for fiscal years 2021 — 2023. These PSU awards will be eligible to vest for performance between the threshold and maximum levels at the end of fiscal year 2023 upon the Committee’s determination of the extent to which the three-year cumulative EPS target has been met.

(10)

Reflects the target level PSUs awarded to the named executive officers in January 2022 under the 2020 Stock Incentive Plan. The January 2022 PSUs are structured to vest based upon achievement of a cumulative EPS goal for fiscal years 2022 — 2024. These PSU awards will be eligible to vest for performance between the threshold and maximum levels at the end of fiscal year 2024 upon the Committee’s determination of the extent to which the three-year cumulative EPS target has been met. The terms of the January 2022 PSUs are described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards — Performance Share Units — 2022 Awards.”

Option Exercises and Stock Vested in 2022

The following table includes certain information with respect to options exercised by the named executive officers and stock vested during the fiscal year ended December 31, 2022.

	Option/SAR Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting(3)	Value Realized on Vesting ($)(4)
Samuel N. Hazen	—	—	91,051	$22,225,549
William B. Rutherford	—	—	23,980	$5,853,518
Jon M. Foster	—	—	17,020	$4,154,582
Charles J. Hall	43,147	$3,927,901	17,020	$4,154,582

(1)	Mr. Hall elected to exercise 43,147 SARs resulting in net shares realized of 10,643.

(2)

Represents the difference between the exercise/base price of the options/SARs and the fair market value of the common stock on the date of exercise, which is the closing price of the Company’s common stock on the NYSE on the date of exercise.

(3)

Messrs. Hazen, Rutherford, Foster and Hall vested in 85,040, 23,980, 17,020, and 17,020 PSUs, respectively, resulting in net shares realized of 51,576, 15,159, 10,938, and 10,938 respectively. Mr. Hazen also vested in 6,011 RSUs resulting in net shares realized of 3,645.

(4)

Calculated by multiplying the number of shares of stock or units vested by the fair market value of the common stock on the vesting date, which is the closing price of the Company’s common stock on the NYSE on the vesting date.

2022 Pension Benefits

Our SERP is intended to qualify as a “top-hat” plan designed to benefit a select group of management or highly compensated employees. There are no other defined benefit plans that provide for payments or benefits to any of the named executive officers. Messrs. Rutherford and McAlevey do not participate in the SERP. Information about benefits provided by the SERP is as follows:

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Samuel N. Hazen	SERP	40	$37,390,568	—
Jon M. Foster	SERP	22	$15,638,965	—
Charles J. Hall	SERP	36	$16,959,089	—

(1)	Years of service are credited up to a maximum of 25 years.

Messrs. Hazen, Hall and Foster are eligible for normal retirement and are 100% vested in their accrued SERP benefit, and Mr. Hall retired for purposes of the SERP effective December 31, 2022.

Plan Provisions

In the event the employee’s “accrued benefits under the Company’s Plans” (computed using “actuarial factors”) are insufficient to provide the “life annuity amount,” (as such terms are defined below) the SERP will provide a benefit equal to the amount of the shortfall. Benefits can be paid in the form of an annuity or a lump sum. The lump sum is calculated by converting the annuity benefit using the “actuarial factors.” All benefits with a present value not exceeding one million dollars are paid as a lump sum regardless of the election made.

Normal retirement eligibility requires attainment of age 60 for employees who were SERP participants at the time of the change in control which occurred as a result of the Merger, including all of the named executive officers set forth in the table above. Early retirement eligibility requires age 55 with 20 or more years of service. The service requirement for early retirement is waived for employees participating in the SERP at the time of its inception in 2001, including all of the named executive officers set forth in the table above except for Mr. Foster. The “life annuity amount” payable to a participant who takes early retirement is reduced by three percent for each full year or portion thereof that the participant retires prior to normal retirement age.

The “life annuity amount” is the annual benefit payable as a life annuity to a participant upon normal retirement. It is equal to the participant’s “accrual rate” multiplied by the product of the participant’s “years of service” times the participant’s “pay average.” The SERP benefit for each year equals the life annuity amount less the annual life annuity amount produced by the employee’s “accrued benefits under the Company’s Plans.”

The “accrual rate” is a percentage assigned to each participant, and is either 2.2% or 2.4%. All of the named executive officers set forth in the table above are assigned a percentage of 2.4%.

A participant is credited with a “year of service” for each calendar year that the participant performs 1,000 hours of service for HCA Inc. or one of its subsidiaries, or for each year the participant is otherwise credited by us, subject to a maximum credit of 25 years of service.

A participant’s “pay average” is an amount equal to one-fifth of the sum of the compensation during the period of 60 consecutive months for which total compensation is greatest within the 120 consecutive month period immediately preceding the participant’s retirement. For purposes of this calculation, the participant’s compensation includes base compensation, payments under the PEP, and bonuses paid prior to the establishment of the PEP.

The “accrued benefits under the Company’s Plans” for an employee equals the sum of the employer-funded benefits accrued under the former HCA Retirement Plan (which was merged into the HCA 401(k) Plan in 2008), the HCA 401(k) Plan and any other tax-qualified plan maintained by HCA Inc. or one of its subsidiaries, the income/loss adjusted amount distributed to the participant under any of these plans, the account credit and the income/loss adjusted amount distributed to the participant under the HCA Restoration Plan and any other nonqualified retirement plans sponsored by HCA Inc. or one of its subsidiaries.

The “actuarial factors” include (a) interest at the long-term Applicable Federal Rate under Section 1274(d) of the Internal Revenue Code or any successor thereto as of the first day of November preceding the plan year in which the participant’s retirement, death, disability, or termination with benefit rights under Section 5.3 or 6.2 of the SERP occurs, and (b) mortality being the applicable Section 417(e)(3) of the Internal Revenue Code mortality table, as specified and changed by the U.S. Treasury Department.

Credited service does not include any amount other than service with HCA Inc. or one of its subsidiaries.

Assumptions

The Present Value of Accumulated Benefit is based on a measurement date of December 31, 2022. The measurement date for valuing plan liabilities on the Company’s balance sheet is December 31, 2022.

The assumption is made that there is no probability of pre-retirement death or termination. Retirement age is assumed to be the Normal Retirement Age as defined in the SERP for all named executive officers set forth in the table above, as adjusted by the provisions relating to change in control, or age 60. Age 60 also represents the earliest date the named executive officers set forth in the table above are eligible to receive an unreduced benefit.

All other assumptions used in the calculations are the same as those used for the valuation of the plan liabilities in the plan’s most recent annual valuation.

Supplemental Information

In the event a participant renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits the right to any further payment and must repay any benefits already paid. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers set forth in the table above.

2022 Nonqualified Deferred Compensation

Amounts shown in the table are attributable to the HCA Restoration Plan, an unfunded, nonqualified defined contribution plan designed to restore employer matching benefits, if any, for which the participant would have received under the HCA 401(k) Plan if the participant’s contributions to the HCA 401(k) Plan were not limited by the Internal Revenue Code Section 401(a)(17) compensation limit and/or the Internal Revenue Code Section 402(g) contribution limit, based on years of service.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End

Samuel N. Hazen	—	—	—	—	$889,505
William B. Rutherford	—	$247,174	$(325,793)	—	$2,027,093
Jon M. Foster	—	—	—	—	$141,770
Charles J. Hall	—	—	—	—	$427,073
Michael R. McAlevey	—	—	—	—	—

Registrant contributions in the last fiscal year as reported in the table above are also included in the 2022 Summary Compensation Table for Mr. Rutherford.

Portions of the amounts from the column titled “Aggregate Balance at Last Fiscal Year End” have also been reported in the Summary Compensation Tables in prior years. For Mr. Hazen, the amounts previously reported as compensation in the Summary Compensation Tables were $79,510, $101,488, $97,331, $247,060 and $62,004 for the periods 2003, 2004, 2005, 2006 and 2007, respectively. For Mr. Rutherford, the amounts previously reported as compensation in the Summary Compensation Tables were $74,379, $110,380, $151,374, $126,419, $124,887, $228,715, $223,031 and $207,305 for the periods 2014, 2015, 2016, 2017, 2018, 2019, 2020 and 2021, respectively.

Plan Provisions

Hypothetical accounts for each HCA Restoration Plan participant are credited each year with a contribution designed to restore employer matching benefits, if any, for which the participant would have received under the HCA 401(k) Plan, if the participant’s contributions to the HCA 401(k) Plan were not limited by the Internal Revenue Code Section 401(a)(17) compensation limit and/or the Internal Revenue Code Section 402(g) contribution limit, based on years of service. Since February 1, 2011, hypothetical investment returns on the HCA Restoration Plan accounts of non-SERP participants are based on the actual investment return of the 25-to-Go Fund under the HCA 401(k) Plan.

Effective January 1, 2008, participants in the SERP are no longer eligible for HCA Restoration Plan contributions. However, the hypothetical accounts for such participants as of January 1, 2008 continue to be maintained and were increased or decreased with hypothetical investment returns based on the actual investment return of the Mix B fund of the HCA 401(k) Plan through December 31, 2010. Effective January 1, 2011, the hypothetical HCA Restoration Plan accounts for SERP participants were frozen, and no investment earnings were reflected after this date.

Executive officers are not allowed to defer compensation under this or any other nonqualified deferred compensation plan.

Prior to April 30, 2009, eligible employees made a one-time election prior to participation (or prior to December 31, 2006, if earlier) regarding the form of distribution of the HCA Restoration Plan benefit. Participants chose between a lump sum and five or ten-year installments. All distributions are paid in the form of a lump-sum distribution unless the participant submitted an installment payment election prior to April 30, 2009. Distributions are paid (or begin) during the July following the year of termination of employment or retirement. All balances not exceeding $500,000 are automatically paid as a lump sum, regardless of election.

Supplemental Information

In the event a named executive officer renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits the rights to any further payment, and must repay any payments already made. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers.

Potential Payments Upon Termination or Change in Control

The following tables show the estimated amount of potential severance payable to each of the named executive officers, other than Mr. Hall, (based upon their respective 2022 base salaries and PEP payments received in 2022 for 2021 performance, for Mr. Hazen, and their respective 2022 base salaries, for Messrs. Rutherford, Foster and McAlevey, as well as the estimated value of continuing benefits, based on compensation and benefit levels in effect on December 31, 2022), assuming the executive’s employment terminates or the Company undergoes a Change in Control (as defined in the 2006 Stock Incentive Plan and 2020 Stock Incentive Plan and set forth above under “Compensation Discussion and Analysis — Change in Control Benefits”) effective December 31, 2022. Mr. Hall retired from the Company on December 31, 2022, and the following table shows the actual amounts payable to him upon his retirement.

Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon an executive’s termination of employment. As noted above, in the event a named executive officer breaches or violates those certain confidentiality, non-competition and/or non-solicitation covenants contained in his employment agreement or separation agreement, the SERP or the HCA Restoration Plan, certain of the payments described below may be subject to forfeiture and/or repayment. See “Narrative Disclosure to 2022 Summary Compensation Table and 2022 Grants of Plan-Based Awards Table — Employment Agreements and Other Compensation Arrangements,” “2022 Pension Benefits — Supplemental Information,” and “2022 Nonqualified Deferred Compensation — Supplemental Information.”

Samuel N. Hazen

	Retirement	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control
Cash Severance(1)	—	$11,979,316	—	$11,979,316	—	—	—
Non-Equity Incentive Bonus(2)	$572,513	$572,513	—	$572,513	$572,513	$572,513	$572,513
Unvested Equity Awards(3)	$24,694,604	$24,694,604	—	$24,694,604	$24,694,604	$24,694,604	—
SERP(4)	$48,491,297	$48,491,297	$48,491,297	$48,491,297	$48,491,297	$40,689,898	—
Retirement Plans(5)	$2,261,177	$2,261,177	$2,261,177	$2,261,177	$2,261,177	$2,261,177	—
Health and Welfare Benefits(6)	—	$28,159	—	$28,159	—	—	—
Disability Income(7)	—	—	—	—	$1,383,751	—	—
Life Insurance Benefits(8)	—	—	—	—	—	$1,513,000	—
Accrued Vacation Pay	$209,385	$209,385	$209,385	$209,385	$209,385	$209,385	—

Total	$76,228,976	$88,236,451	$50,961,859	$88,236,451	$77,612,727	$69,940,577	$572,513

(1)

Represents amounts Mr. Hazen would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to 2022 Summary Compensation Table and 2022 Grants of Plan-Based Awards Table — Employment Agreements and other Compensation Arrangements.”

(2)

Represents the amount Mr. Hazen would be entitled to receive for the 2022 fiscal year pursuant to the 2022 PEP and his employment agreement for performance up to the target level, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the 2022 Summary Compensation Table.

(3)

Represents the value of all unvested PSUs and SARs, which would become vested upon Mr. Hazen’s termination of employment other than his involuntary termination for cause, given that he meets the definition of Retirement under all such awards, calculated at $239.96 per underlying share (the closing price of the Company’s common stock on the NYSE on December 30, 2022).

(4)	Reflects the actual lump sum value of the SERP based on the 2022 interest rate of 1.86%

(5)

Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Hazen would be entitled. The value includes $1,371,672 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $889,505 from the HCA Restoration Plan.

(6)

Reflects the estimated costs of the continuing medical coverage, based upon 2022 COBRA rates, that Mr. Hazen would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to 2022 Summary Compensation Table and 2022 Grants of Plan-Based Awards Table — Employment Agreements and other Compensation Arrangements.”

(7)

Reflects the estimated lump sum present value of all future payments which Mr. Hazen would be entitled to receive under our disability program, including five months of salary continuation, long-term disability benefits of $10,000 per month payable after the five-month elimination period until age 67, and benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period for 42 months.

(8)

No post-retirement or post-termination life insurance or death benefits are provided to Mr. Hazen. Mr. Hazen’s payment upon death while actively employed with the Company includes $1,513,000 of Company-paid life insurance.

William B. Rutherford

	Retirement	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control
Cash Severance(1)	—	$1,873,216	—	$1,873,216	—	—	—
Non-Equity Incentive Bonus(2)	$260,729	$260,729	—	$260,729	$260,729	$260,729	$260,729
Unvested Equity Awards(3)	—	$1,757,947	—	—	$6,726,955	$6,726,955	—
Retirement Plans(4)	$3,206,420	$3,206,420	$3,206,420	$3,206,420	$3,206,420	$3,206,420	—
Health and Welfare Benefits(5)	—	$29,015	—	$29,015	—	—	—
Disability Income(6)	—	—	—	—	$1,587,422	—	—
Life Insurance Benefits(7)	—	—	—	—	—	$937,000	—
Accrued Vacation Pay	$129,684	$129,684	$129,684	$129,684	$129,684	$129,684	—

Total	$3,596,833	$7,257,011	$3,336,104	$5,499,064	$11,911,210	$11,260,788	$260,729

(1)

Represents amounts Mr. Rutherford would be entitled to receive pursuant to the Company’s Executive Severance Policy based upon his position as Executive Vice President and Chief Financial Officer at the time of termination. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits for Messrs. Rutherford, Foster and McAlevey”

(2)

Represents the amount Mr. Rutherford would be entitled to receive for the 2022 fiscal year pursuant to the 2022 PEP, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the 2022 Summary Compensation Table.

(3)

Represents the value of all unvested PSUs and SARs, which would become vested upon Mr. Rutherford’s termination of employment without cause or for death or disability, calculated at $239.96 per underlying share (the closing price of the Company’s common stock on the NYSE on December 30, 2022).

(4)

Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Rutherford would be entitled. The value includes $1,179,327 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $2,027,093 from the HCA Restoration Plan.

(5)

Reflects the estimated costs of the continuing medical coverage, based upon 2022 COBRA rates, that Mr. Rutherford would be entitled to receive pursuant to the Company’s Executive Severance Policy. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits for Messrs. Rutherford, Foster and McAlevey.”

(6)

Reflects the estimated lump sum present value of all future payments which Mr. Rutherford would be entitled to receive under our disability program, including five months of salary continuation, long-term disability benefits of $10,000 per month payable after the five-month elimination period until age 67, and benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(7)

No post-retirement or post-termination life insurance or death benefits are provided to Mr. Rutherford. Mr. Rutherford’s payment upon death while actively employed includes $937,000 of Company-paid life insurance.

Jon M. Foster

	Retirement	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control
Cash Severance(1)	—	$1,837,192	—	$1,837,192	—	—	—
Non-Equity Incentive Bonus(2)	$611,912	$611,912	—	$611,912	$611,912	$611,912	$611,912
Unvested Equity Awards(3)	$5,385,547	$5,385,547	—	$5,385,547	$5,385,547	$5,385,547	—
SERP(4)	$20,344,941	$23,209,855	$20,344,941	$23,209,855	$20,344,941	$17,448,184	—
Retirement Plans(5)	$664,461	$664,461	$664,461	$664,461	$664,461	$664,461	—
Health and Welfare Benefits(6)	—	$32,903	—	$32,903	—	—	—
Disability Income(7)	—	—	—	—	$1,267,707	—	—
Life Insurance Benefits(8)	—	—	—	—	—	$919,000	—
Accrued Vacation Pay	$127,190	$127,190	$127,190	$127,190	$127,190	$127,190	—

Total	$27,134,051	$31,869,060	$21,136,592	$31,869,060	$28,401,758	$25,156,294	$611,912

(1)

Represents amounts Mr. Foster would be entitled to receive pursuant to the Company’s Executive Severance Policy based upon his position as group president at the time of termination. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits for Messrs. Rutherford, Foster and McAlevey.”

(2)

Represents the amount Mr. Foster would be entitled to receive for the 2022 fiscal year pursuant to the 2022 PEP, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the 2022 Summary Compensation Table.

(3)

Represents the value of all unvested PSUs and SARs, which would become vested upon Mr. Foster’s termination of employment other than his involuntary termination for cause, given that he meets the definition of Retirement under all such awards, calculated at $239.96 per underlying share (the closing price of the Company’s common stock on the NYSE on December 30, 2022).

(4)	Reflects the actual lump sum value of the SERP based on the 2022 interest rate of 1.86%

(5)

Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Foster would be entitled. The value includes $522,691 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $141,770 from the HCA Restoration Plan.

(6)

Reflects the estimated costs of the continuing medical coverage, based upon 2022 COBRA rates, that Mr. Foster would be entitled to receive pursuant to the Company’s Executive Severance Policy. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits for Messrs. Rutherford, Foster and McAlevey.”

(7)

Reflects the estimated lump sum present value of all future payments which Mr. Foster would be entitled to receive under our disability program, including five months of salary continuation, long-term disability benefits of $10,000 per month payable after the five-month elimination period until age 67, and benefits of $6,290 per month from our Supplemental Insurance Program payable after the 180 day elimination period for 48 months.

(8)

No post-retirement or post-termination life insurance or death benefits are provided to Mr. Foster. Mr. Foster’s payment upon death while actively employed with the Company includes $919,000 of Company-paid life insurance.

Charles J. Hall

Retirement
Non-Equity Incentive Bonus(1)	$ 225,029
Unvested Equity Awards(2)	$ 5,385,547
SERP(3)	$16,959,089
Retirement Plans(4)	$ 1,641,445
Accrued Vacation Pay	$ 127,190

Total	$24,338,300

(1)

Represents the amount Mr. Hall is entitled to receive for the 2022 fiscal year pursuant to the 2022 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the 2022 Summary Compensation Table.

(2)

Represents the estimated value of all unvested PSUs and SARs that will continue to vest following Mr. Hall’s retirement, calculated at $239.96 per underlying share (the closing price of the Company’s common stock on the NYSE on December 30, 2022).

(3)	Reflects the actual lump sum value of the SERP payment to be made to Mr. Hall based on the 2022 interest rate of 1.86%

(4)

Reflects the lump sum present value of qualified and nonqualified retirement plans to which Mr. Hall is entitled. The value includes $1,214,372 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $427,073 from the HCA Restoration Plan.

Michael R. McAlevey

	Voluntary Termination	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control
Cash Severance(1)	—	$1,372,500	—	$1,372,500	—	—	—
Non-Equity Incentive Bonus(2)	$162,291	$162,291	—	$162,291	$162,291	$162,291	$162,291
Retirement Plans(3)	$9,150	$9,150	$9,150	$9,150	$9,150	$9,150	—
Health and Welfare Benefits(4)	—	$32,659	—	$32,659	—	—	—
Disability Income(5)	—	—	—	—	$1,051,875	—	—
Life Insurance Benefits(6)	—	—	—	—	—	$916,000	—
Accrued Vacation Pay	$43,045	$43,045	$43,045	$43,045	$43,045	$43,045	—
Recouped Compensation & Benefits (7)	$(1,659,144)	—	—	—	—	—	—

Total	$(1,444,658)	$1,619,645	$52,195	$1,619,645	$1,266,361	$1,130,486	$162,291

(1)

Represents amounts Mr. McAlevey would be entitled to receive pursuant to the Company’s Executive Severance Policy based upon his position at the time of termination. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits for Messrs. Rutherford, Foster and McAlevey.”

(2)

Represents the amount Mr. McAlevey would be entitled to receive for the 2022 fiscal year pursuant to the 2022 PEP, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the 2022 Summary Compensation Table.

(3)

Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. McAlevey would be entitled. The value includes $9,150 from the HCA 401(k) Plan (which represents the value of the Company’s contributions).

(4)

Reflects the estimated costs of the continuing medical coverage, based upon 2022 COBRA rates, that Mr. McAlevey would be entitled to receive pursuant to the Company’s Executive Severance Policy. See “Compensation Discussion and Analysis — Severance Benefits — Severance Benefits for Messrs. Rutherford, Foster and McAlevey.”

(5)

Reflects the estimated lump sum present value of all future payments which Mr. McAlevey would be entitled to receive under our disability program, including five months of salary continuation, long-term disability benefits of $10,000 per month payable after the five-month elimination period until age 67.

(6)

No post-retirement or post-termination life insurance or death benefits are provided to Mr. McAlevey. Mr. McAlevey’s payment upon death while actively employed with the Company includes $916,000 of Company-paid life insurance.

(7)

Reflects the amounts that Mr. McAlevey would be obligated to repay to the Company under the terms of his signing bonus agreement and the Company’s relocation assistance policy. See “Compensation Discussion and Analysis — Elements of Compensation — New Hire Compensation” and “Compensation Discussion and Analysis — Recoupment of Compensation.”

2022 CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Samuel N. Hazen, our Chief Executive Officer as of December 31, 2022.

The 2022 annual total compensation of the median compensated employee (of all our employees who were employed as of December 31, 2022 and received compensation in 2022, other than Mr. Hazen) was $57,727; and the 2022 annual total compensation of Mr. Hazen was $14,637,726. The ratio of these amounts was 254:1.

To determine the annual total compensation of the “median employee”, the methodology and the material assumptions, adjustments and estimates that were used were as follows:

As of December 31, 2022, our total population consisted of 289,454 active employees that received compensation in 2022. To identify the median compensated employee, we used a Consistently Applied Compensation Measure (CACM) which included total gross payroll wages received in 2022. Pay was annualized for permanent employees not employed for a full year in 2022.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

After taking the 5% “De Minimis Exemption” adjustment as permitted under SEC rules, we excluded our United Kingdom employees which accounted for 5,931 individuals. We also excluded employees that received $20 or less in total gross payroll wages in 2022, which accounted for 268 employees. Finally, we excluded employees added as a result of acquisitions in 2022, which accounted for 1,367 individuals, as permitted by Section 953(b) of the Dodd-Frank Act. In total, we excluded less than 5% of our total population. Our total population used for the calculation minus these excluded employees was 281,888.

Number of Employees

De Minimis Exemption
Total U.S. Employees	283,523
Total UK Employees	5,931
Total Global Workforce	289,454
Total Exemptions	5,931

Exclusions
Total U.S. Employees receiving $20 or less	268
Acquisition Exclusions	1,367

Total Exclusions	1,635

Total Workforce for Median Calculation (excluding Exemptions and Exclusions noted above)	281,888

2022 Pay Versus Performance Table
The following table sets forth additional compensation information of our Principal Executive Officer (“PEO”) and our
non-PEO
Named Executive Officers
(“non-PEO
NEOs”) along with total shareholder return, net income attributable to HCA Healthcare, Inc. and adjusted EBITDA performance results for our fiscal years ending in 2022, 2021 and 2020:

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)(3)	Average Summary Compensation Table Total for non-PEO NEOs (1)	Average Compensation Actually Paid to non-PEO NEOs (2)(3)	Value of Initial Fixed $100 Investment Based On:		Net Income Attributable to HCA Healthcare, Inc.	Adjusted EBITDA (8)
					Total Shareholder Return	Peer Group Total Shareholder Return (7)
2022 (4)	$14,637,726	$ 8,491,989	$5,166,993	$ 3,219,721	$165.99	$140.29	$5,643,000,000	$12,067,000,000
2021 (5)	$20,635,260	$85,062,222	$5,999,564	$19,826,694	$175.93	$143.09	$6,956,000,000	$12,644,000,000
2020 (6)	$30,397,771	$30,533,291	$7,041,315	$ 7,908,485	$111.64	$113.45	$3,754,000,000	$10,037,000,000

(1)	Named executive officers included in the above compensation columns reflect the following:

Year	PEO	Non-PEO NEOs
2022	Hazen	Rutherford, Foster, Hall, McAlevey
2021	Hazen	Rutherford, Foster, Hall, Cuffe
2020	Hazen	Rutherford, Foster, Hall, Perlin

(2)
Fair value or change in fair value, as applicable, of equity awards in the “Actually Paid” columns was determined by reference to (1) for PSU awards, closing price on applicable year-end
d
ate(s
) multiplied by the probability of achievement as of each such date or, in the case of vesting dates, the actual shares earned multiplied by the vesting price, (2) for SAR awards, a Black-Scholes value as of the applicable year-end
or vesting date(s), determined based on the same methodology as used to determine grant date fair value for the applicable grant and (3) for RSU awards, the closing price on applicable year-end
date(s) or, in the case of vesting dates, the actual vesting price.

(3)
For the portion of “Actually Paid” compensation that is based on year-end
stock prices, the following prices were used: $239.96 for 2022 (closing price as of 12/30/22), $256.92 for 2021 (closing price as of 12/31/21) and $164.46 for 2020 (closing price as of 12/31/20).

(4)
2022 “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to
non-PEO
NEOs” reflects the following adjustments from 2022 Total Compensation reported in the Summary Compensation Table:

	PEO	Average non-PEO NEOs
2022 Summary Compensation Table Total	$14,637,726	$5,166,993

Less: Change in Pension & Deferred Compensation Plans	—	$276,883
Add: Service Cost of Pension & Deferred Compensation Plans	$952,610	$182,990
Add: Prior Service Cost of Pension & Deferred Compensation Plans	—	—
Add: Above-Market or Preferential Earnings on Deferred Compensation	—	—

Less: Equity Award Amounts Reported in Summary Compensation Table	$12,055,290	$3,063,442
Add: FMV of Equity Awards Granted During Current Year & Outstanding/Unvested @ 12/31/22	$13,374,858	$2,698,985
Add: Change in FMV Equity Awards Granted in Prior Years & Outstanding/Unvested @ 12/31/22	$(4,947,874)	$(844,378)
Add: FMV of Equity Awards Granted and Vested in Current Year @ Vesting Date	—	—
Add: Change in FMV of Equity Awards Granted in Prior Years @ Vesting Date	$(3,479,832)	$(651,919)
Less: FMV of Equity Awards @ the End of the Prior Year Failing to Meet Vesting Conditions	—	—

Less: Dollar Value of Equivalent Payments Reported in Summary Compensation Table	$435,499	$73,188
Add: Dollar Value of Dividends Paid Prior to Vesting Date	$445,290	$80,563

2022 Compensation Actually Paid	$8,491,989	$3,219,721

(5)
2021 “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to non-PEO NEOs” reflects the following adjustments from 2021 Total Compensation reported in the Summary Compensation Table:

	PEO	Average non-PEO NEOs
2021 Summary Compensation Table Total	$20,635,260	$5,999,564
Less: Change in Pension & Deferred Compensation Plans	$451,661	$103,724
Add: Service Cost of Pension & Deferred Compensation Plans	$980,231	$207,139
Add: Prior Service Cost of Pension & Deferred Compensation Plans	—	—

Add: Above-Market or Preferential Earnings on Deferred Compensation	—	—

Less: Equity Award Amounts Reported in Summary Compensation Table	$13,870,607	$3,233,944
Add: FMV of Equity Awards Granted During Current Year & Outstanding/Unvested @ 12/31/21	$34,793,801	$7,765,175
Add: Change in FMV Equity Awards Granted in Prior Years & Outstanding/Unvested @ 12/31/21	$42,469,256	$8,992,001
Add: FMV of Equity Awards Granted and Vested in Current Year @ Vesting Date	—	—
Add: Change in FMV of Equity Awards Granted in Prior Years @ Vesting Date	$296,595	$157,085
Less: FMV of Equity Awards @ the End of the Prior Year Failing to Meet Vesting Conditions	—	—

Less: Dollar Value of Equivalent Payments Reported in Summary Compensation Table	$335,908	$67,999
Add: Dollar Value of Dividends Paid Prior to Vesting Date	$545,255	$111,397

2021 Compensation Actually Paid	$85,062,222	$19,826,694

(6)
2020 “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to
non-PEO
NEOs” reflects the following adjustments from 2020 Total Compensation reported in the Summary Compensation Table:

	PEO	Average non-PEO NEOs
2020 Summary Compensation Table Total	$30,397,771	$7,041,315
Less: Change in Pension & Deferred Compensation Plans	$12,266,548	$2,112,322
Add: Service Cost of Pension & Deferred Compensation Plans	$645,000	$325,250
Add: Prior Service Cost of Pension & Deferred Compensation Plans	—	—

Add: Above-Market or Preferential Earnings on Deferred Compensation	—	—

Less: Equity Award Amounts Reported in Summary Compensation Table	$13,082,198	$2,617,165
Add: FMV of Equity Awards Granted During Current Year & Outstanding/Unvested @ 12/31/20	$16,696,602	$3,335,797
Add: Change in FMV Equity Awards Granted in Prior Years & Outstanding/Unvested @ 12/31/20	$8,745,059	$2,170,312
Add: FMV of Equity Awards Granted and Vested in Current Year @ Vesting Date	—	—
Add: Change in FMV of Equity Awards Granted in Prior Years @ Vesting Date	$(545,315)	$(193,721)
Less: FMV of Equity Awards @ the End of the Prior Year Failing to Meet Vesting Conditions	—	—

Less: Dollar Value of Equivalent Payments Reported in Summary Compensation Table	$166,818	$66,927
Add: Dollar Value of Dividends Paid Prior to Vesting Date	$109,738	$25,946

2020 Compensation Actually Paid	$30,533,291	$7,908,485

(7)
The Peer Group reflected in the Peer Group Total Shareholder Return is the S&P Health Care Index, as reflected in our 2022 Annual Report on Form the
10-K
pursuant to Item 201(e) of Regulation
S-K.
Each year reflects the cumulative total return assuming $100 invested on December 31, 2019 in our common stock and in the S&P Health Care Index, including the subsequent reinvestment of dividends.

(8)
Adjusted EBITDA was selected by the Compensation Committee as the Company-Selected Measure (“CSM”). It is a
non-Generally
Accepted Accounting Principles (“GAAP”) financial measure defined as income before depreciation and amortization, interest expense, losses and gains on sales of facilities, losses on retirement of debt, provision for income taxes and net income attributable to noncontrolling interests. A reconciliation of Adjusted EBITDA to the most directly comparable financial measure calculated in accordance with GAAP is included in the Company’s Form
8-K
filed with the SEC on January 27, 2023.

Narrative Disclosure to 2022 Pay Versus Performance Table
We believe the “Compensation Actually Paid” in each of the years reported above and over the three-year cumulative period are reflective of the Compensation Committee’s emphasis on
“pay-for-performance”
as the “Compensation Actually Paid” fluctuated year-over-year, primarily due to the result of our stock performance and our varying levels of achievement against pre-established
performance goals under our Performance Excellence Program and ou
r lon
g term incentive programs.

Total Shareholder Return in the above chart, in the case of both the Company and our Peer Companies (S&P Health Care Index), as noted in Footnote 7 of the above Pay Versus Performance Table, reflects the cumulative return of $
100 as if in
vest
ed on December 31, 2019, including reinvestment of any dividends.

Measures that were most important to the last fiscal year.
The following performance measures reflect the Company’s most important performance measures in effect for 2022, as further described and defined in the Compensation Discussion and Analysis under “Elements of Compensation — Annual Incentive Compensation: PEP” and “Elements of Compensation — Long-Term Equity Incentive Awards — Performance Share Units.”

•	Adjusted EBITDA
•	Earnings Per Share
•	Quality of Care
•	Patient Experience

OTHER INFORMATION

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In accordance with its charter, our Audit and Compliance Committee conducts a reasonable prior review and oversight of related party transactions required to be disclosed under Item 404 of Regulation S-K and discusses with management the business rationale for and disclosures regarding such transactions. In addition, our Code of Conduct requires that all of our employees, including our executive officers, remain free of conflicts of interest in the performance of their responsibilities to the Company. An executive officer who wishes to enter into a transaction in which their interests might conflict with ours must receive the approval of the Audit and Compliance Committee.

Stockholders’ Agreement

Upon the consummation of our IPO, we entered into the Stockholders’ Agreement with Hercules Holding and the Investors. Under the Stockholders’ Agreement, the Frist Entities have the right to nominate two directors to our Board of Directors; however, the Frist Entities will lose their right to nominate any directors to our Board of Directors once the Frist Entities own less than 3% of our outstanding shares of common stock. As of February 24, 2023, the Frist Entities owned approximately 25% of our common stock.

A copy of the Stockholders’ Agreement and the Amendment, dated as of September 21, 2011, thereto have been filed as Exhibit 10.38 to our registration statement on Form S-1 filed on March 9, 2011 and Exhibit 10.2 to our current report on Form 8-K filed on September 21, 2011, respectively.

Registration Rights Agreement

Hercules Holding and the Investors have entered into a registration rights agreement with HCA Healthcare, Inc. Pursuant to this agreement, the Investors who still hold shares of our common stock directly or through Hercules Holding can cause us to register those shares under the Securities Act and, if requested, to maintain a shelf registration statement effective with respect to such shares. These Investors are also entitled to participate on a pro rata basis in any registration of our common stock under the Securities Act that we may undertake. A copy of this agreement has been filed as Exhibit 4.4 to our current report on Form 8-K filed on November 24, 2010.

Management Stockholder Agreements

Pursuant to a management stockholder’s agreement we entered into with certain members of senior management, following our IPO, certain members of senior management, including certain executive officers, have limited “piggyback” registration rights with respect to certain of their shares of common stock. A copy of this agreement, and related amendments thereto, have been filed as Exhibit 10.12 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed on March 27, 2007, Exhibit 10.2 to our current report on Form 8-K filed on November 24, 2010 and Exhibit 10.39 to our registration statement on Form S-1 filed on March 9, 2011, respectively.

Other Relationships

Charles Leindecker serves as a Director of Finance of HealthTrust Purchasing Group for the Company. Mr. Leindecker received total compensation in respect of base salary and bonus of approximately $161,000 for his services in 2022. Mr. Leindecker also receives certain other benefits customary to similar positions within the Company. Mr. Leindecker’s brother-in-law, Dr. Michael S. Cuffe, serves as Executive Vice President and Chief Clinical Officer of the Company.

Stephanie H. Skaff serves as an Assistant Vice President of Communications Account Management for the Company. Ms. Skaff earned total compensation in respect of base salary and bonus of approximately $176,000 for her services in 2022. Ms. Skaff also receives certain other benefits, including awards of equity, customary to similar positions within the Company. Ms. Skaff’s brother, Samuel N. Hazen, serves as Chief Executive Officer and Director of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our common stock as of February 24, 2023 for:

•	each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each of our executive officers named in the 2022 Summary Compensation Table; and

•	all of our directors and executive officers as a group.

The percentages of shares outstanding provided in the tables are based on 277,254,591 shares of our common stock, par value $0.01 per share, outstanding as of February 24, 2023. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares issuable upon the vesting of RSUs and exercise of SARs and options that will vest or become exercisable within 60 days of February 24, 2023 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. The address of each of our directors and executive officers listed below is c/o HCA Healthcare, Inc., One Park Plaza, Nashville, Tennessee 37203.

Name of Beneficial Owner	Number of Shares		Percent

Hercules Holding II	68,912,077	(1)	24.9%
The Vanguard Group	17,946,718	(2)	6.5%

BlackRock, Inc.	14,839,215	(3)	5.4%
Wellington Management Group LLP	14,369,349	(4)	5.2%
Meg G. Crofton	5,058	(5)	*
Robert J. Dennis	23,565	(6)	*

Nancy-Ann DeParle	19,483	(7)	*
Jon M. Foster	291,216	(8)	*
Thomas F. Frist III	10,817	(1)(9)	*
William R. Frist	415,553	(1)(10)	*

Charles J. Hall	237,083	(11)	*
Samuel N. Hazen	1,892,301	(12)	*
Charles O. Holliday, Jr.	18,955	(13)	*
Hugh F. Johnston	1,367	(14)	*

Michael R. McAlevey	12,637	(15)	*
Michael W. Michelson	8,200	(16)	*
Wayne J. Riley, M.D.	12,602	(17)	*
William B. Rutherford	410,841	(18)	*
Andrea B. Smith	2,321	(19)	*
All directors and executive officers as a group (29 persons)	4,527,767	(20)	1.6%

*	Less than one percent.

(1)

Based on a Schedule 13G/A filed with the SEC on February 14, 2023. Hercules Holding II holds 68,912,077 shares, or approximately 25%, of our outstanding common stock. Hercules Holding II is held by a private investor group, including affiliates of our founder Dr. Thomas F. Frist, Jr., including Dr. Thomas F. Frist, Jr., Mr. Thomas F. Frist III, who serves as a director, Mr. William R. Frist, who serves as a director, and Ms. Patricia F. Elcan. The principal office address of Hercules Holding II is 3100 West End Ave., Suite 1060, Nashville, TN 37203.

(2)

Based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2023. The Schedule 13G/A indicates that as of December 30, 2022, The Vanguard Group was the beneficial owner with sole voting power as to 0 shares, shared voting power as to 321,453 shares, sole dispositive power as to 17,042,919 shares and shared dispositive power as to 903,799 shares. The principal office address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(3)

Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 1, 2023. The Schedule 13G/A indicates that as of December 31, 2022, BlackRock, Inc., as the parent holding company, was the beneficial owner with sole voting power as to 13,387,672 shares, shared voting power as to 0 shares, sole dispositive power as to 14,839,215 shares and shared dispositive power as to 0 shares. The principal office address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)

Based on a Schedule 13G filed by Wellington Management Group LLP with the SEC on February 6, 2023. The Schedule 13G indicates that as of December 30, 2022, Wellington Management Group LLP was the beneficial owner with sole voting power as to 0 shares, shared voting power as to 13,725,208 shares, sole dispositive power to 0 shares and shared dispositive power as to 14,369,349 shares. The principal office address of Wellington Management Group is 280 Congress Street, Boston, MA 02210.

(5)	Includes 5,058 RSUs issuable upon vesting.

(6)	Includes 19,483 RSUs issuable upon vesting.

(7)	Includes 902 RSUs issuable upon vesting.

(8)	Includes 150,405 shares issuable upon exercise of SARs.

(9)	Includes 10,817 RSUs issuable upon vesting.

(10)	Includes 9,839 RSUs issuable upon vesting.

(11)	Includes 13,595 shares issuable upon exercise of SARs.

(12)	Includes 615,194 shares issuable upon exercise of SARs.

(13)	Includes 902 RSUs issuable upon vesting.

(14)	Includes 1,357 RSUs issuable upon vesting.

(15)	Includes 10,050 shares issuable upon exercise of SARs.

(16)	Includes 8,200 RSUs issuable upon vesting.

(17)	Includes 1,783 RSUs issuable upon vesting.

(18)	Includes 245,832 shares issuable upon exercise of SARs

(19)	Includes 1,079 RSUs issuable upon vesting.

(20)	Includes 1,840,745 shares issuable upon exercise of SARs and 59,420 RSUs issuable upon vesting.

AUDIT AND COMPLIANCE COMMITTEE REPORT

The following Report of the Audit and Compliance Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

In the performance of its oversight function, the Audit and Compliance Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit and Compliance Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission (SEC). In addition, the Audit and Compliance Committee has received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit and Compliance Committee concerning independence, and discussed with it the firm’s independence from the Company and its management. The Audit and Compliance Committee has considered whether the independent registered public accounting firm’s provision of nonaudit services to us is compatible with its independence.

The Audit and Compliance Committee discussed with our internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit and Compliance Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of the audits of the financial statements, the audit of the effectiveness of our internal control over financial reporting, our progress in assessing the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of our financial reporting, and reports to the Board of Directors on its findings.

In reliance on the reviews and discussions referred to above, the Audit and Compliance Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in our filing with the SEC of our Annual Report on Form 10-K for the year ended December 31, 2022. The Audit and Compliance Committee appointed Ernst & Young LLP as HCA Healthcare’s independent registered public accounting firm, subject to stockholder ratification, for the year ending December 31, 2023.

Hugh F. Johnston, Chair
Michael W. Michelson
Wayne J. Riley, M.D.
Andrea B. Smith

WHERE TO FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov. The SEC maintains an Internet site at http://www.sec.gov that contains the reports and other information we file electronically. Our website address is www.hcahealthcare.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.

CAUTIONARY INFORMATION

This proxy statement contains certain information and opinions about environmental, social and governance (ESG) matters and our priorities, strategies, goals, targets and progress, which may constitute forward-looking statements, the achievement of which are subject to risks and uncertainties, many of which are outside of our control. We may not achieve, or be perceived to have not achieved, our ESG goals or certain of our stakeholders might not be satisfied with our efforts, which could result in reputational harm as a result of negative public sentiment, regulatory scrutiny, litigation and reduced investor and stakeholder confidence. Standards for tracking and reporting ESG matters continue to evolve. Our selection of voluntary disclosure frameworks and standards, and the interpretation or application of those frameworks and standards, may change from time to time or differ from those of others. This may result in a lack of consistent or meaningful comparative data from period to period or between us and other companies in the same industry. In addition, our processes and controls may not always comply with evolving standards for identifying, measuring and reporting ESG metrics, including ESG-related disclosures that may be required of public companies by the SEC, and such standards may change over time, which could result in significant revisions to our current goals, reported progress in achieving such goals, or ability to achieve such goals in the future. A delay or inability to meet our goals and aspirations, comply with federal, state or international environmental, social and governance laws and regulations, or meet evolving and varied stakeholder expectations and standards could adversely affect public perception of our business, employee morale or patient or shareholder support, expend corporate resources, result in substantial costs and expenses, result in legal or regulatory proceedings against the Company and negatively impact our financial condition and results of operations. We undertake no obligation to revise or update ESG matters or forward-looking statements, whether as a result of new information, future events, or otherwise.

Nashville, TN

March 10, 2023

Annex A

HCA HEALTHCARE, INC.

2023 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I.

INTRODUCTION

1.1    ESTABLISHMENT OF PLAN. HCA Healthcare, Inc., a Delaware corporation (the “Company”), adopts the following nonqualified employee stock purchase plan for its eligible employees. This Plan shall be known as the HCA Healthcare, Inc. 2023 Employee Stock Purchase Plan.

1.2    PURPOSE. The purpose of this Plan is to provide an opportunity for eligible employees of the Company and certain subsidiaries of the Company to become stockholders in the Company. It is believed that employee participation in the ownership of the business will help to achieve the unity of purpose conducive to the continued growth of the Company and to the mutual benefit of its stockholders and the employees of the Company and certain subsidiaries of the Company. Participation in the Plan is entirely voluntary, and neither the Company nor any of its subsidiaries makes any recommendations to their Employees as to whether they should participate in the Plan.

1.3    NON-QUALIFICATION. The Plan is not intended to be an employee benefit plan under the Employee Retirement Income Security Act of 1974, as amended, nor qualify as an “employee stock purchase plan” under Section 423 of the Code.

1.4    COMPLIANCE WITH SECURITIES LAWS. The Plan Administrator shall have the power to make each grant of an option to purchase Stock to Eligible Employees under the Plan subject to such conditions as it deems necessary or appropriate to comply with the then-existing requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, including Rule 16b-3 (or any similar rule) promulgated by the Securities and Exchange Commission thereunder.

ARTICLE II.

DEFINITIONS

As used herein, the following words and phrases shall have the meanings specified below:

2.1    BASE PAY. The amount of base salary, wages, or basic hourly rate of compensation paid to an Eligible Employee by the Company or a Subsidiary as compensation for services to the Company or Subsidiary before subtracting any elective deferrals to a qualified plan under Section 401(k) of the Code, salary reduction contributions to a cafeteria plan under Section 125 of the Code or elective deferrals to a nonqualified deferred compensation plan, including overtime and paid time off but excluding bonuses, commissions, education or tuition reimbursements, imputed income arising under any group insurance or benefit program, travel expenses, business and relocation expenses, and income received in connection with equity-based awards. The Plan Administrator shall have the discretion to determine the application of this definition to Participant’s contributions from time to time.

2.2    BOARD OF DIRECTORS. The Board of Directors of the Company.

2.3    CHANGE IN CONTROL. Any of the following events:

(a)    the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any Person or Group;

(b)    any Person or Group becomes the Beneficial Owner (as such term is defined in Rule 13d-3 under the Exchange Act (or any successor rule thereto) (except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time)), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or any entity which controls the Company), including by way of merger, consolidation, tender or exchange offer or otherwise;

(c)    a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are Beneficially Owned subsequent to such transaction by the Person or Persons who were the Beneficial Owners of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction; or

(d)    during any period of 12 months, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

2.4    CLOSING MARKET PRICE. The closing price of the Stock as reported in the consolidated trading of the New York Stock Exchange listed securities; provided that if there should be any material alteration in the present system of reporting sales prices of such Stock, or if such Stock should no longer be listed on the New York Stock Exchange, the market value of the Stock as of a particular date shall be determined in such a method as shall be specified by the Plan Administrator.

2.5    CODE. The Internal Revenue Code of 1986, as amended from time to time.

2.6    COMMENCEMENT DATE. The first day of each Option Period.

2.7    CONTRIBUTION ACCOUNT. The account established on behalf of a Participant to which shall be credited the amount of the Participant’s contributions, pursuant to Article V.

2.8    EFFECTIVE DATE. April 19, 2023.

2.9    ELIGIBLE EMPLOYEE. Each employee who is employed by an Employer and designated on the books and records of such Employer as an employee, provided that the term “Eligible Employee” shall not include:

(a)    an individual who has been employed by an Employer for less than two (2) consecutive months;

(b)    an individual covered by a collective bargaining agreement, unless such agreement specifically provides for participation hereunder;

(c)    an individual who has entered into an agreement with an Employer which excludes such individual from participation in employee benefit plans of an Employer;

(d)    an individual who is not classified by an Employer as an employee, even if such individual is retroactively re-characterized as an employee by a third party or such Employer; or

(e)    an individual whose participation may be precluded under Company policies or guidelines or applicable laws, rules or regulations, as determined by the Plan Administrator from time to time.

2.10    EMPLOYER. The Company and any Entity (i) which is a Subsidiary of the Company, (ii) which is authorized by the Company to adopt this Plan with respect to its Eligible Employees, and (iii) which adopts this Plan. The term “Employer” shall include any Entity into which an Employer may be merged or consolidated or to which all or substantially all of its assets may be transferred, provided that the surviving or transferee Entity would qualify as a Subsidiary under Section 2.23 hereof and that such Entity does not affirmatively disavow this Plan.

2.11    ENTITY. Any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, business trust, unincorporated organization, government or political subdivision thereof or other entity.

2.12    EXERCISE DATE. The last trading date of each Option Period on the New York Stock Exchange.

2.13    EXERCISE PRICE. The price per share of the Stock to be charged to Participants at the Exercise Date, as determined in Section 6.3.

2.14    FIVE-PERCENT STOCKHOLDER. An employee who owns five percent (5%) or more of the total combined voting power or value of all classes of stock or equity interests of the Company or any parent or Subsidiary thereof. In determining this five percent (5%) test, shares of stock or equity interests which the employee may purchase under outstanding options, as well as stock or equity interests attributed to the employee under Section 424(d) of the Code, shall be treated as stock or equity interests owned by the employee in the numerator, but shares of stock or equity interests which may be issued under options shall not be counted in the total of outstanding shares in the denominator.

2.15    GRANT DATE. The first trading date of each Option Period on the New York Stock Exchange.

2.16    GROUP. A “group,” as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended.

2.17    OPTION PERIOD. Except as otherwise specified by the Plan Administrator prior to the commencement of an Option Period, the Plan’s Option Periods shall be successive periods of three (3) months commencing on March 1, June 1, September 1, and December 1 of each year and ending on May 31, August 31, November 30, and February 28 (or February 29, if a leap year) of each year; provided, however, that the first Option Period under the Plan shall not commence until the first administratively feasible date determined by the Plan Administrator following shareholder approval of the Plan. In no event, however, may an Option Period under the Plan exceed twenty-seven (27) months.

2.18    PARTICIPANT. Any Eligible Employee of an Employer who has met the conditions for eligibility as provided in Article IV and who has elected to participate in the Plan.

2.19    PERSON. A “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended.

2.20    PLAN. The HCA Healthcare, Inc. 2023 Employee Stock Purchase Plan.

2.21    PLAN ADMINISTRATOR. A committee composed of one or more individuals to whom authority is delegated by the Board of Directors or the Compensation Committee of the Board of Directors to administer the Plan. The initial Plan Administrator shall be the Compensation Committee of the Board of Directors.

2.22    STOCK. Those shares of common stock of the Company which are reserved pursuant to Section 6.1 for issuance upon the exercise of options granted under this Plan.

2.23    SUBSIDIARY. Any Entity (other than the Company) of which 50% or more of the voting power of its equity securities or equity interests are owned directly or indirectly by the Company.

ARTICLE III.

STOCKHOLDER APPROVAL

3.1    STOCKHOLDER APPROVAL REQUIRED. This Plan must be approved by the stockholders of the Company within twelve (12) months before or after its adoption by the Board of Directors.

3.2    STOCKHOLDER APPROVAL FOR CERTAIN AMENDMENTS. Without the approval of the stockholders of the Company, no amendment to this Plan shall (i) increase the number of shares reserved under the Plan, other than as provided in Section 10.4, or (ii) alter the granting corporation or the Stock available for purchase under the Plan. Approval by stockholders must occur within one (1) year of such amendment (or such amendment shall be void ab initio), comply with applicable provisions of the corporate certificate of incorporation and bylaws of the Company, comply with Delaware law prescribing the method and degree of stockholder approval required for issuance of corporate stock or options and comply with any other applicable law or listing standards.

ARTICLE IV.

ELIGIBILITY AND PARTICIPATION

4.1    CONDITIONS. An individual shall become eligible to become a Participant on the Commencement Date next following the date such Participant has been employed as an Eligible Employee of an Employer. Notwithstanding anything to the contrary contained herein, no individual who is not an Eligible Employee shall be granted an option to purchase Stock under the Plan, and no individual who is a Five-Percent Stockholder shall be eligible to participate in the Plan.

4.2    APPLICATION FOR PARTICIPATION. Each Eligible Employee shall be furnished a summary of the Plan and an enrollment form. If such Eligible Employee elects to participate hereunder, the Eligible Employee shall complete such form (or on-line enrollment process as determined by the Plan Administrator) and file it with the Eligible Employee’s Employer (or the third party plan administrator appointed by the Plan Administrator) no later than fifteen (15) days prior to the next Commencement Date or such other date as determined by the Plan Administrator (the “Enrollment Period”). The duration and timing of any Enrollment Periods may be changed or modified by the Plan Administrator from time to time. The completed enrollment form shall indicate the amount of employee contributions authorized by the Eligible Employee. If no new enrollment form is filed by a Participant in advance of any Option Period after the initial Option Period, that Participant shall be deemed to have elected to continue to participate with the same contribution previously elected (subject to the contribution limits set forth in Section 5.1 and Section 5.4). If any Eligible Employee does not elect to participate in any given Option Period, such Eligible Employee may elect to participate on any future Commencement Date so long as the Eligible Employee continues to meet the eligibility requirements and files a new enrollment form (or completes an on-line enrollment form, if permitted by the Plan Administrator) with the Employer (or third party administrator) during the applicable Enrollment Period, designating the desired withholding rate.

4.3    DATE OF PARTICIPATION. All Eligible Employees who elect to participate shall be enrolled in the Plan commencing with the first pay date after the Commencement Date following their submission of the enrollment form. Upon becoming a Participant, the Participant shall be bound by the terms of this Plan, including any amendments whenever made.

4.4    ACQUISITION OR CREATION OF SUBSIDIARY. Except as otherwise provided (i) in a written notice provided by the Plan Administrator prior to a Commencement Date or (ii) pursuant to the terms of an applicable merger, asset, stock or other similar acquisition agreement, if an Entity is acquired by the Company or another Employer so that the acquired Entity becomes a Subsidiary, or if a Subsidiary is created, the Subsidiary in either case shall become an Employer and its Eligible Employees shall become eligible to participate in the Plan on the first reasonably practicable Commencement Date following the acquisition or creation of the Subsidiary (taking into consideration such factors as conversion of payroll systems, assumption of other benefit plans and other administrative matters) and the Subsidiary’s adoption of the Plan. Notwithstanding the foregoing, the Company may (i) provide that the acquired or newly created Subsidiary shall not be a participating Employer or (ii) attach any condition whatsoever to eligibility of the employees of the acquired or newly created Subsidiary, except to the extent such condition would not comply with applicable law or listing standards.

ARTICLE V.

CONTRIBUTION ACCOUNT

5.1    EMPLOYEE CONTRIBUTIONS. Submission of a completed enrollment form (including via electronic submission, if permitted by the Plan Administrator) by each Participant shall authorize the Employer to deduct from the Participant’s compensation an amount during each payroll period not less than one-percent (1%) nor more than fifteen percent (15%) of the Participant’s Base Pay from time to time. The dollar amount deducted each payday shall be credited to the Participant’s Contribution Account. Participant contributions will not be permitted to commence at any time during the Option Period other than on the Commencement Date. Unless otherwise determined by the Plan Administrator with respect to an Option Period, no interest will accrue on any contributions or on the balance in a Participant’s Contribution Account. All Participant contributions withheld by the Company under the Plan are general corporate assets of the Company and may be used by the Company for any corporate purpose. The Company is not obligated to segregate such Participant contributions.

5.2    MODIFICATION OF CONTRIBUTION RATE. No change shall be permitted in a Participant’s amount of contribution except upon a Commencement Date, and then only if the Participant files a new enrollment form (or completes an on-line enrollment form, if permitted by the Plan Administrator) with the Employer (or third party administrator) during the applicable Enrollment Period, designating the desired withholding rate.

5.3    DISCONTINUATION OF CONTRIBUTIONS AND DEEMED WITHDRAWAL. Notwithstanding Section 5.2, a Participant may notify the Employer at any time during an Option Period (except during the fifteen (15) day period preceding the applicable Exercise Date or such other period as determined by the Plan Administrator) that such Participant wishes to discontinue contributions to the Plan. This notice shall be in writing and on such forms as provided by the Employer. In the event such notice is given, the Employer will cease making deductions from the Participant’s compensation as soon as practicable following the Employer’s receipt of the notice, the Participant will be deemed to have elected to withdraw Participant’s prior contributions from the Participant’s Contribution Account, and the option granted to such Participant shall be canceled. The balance of the Participant’s Contribution Account will be paid in cash to such Participant as soon as practicable following the end of the Option Period. If contributions are discontinued and withdrawn in this manner, the Participant shall be prohibited from making further contributions during that Option Period, and the Participant shall become eligible to recommence contributions on the next Commencement Date so long as the Participant continues to meet the eligibility requirements and files a new enrollment form (or completes an on-line enrollment form, if permitted by the Plan Administrator) with the Employer (or third party administrator) during the applicable Enrollment Period, designating the desired withholding rate.

5.4    LIMITATIONS ON CONTRIBUTIONS. During each Option Period, the total contributions by a Participant to Participant’s Contribution Account shall not exceed fifteen percent (15%) of the Participant’s Base Pay for the Option Period. In addition, no Participant shall be permitted to contribute more than twenty five thousand dollars ($25,000.00) to such Participant’s Contribution Account in any calendar year (determined on the Grant Date(s)). The foregoing limitation shall be applied taking options into account in the order in which such options were granted. If a Participant’s total contributions should exceed either limit, the excess shall be returned to the Participant after the end of the Option Period, without interest.

ARTICLE VI.

ISSUANCE AND EXERCISE OF OPTIONS

6.1    RESERVED SHARES OF STOCK. The Company shall initially reserve 10 million (10,000,000) shares of Stock for issuance upon exercise of the options granted under this Plan (the “Share Reserve”). If any option granted under the Plan shall for any reason terminate without having been exercised, the unpurchased Stock underlying such option shall again become available for issuance under the Plan. In the event shares of Stock are withheld for the satisfaction of Withholding Taxes in accordance with Section 6.7, such shares of Stock shall again become available for issuance under the Plan.

6.2    ISSUANCE OF OPTIONS. On the Grant Date each Participant shall be deemed to receive an option to purchase Stock with the number of shares and Exercise Price determined as provided in this Article VI, subject to the contribution limits specified in Section 5.1 and Section 5.4. All such options shall be automatically exercised on the following Exercise Date, except for options which are canceled when a Participant discontinues the Participant’s contributions and withdraws the balance of the Participant’s Contribution Account pursuant to Section 5.3 or which are otherwise terminated under the provisions of this Plan.

6.3    DETERMINATION OF EXERCISE PRICE. Unless otherwise established by the Plan Administrator prior to the start of an Option Period, the Exercise Price of the options granted under this Plan for any Option Period shall be ninety percent (90%) of the Closing Market Price of the Stock on the Exercise Date. In no event, however, may the Exercise Price of the options granted under the Plan be less than eighty percent (80%) of the Closing Market Price of the Stock on the Exercise Date.

6.4    PURCHASE OF STOCK. On an Exercise Date, all options shall be automatically exercised, except that the options of a Participant who has terminated employment pursuant to Article VII or whose contributions have been discontinued and withdrawn pursuant to Section 5.3 shall expire and not be exercised. The Contribution Account of each Participant shall be used to purchase the maximum number of shares (including fractional shares, unless otherwise provided by the Plan Administrator) of Stock determined by dividing the Exercise Price into the balance of the Participant’s Contribution Account. Any money remaining in a Participant’s Contribution Account shall be used in the next Option Period along with new contributions in the next Option Period; provided, however, that if the Participant does not enroll for the next Option Period, the balance remaining shall be returned to the Participant in cash, without interest.

6.5    TERMS OF OPTIONS. Options granted under this Plan shall be subject to such amendment or modification as the Company shall deem necessary to comply with any applicable law or regulation, including any applicable tax withholding obligations, and shall contain such other provisions as the Company shall from time to time deem necessary and approve.

6.6    LIMITATIONS ON OPTIONS. The options granted hereunder are subject to the following limitations:

(a)    No option may be granted to a Participant if the Participant immediately after the option is granted would be a Five-Percent Stockholder.

(b)    No Participant may assign, transfer or otherwise alienate any options granted to the Participant under this Plan, otherwise than by will or the laws of descent and distribution, and such options must be exercised during the Participant’s lifetime only by the Participant.

6.7    WITHHOLDING OF TAXES. Upon each Exercise Date, the Company shall have the right and is hereby authorized to satisfy any applicable withholding obligations or withholding taxes (“Withholding Taxes”), including any federal Withholding Taxes as set forth by Internal Revenue Service guidelines for the Employer’s minimum statutory withholding, with respect to the Participant’s purchase of Stock. The Company may satisfy Withholding Taxes (i) by withholding cash from the Participant’s Contribution Account or the Participant’s compensation, and/or (ii) by withholding from the Stock otherwise purchased on the Exercise Date that number of shares of Stock (including fractional shares, unless otherwise provided by the Plan Administrator) necessary to satisfy the Withholding Taxes with respect to such Stock based on the Closing Market Price of the Stock as of the Exercise Date. The Plan Administrator shall communicate the manner of such withholding to the Participants prior to the applicable Commencement Date. The Company’s obligation to make any delivery or transfer of Stock shall be conditioned on the Participant’s compliance, to the Company’s satisfaction, with any withholding requirement.

6.8    PRO-RATA REDUCTION OF OPTIONED STOCK. If the total number of shares of Stock to be purchased under options by all Participants on an Exercise Date exceeds the number of shares of Stock remaining authorized for issuance under Section 6.1, a pro-rata allocation of the shares of Stock available for issuance will be made among Participants in proportion to their respective Contribution Account balances on the Exercise Date, and any money remaining in the Contribution Accounts shall be returned to the Participants, without interest.

6.9    STATE SECURITIES LAWS. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to issue shares of Stock to any Participant if to do so would violate any State (or other applicable) securities law applicable to the sale of Stock to such Participant. In the event that the Company refrains from issuing shares of Stock to any Participant in reliance on this Section, the Company shall return to such Participant the amount in such Participant’s Contribution Account that would otherwise have been applied to the purchase of Stock, without interest.

ARTICLE VII.

TERMINATION OF PARTICIPATION

Any Participant whose employment with an Employer is terminated during the Option Period prior to the Exercise Date for any reason shall cease being a Participant immediately. A Participant will not be deemed to have terminated employment for this purpose if the Participant is on an approved leave of absence for military service or sickness or for any other purpose approved by the Company, if the Participant’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Plan Administrator otherwise provides in writing. The balance of that Participant’s Contribution Account shall be paid in cash to such Participant (or, following the Participant’s death, to the Participant’s legal representative) as soon as practical after such Participant’s termination of employment; provided however, the Participant’s Contribution Account may still be maintained on behalf of such Participant, however, the Participant’s Contribution Account will cease to be administered under or have any other affiliation with the Plan. The option granted to such Participant shall expire and thereafter be null and void.

ARTICLE VIII.

OWNERSHIP OF STOCK

8.1    ISSUANCE OF STOCK. As soon as practical after the Exercise Date, the Plan Administrator will, in its sole discretion, either credit a share account maintained for the benefit of each Participant, make such other book entry registration, or issue certificates to each Participant for the number of shares of Stock purchased under the Plan by such Participant during an Option Period (less any shares of Stock withheld pursuant to Section 6.7). Such determination by the Plan Administrator shall apply equally to all shares of Stock purchased during the Option Period.

8.2    RESTRICTIONS ON SALE. Shares of Stock purchased pursuant to Article VI of the Plan will be subject to Company’s security trading policies, as may be in place from time to time. In addition, the Plan Administrator may, in its discretion, require as conditions to the Participant’s purchase of shares of Stock under the Plan (i) such conditions as it may deem necessary to assure that such sale of shares of Stock is in compliance with applicable securities laws and (ii) a minimum holding period (not to exceed one year) following the purchase of shares of Stock before such shares may be sold or otherwise transferred, provided that such holding period, if any, shall not apply to shares of Stock withheld for the satisfaction of Withholding Taxes in accordance with Section 6.7.

8.3    TRANSFER OF OWNERSHIP. A Participant will have no voting rights or any other interest in shares to be purchased pursuant to Article VI of the Plan until such shares have been issued pursuant to Section 8.1.

8.4    AUTOMATIC DIVIDEND REINVESTMENT. Each Participant’s Contribution Account shall be established with the following default dividend policy. Cash dividends, if any, paid with respect to the Stock held in each Participant’s Contribution Account under the Plan shall be automatically reinvested in Stock, unless the Participant directs otherwise. Any and all cash dividends paid on shares of Stock held in a Participant’s Contribution Account shall be credited to the Participant’s Contribution Account on the basis of the number of shares in the Participant’s Contribution Account on the date of record of the dividend and shall be reinvested to acquire shares of Stock purchased in the open market by the plan administration agent or custodian, as applicable. Purchases of Stock under this Section 8.4 will be made as promptly as practicable (but not more than 30 days) after a dividend payment date. All shares of Stock acquired under this Section 8.4 will be held in the Plan in the same name as the Stock upon which the cash dividends were paid. The Plan Administrator shall have the right at any time or from time to time upon written notice to the plan administration agent or custodian, as applicable, to change the default dividend reinvestment policy for the Participant Contribution Accounts established under the Plan.

ARTICLE IX.

ADMINISTRATION AND AMENDMENT

9.1    ADMINISTRATION. The Plan Administrator shall (i) administer the Plan, (ii) keep records of the Contribution Account balance of each Participant, (iii) interpret the Plan, (iv) determine all questions arising as to eligibility to participate, amount of contributions permitted, determination of the Exercise Price, terms and conditions of the Plan (which terms and conditions may differ among individual options and Participants) and all other matters of administration, (v) determine whether to place restrictions on the sale and transfer of Stock and the nature of such restrictions, as provided in

Section 8.2, (vi) adopt such rules, sub-plans, guidelines or offerings as may be deemed necessary or appropriate to comply with the laws of other countries, allow for the tax-preferred treatment of the options or otherwise provide for the participation by employees who reside outside of the U.S., including determining which employees are eligible to participate in the Plan, provided however, the adoption of a sub-plan shall not increase the Share Reserve in Section 6.1 above, (vii) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, and (viii) permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the processing of properly completed enrollment forms. The Plan Administrator shall have such duties, powers and discretionary authority as may be necessary to discharge the foregoing duties, and may delegate any or all of the foregoing duties to any individual or individuals (including officers or other employees who are Participants). The Board of Directors or the Compensation Committee of the Board of Directors shall have the right at any time and without notice to remove or replace any individual or committee of individuals serving as Plan Administrator. All determinations by the Plan Administrator shall be conclusive and binding on all persons. Any rules, regulations, or procedures that may be necessary for the proper administration or functioning of this Plan that are not covered in this Plan document shall be promulgated and adopted by the Plan Administrator.

9.2    AMENDMENT. The Board of Directors or the Compensation Committee of the Board of Directors may at any time amend the Plan in any respect, including termination of the Plan, without notice to Participants. If the Plan is terminated, all options outstanding at the time of termination shall become null and void and the balance in each Participant’s Contribution Account shall be paid to that Participant, without interest. Notwithstanding the foregoing, no amendment of the Plan as described in Section 3.2, or as may be required to otherwise comply with any applicable tax or regulatory requirement, shall become effective until and unless such amendment is approved by the stockholders of the Company in accordance with the approval requirements of Section 3.2.

ARTICLE X.

MISCELLANEOUS

10.1    PLAN TERM. The Plan shall continue in effect for a term of ten (10) years from the Effective Date unless sooner terminated under Section 9.2 hereof.

10.2    EXPENSES. The Company will pay all expenses of administering this Plan that may arise in connection with the Plan, excluding individual federal, state, city, local or other taxes and any expenses that arise in connection with actions initiated by a Participant. For the avoidance of doubt, the Company will not pay, or cause to be paid, any fees or commissions associated with the sale of shares, transfer of shares, wire transfers, overnight mailing fees or other similar administrative/regulatory fees. As of the date of a Participant’s employment or service relationship ceases (the “Termination Date”), the Participant shall pay for any and all expenses and costs related to such Participant’s Contribution Account, including but not limited to brokerage commissions on purchases of shares made on or after the Termination Date and any other fees, commissions or charges for which the Participant would otherwise have been responsible for had such Participant continued to be a Participant in the Plan.

10.3    NO CONTRACT OF EMPLOYMENT. Nothing in this Plan shall be construed to constitute a contract of employment between an Employer and any individual or to be an inducement for the employment of any individual. Nothing contained in this Plan shall be deemed to give any individual the right to be retained in the service of an Employer or to interfere with the right of an Employer to discharge any individual at any time, with or without cause, regardless of the effect which such discharge may have upon the individual as a Participant of the Plan.

10.4    ADJUSTMENT UPON CHANGES IN STOCK. The aggregate number of shares and class of shares of Stock reserved for purchase under the Plan as provided in Section 6.1, and the calculation of the Exercise Price as provided in Section 6.3, shall be adjusted by the Plan Administrator (subject to direction by the Board of Directors or the Compensation Committee of the Board of Directors) in an equitable and proportionate manner to reflect changes in the capitalization of the Company, including, but not limited to, such changes as result from merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, combination of shares, exchange of shares and change in corporate structure.

10.5    CHANGE IN CONTROL. In the event of a proposed Change in Control of the Company, the Plan Administrator, in its discretion, may terminate the Plan in accordance with Section 9.2 or may shorten the Option Period then in progress by setting a new Exercise Date (the “New Exercise Date”), which New Exercise Date shall be a date before the date of the proposed Change in Control. If a New Exercise Date is set, the Plan Administrator shall notify each Participant in writing, prior to the New Exercise Date, that the Exercise Date for the Option Period has been changed to the New Exercise Date and that the Participant’s option shall be exercised automatically on the New Exercise Date unless the Participant has discontinued contributions and withdrawn the balance of the Participant’s Contribution Account in accordance with Section 5.3 by a time specified in such notice.

10.6    SECTION 409A. The Plan is intended to be exempt from the application of Section 409A of the Code (“Section 409A”) under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Plan Administrator determines that an option granted under the Plan may be subject to Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Plan Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Plan Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A, but only to the extent any such amendments or action by the Plan Administrator would not violate Section 409A. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A is not so exempt or compliant or for any action taken by the Plan Administrator with respect thereto.

10.7    EMPLOYER’S RIGHTS. The rights and powers of any Employer shall not be affected in any way by its participation in this Plan, including but not limited to the right or power of any Employer to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

10.8    LIMIT ON LIABILITY. No liability whatsoever shall attach to or be incurred by any past, present or future stockholders, officers or directors, as such, of the Company or any Employer, under or by reason of any of the terms, conditions or agreements contained in this Plan or implied therefrom, and any and all liabilities of any and all rights and claims against the Company, an Employer, or any stockholder, officer or director as such, whether arising at common law or in equity or created by statute or constitution or otherwise, pertaining to this Plan, are hereby expressly waived and released by every Participant as a part of the consideration for any benefits under this Plan; provided, however, no waiver shall occur, solely by reason of this Section 10.8, of any right which is not susceptible to advance waiver under applicable law.

10.9    GOVERNING LAW. The validity, construction, interpretation, administration and effect of this Plan, and any rules or regulations promulgated hereunder, including all rights or privileges of any Participants hereunder, shall be governed exclusively by and in accordance with the laws of the State of Delaware.

10.10    HEADINGS. Any headings or subheadings in this Plan are inserted for convenience of reference only and are to be ignored in the construction of any provisions hereof.

10.11    SEVERABILITY. If any provision of this Plan is held by a court to be unenforceable or is deemed invalid for any reason, then such provision shall be deemed inapplicable and omitted, but all other provisions of this Plan shall be deemed valid and enforceable to the full extent possible under applicable law.

HCA HEALTHCARE, INC. ATTN: CORPORATE SECRETARY ONE PARK PLAZA
NASHVILLE, TN 37203
SCAN TO
VIEW MATERIALS & VOTE
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on April 18, 2023 for shares held directly and by 11:59 P.M. ET on April 16, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting—Go to www.virtualshareholdermeeting.com/HCA2023
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on April 18, 2023 for shares held directly and by 11:59 P.M. ET on April 16, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D98221-P86196 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
HCA HEALTHCARE, INC.
The Board of Directors recommends you vote FOR the following director nominees:
1. Election of Directors
Nominees:
1a. Thomas F. Frist III
1b. Samuel N. Hazen
1c. Meg G. Crofton
1d. Robert J. Dennis
1e. Nancy-Ann DeParle
1f. William R. Frist
1g. Hugh F. Johnston
1h. Michael W. Michelson
1i. Wayne J. Riley, M.D.
1j. Andrea B. Smith
For Against Abstain
The proposals Board 2, of 3 and Directors 4. recommends you vote FOR
2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023.
3. To approve the HCA Healthcare, Inc. 2023 Employee Stock Purchase Plan.
4. Advisory vote to approve named executive officer compensation.
The proposals Board 5 of and Directors 6. recommends you vote AGAINST
5. Stockholder proposal, if properly presented at the meeting, regarding political spending disclosure.
6. Stockholder proposal, if properly presented at the meeting, regarding amendment to Patient Safety and Quality of Care Committee charter.
NOTE: In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or any postponement or adjournment thereof.
For Against Abstain
For Against Abstain
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2022 Annual Report are available at www.proxyvote.com.
HCA HEALTHCARE, INC. Annual Meeting of Stockholders April 19, 2023 2:00 PM, CDT
This proxy is solicited by the Board of Directors
The stockholder(s) hereby appoint(s) Michael R. McAlevey and John M. Franck II, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of HCA HEALTHCARE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM, CDT on April 19, 2023, in a virtual meeting format only, via live webcast at www.virtualshareholdermeeting.com/HCA2023, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side